                                                                     EXHIBIT 4.9

                                                                  CONFORMED COPY

                               FACILITY AGREEMENT

                                     FOR AN

                              ACQUISITION FACILITY

                                       FOR

                            PREMIER FINANCING LIMITED

                            DATED 17TH NOVEMBER, 2003

                                   ARRANGED BY
                                 J.P. MORGAN PLC

                                 UNDERWRITTEN BY
                               JPMORGAN CHASE BANK

                                      AGENT
                               AND SECURITY AGENT
                           J.P. MORGAN EUROPE LIMITED

                                 ALLEN & OVERY
                                     LONDON

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                                    CONTENTS

CLAUSE                                                                                                    PAGE
1.       Interpretation................................................................................     3
2.       The Facility..................................................................................    25
3.       The Conditions................................................................................    25
4.       Drawings Under the Facility...................................................................    26
5.       Interest and Interest Periods.................................................................    26
6.       Repayment, Prepayment and Cancellation........................................................    28
7.       Fees and Expenses.............................................................................    33
8.       Payments and Taxes; Accounts and Calculations.................................................    35
9.       Representations and Warranties................................................................    39
10.      Undertakings..................................................................................    44
11.      Events of Default.............................................................................    60
12.      Indemnities...................................................................................    65
13.      Unlawfulness, Increased Costs, Alternative Interest Rates.....................................    67
14.      Set-Off and Pro-Rata Payments.................................................................    70
15.      Assignment, Substitution and Lending Offices..................................................    72
16.      Appointment of Agent..........................................................................    76
17.      Decisions of Banks and Agent..................................................................    83
18.      Cash Collateral Accounts......................................................................    84
19.      Notices and Other Matters.....................................................................    85
20.      Governing Law.................................................................................    88

SCHEDULE

1.       The Banks and their Commitments...............................................................    89
2.       Form of Drawdown Notice.......................................................................    90
3.       Documents and evidence required as conditions precedent.......................................    91
4.       Calculation of Additional Cost................................................................    99
5.       Form of Substitution Certificate..............................................................   102
         Part 1   (Single TransFers)...................................................................   102
         Part 2   (Global Form)........................................................................   107
6.       The Group as at the Date of this Agreement....................................................   111
7.       Structure Chart...............................................................................   114
8.       Financial Undertakings and Accounting Terms...................................................   116
9.       Form of Annual Auditor's Report...............................................................   122
10.      Hicks Muse's Fees.............................................................................   124

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THIS AGREEMENT is dated 17th November, 2003 and made

BETWEEN:

(1)   PREMIER FINANCING LIMITED as the Borrower;

(2)   J.P. MORGAN PLC as the Arranger;

(3)   JPMORGAN CHASE BANK as the Underwriter;

(4)   THE PERSONS whose names and addresses are set out in Schedule 1 as Banks;
      and

(5)   J.P. MORGAN EUROPE LIMITED as the Agent and the Security Agent.

IT IS AGREED as follows:

1.    INTERPRETATION

1.1   DEFINITIONS

      In this Agreement, unless the context otherwise requires:

      ACCOUNTANTS' REPORTS means the reports in the agreed forms compiled or to be compiled by PricewaterhouseCoopers in connection with each Acquisition and addressed to the Finance Parties and the Senior Finance Parties and ACCOUNTANT'S REPORT means any one of them;

      ACQUISITION means the acquisition by the Borrower (or any other Purchaser) of a Target;

      ACQUISITION AGREEMENTS means:

      (a) any sale and purchase agreement in the agreed form (together with its Schedules) between the relevant Vendor and Purchaser in connection with any Acquisition; and

      (b) all other documents delivered pursuant to or in relation to the document referred to in (a) above;

      ACQUISITION CONSIDERATION has the meaning given to that term in clause 10.6(s)(i);

      ACQUISITION PARTIES means Newco 1, Cayman 1, UK Topco, the Borrower and the Purchasers (to the extent not the same entity as the Borrower);

      ACQUISITION PURPOSES means any of the following purposes:

      (a) to make payments of all or part of the Acquisition Consideration in respect of any Acquisition; and

      (b) to make payments due of any fees and expenses of the Borrower and/or the Purchaser (to the extent not the same entity as the Borrower) incurred in connection with any Acquisition;

      ACT means the Companies Act 1985;

      ACTING IN CONCERT has the meaning given to that term in the Code;

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      ADDITIONAL COST RATE has the meaning given to it in Schedule 4;

      ADDITIONAL COST means the percentage rate per annum calculated by the Agent in accordance with Schedule 4;

      ADVANCE means each borrowing under the Facility under this Agreement or (as the case may be) the principal amount of that borrowing outstanding at any relevant time;

      AFFILIATE in relation to any person means a Subsidiary or a Holding Company of that person and any other Subsidiary of a Holding Company of that person;

      AGENT means J.P. Morgan Europe Limited of 125 London Wall, London EC2Y 5AJ acting in its capacity as agent for the Banks or such other person as may be appointed agent for the Banks pursuant to clause 16.13;

      ARRANGER means J.P. Morgan plc of 125 London Wall, London EC2Y 5AJ;

      ANNUAL BUDGET means, in respect of each financial year of the Group, a budget for such succeeding financial year containing such information as the Borrower and the Agent may from time to time agree (acting reasonably) and including specifically, but without limitation:

      (a)   (i)   a consolidated profit (or loss) forecast, and

            (ii)  a consolidated cashflow forecast (including Capital
                  Expenditure),

                  (in each case) in respect of each month in such financial year and in respect of such financial year to date prepared down to the end of such month;

      (b) a projected consolidated balance sheet as at the end of each month in such financial year; and

      (c) a commentary on such business plan and budget (including material Capital Expenditure and cost savings);

      APPROPRIATE ACCOUNTING PRINCIPLES means (a) the accounting principles, policies, standards, practices and bases stated in the audited consolidated financial statements of the Group for the year ending 31st December, 2002 (being generally accepted in the United Kingdom or (b) where any change in (a) has been agreed under clause 10.6(p), such accounting principles, standards, practices and bases as have been so agreed;

      APPROVED BANK means any bank which is an authorised banking institution under applicable local law and which has waived in writing in a form satisfactory to the Agent (acting reasonably) any rights of set-off which it may have in respect of the account of any member of the Group held with it;

      ASSET SALE means the disposal of substantially all of the assets and undertaking of the Group (whether by way of a share sale or otherwise) to a single purchaser or to one or more purchasers as part of a single transaction or related transactions;

      AUDITORS means the auditors for the time being of the Borrower or, if such auditors are unable or unwilling to provide any certificate or take any other action contemplated by this Agreement, any one of the chartered accountants Deloitte & Touche, Ernst & Young, KPMG or PricewaterhouseCoopers (each a BIG 4 FIRM) as may be selected by the Borrower after consultation with the Agent;

      AVAILABLE COMMITMENT means, in relation to a Bank in respect of the Facility at any time, its Commitment in respect of the Facility at such time less the aggregate amount of its Contribution in respect of the Facility (as applicable) at that time;

      AVAILABLE FACILITY AMOUNT means, at any time and in respect of the Facility, the aggregate of the Available Commitments of all the Banks in respect of the Facility at such time;

      BANK means each person whose name is set out in the relevant part of
      Schedule 1 as a Bank or which assumes rights and obligations in respect of the Facility pursuant to a Substitution Certificate provided that upon (a) termination in full of all the Commitments of any Bank, and (b) irrevocable payment in full of all amounts which may be or become payable to such Bank under the Finance Documents, such Bank shall not be regarded as being a Bank for the purposes of determining whether any provision of any of the Finance Documents requiring consultation with or the consent or approval of or instructions from the Banks or the Majority Banks has been complied with;

      BANK AFFILIATE means (a) with respect to any person (other than a fund), any other person directly or indirectly controlling, controlled by, or under direct or indirect common control with, such first person, where a person shall be deemed to have control of a corporation if such person possesses directly or indirectly, the power to (i) vote 50 per cent. or more of the securities having ordinary voting power for the election of directors of such corporation or (ii) direct or cause the direction of the management and policies of such corporation, whether through the ownership of voting securities, by contract or otherwise or (b) with respect to any person that is a fund, any other fund which is advised or managed by the same investment adviser or an Affiliate of that investment advisor;

      BANKING DAY means a day (other than Saturday, Sunday or a public holiday) on which banks are open for business in London;

      BOND AND FLOATING CHARGES means the bonds and floating charges in the agreed form entered into, or to be entered into, by each of Premier Brands Limited, Melrose Limited, Ridgways Limited and Robert Wilson & Sons (Est.
      1849) Limited in favour of the Security Agent;

      BORROWED MONEY means, in respect of any person, Indebtedness in respect of (without double counting) (a) money borrowed or debit balances at banks,
      (b) any bond, note, loan stock, debenture or similar debt instrument, (c) acceptance or documentary credit facilities, (d) receivables sold or discounted (otherwise than on a non-recourse basis to the relevant person), (e) deferred payments for assets or services acquired (other than current trade liabilities and accrued expenses incurred in the ordinary course of business), (f) Finance Leases, (g) (except in clause 11.1(f) and
      Schedule 8) Derivatives Transactions, (h) any other transaction (including without limitation forward sale or purchase agreements) having the commercial effect of a borrowing or of any of (b) to (g) above and (i) guarantees in respect of Indebtedness of any person falling within any of
      (a) to (h) above;

      BORROWER SECURITY DOCUMENTS means those of the Security Documents to which the Borrower is party;

      BORROWER means Premier Financing Limited (formerly Crescent Acquisition Limited), company number 3716362, whose registered office is at 28 The Green, Kings Norton, Birmingham B38 8SD;

      BUDGETED CAPITAL EXPENDITURE means Capital Expenditure incurred or to be incurred in the financial year ending 31 December, 2003 and each financial year ending 31 December

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      thereafter up to a maximum of (pound)18,750,000 or (a) provided that
      Permitted Acquisitions have been made after the date on which the Majority Senior Banks consented to the requests contained in the consent request letter dated 2 October 2003 for an aggregate Acquisition Consideration of at least (pound)35,000,000 (or its equivalent), up to a maximum, in the case of the financial years ending 31 December, 2004 and 31 December, 2005, of (pound)21,750,000 and, in the case of each financial year ending 31 December thereafter, (pound)20,750,000, provided that such increased amounts shall only apply from and including the financial year in which the (pound)35,000,000 threshold referred to above is reached, or (b) such higher limit in respect of any financial year as may be agreed between the Borrower and the Agent (acting on the instructions of the Majority Banks), but so that:

      (i) where in any financial year actual Capital Expenditure is less than the Budgeted Capital Expenditure for that year (excluding any amount which was carried forward from the previous year) an amount of such deficit not exceeding one-third of the Budgeted Capital Expenditure for that year may be added to the Budgeted Capital Expenditure for the following financial year only (and not otherwise or further), provided that an amount equal to the amount carried over is expended on Capital Expenditure within the first 6 months of the following financial year (and to the extent it is not spent, the amount carried over shall be reduced); and

      (ii) Capital Expenditure incurred in a currency other than Sterling shall be converted into its Sterling equivalent at the date of expenditure;

      CAPITAL EXPENDITURE means any expenditure which should be treated as capital expenditure in the audited consolidated financial statements of the Group in accordance with the Appropriate Accounting Principles;

      CASH COLLATERAL ACCOUNT means an interest bearing blocked deposit account in the name of the Borrower opened, or to be opened, with the Security Agent or the Cash Collateral Account Bank (as the relevant provision of any Finance Document so provides) pursuant to or otherwise in connection with this Agreement or any other Finance Document on terms that it (and amounts credited to it) is subject to the Security Documents;

      CASH COLLATERAL ACCOUNT BANK means JPMorgan Chase Bank or any replacement bank selected by the Agent and agreed to by the Borrower (acting reasonably);

      CASH EQUIVALENTS means:

      (a) securities denominated in Sterling, US Dollars or euros with maturities of one year or less from the date of acquisition issued or fully guaranteed or fully insured by the Government of the United States of America or any member state of the European Union (or any agency thereof) which is rated at least AA by Standard & Poor's Ratings Group or Aa by Moody's Investor Service, Inc., or carrying an equivalent rating by an internationally recognised rating agency if both the two named rating agencies cease publishing ratings of investments;

      (b) certificates of deposit of, or time deposits or overnight bank deposits with, any commercial bank meeting the qualifications specified in paragraph (c) below having maturities of one year or less from the date of acquisition;

      (c) commercial paper of, or money market accounts or funds with or issued by, an issuer rated at least A-1 by Standard & Poor's Ratings Group or P-1 by Moody's Investors Service, Inc., or carrying an equivalent rating by an internationally recognised rating

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            agency if both of the two named rating agencies cease publishing ratings of investments;

      (d) repurchase obligations with a term of not more than 90 days for underlying securities of the types described in paragraph (a) above entered into with any bank meeting the qualifications specified in paragraph (c) above; and

      (e) demand deposit accounts maintained in the ordinary course of business in accordance with clause 10.6(w);

      CAYMAN 1 means HMTF Premier Limited (formerly Hines Limited), a company incorporated under the laws of the Cayman Islands whose registered office is at Walker House, Mary Street, PO Box 265 GT, George Town, Grand Cayman, Cayman Islands;

      CAYMAN 2 means Premier Co-Investor Limited (formerly McKinney Limited), a company incorporated under the laws of the Cayman Islands whose registered office is at Walker House, Mary Street, PO Box 265 GT, George Town, Grand Cayman, Cayman Islands;

      CHANGE OF CONTROL, in relation to Premier Holdings, means at any time (a) Hicks Muse, its principals and their affiliates and management (HMTF) ceasing to have the power, directly or indirectly, to vote or direct the voting of shares having a majority of the ordinary voting power for the election of directors of such company, provided that the occurrence of the foregoing event shall not be deemed a Change of Control if (i) at any time prior to the consummation of an initial underwritten public offering of the ordinary share capital of such company to be listed and/or traded on any recognised investment exchange or market in any country (INITIAL PUBLIC OFFERING), and for any reason whatever, (A) HMTF (or any of them) otherwise have the right to designate (and do so designate) a majority of the board of directors of such company or (B) HMTF and their employees, directors and officers (the HMTF GROUP) (or any of them) own legally and beneficially an amount of the ordinary shares capital of such company equal to at least 50 per cent. of the percentage of ordinary share capital of such company owned by the HMTF Group (taken together) legally and beneficially as at the date the Scheme became effective and such ownership by the HMTF Group represents the largest single block of voting shares of such company held by any person or persons acting in concert or (ii) at any time after the consummation of an Initial Public Offering, and for any reason whatever, (A) no person or persons acting in concert, excluding the HMTF Group, has become the beneficial owner, directly or indirectly, of more than the greater of (I) 15 per cent. of the shares then outstanding and (II) the percentage of the then outstanding voting shares of such company owned beneficially by the HMTF Group (taken together) and (B) the board of directors of such company shall consist of a majority of Continuing Directors or (b) a change of control for the purposes of the High Yield Bonds, howsoever defined, occurs.

      For the purposes of this definition of CHANGE OF CONTROL:

      AFFILIATE as to any person, means any other person which, directly or indirectly, is in control of, is controlled by, or is under common control with, such person. For the purposes of this definition, CONTROL of a person means the power, directly or indirectly, either to (a) vote 51 per cent. or more of the shares (or stock, as applicable) having ordinary voting power for the election of directors of such person or (b) direct or cause the direction of the management and policies of such person, whether by contract or otherwise; and

      CONTINUING DIRECTORS means, at any time and in relation to Premier Holdings, any member of the board of directors of such company who (a) was a member of such board of directors after the date the Scheme became effective (and immediately following any elections or resignations following the completion of the acquisition of Premier Holdings pursuant to the Scheme) or (b) was nominated for election or elected to such board of directors with, or whose nomination for election or election to such board of directors was approved by, the affirmative vote of a majority of the Continuing Directors who were members of such board of directors at the time of such nomination or election or (c) is a designee of HMTF or was nominated by HMTF or any designees of HMTF on such board of directors;

      CHARGED ASSETS means any property, assets and/or rights over which security is granted and/or created under any of the Security Documents;

      CHARGING GROUP means the Borrower and those members of the Group which are Charging Subsidiaries;

      CHARGING SUBSIDIARIES means (a) the Original Charging Subsidiaries and (b) any other person (other than the Borrower, Premier Holdings or Citadel Insurance Company Limited) which may from time to time enter into any Security Document in accordance with the requirements of clause 10.2(f), but in each case only if they have charged all or substantially all of their assets and undertaking to the Security Agent for the benefit of the Finance Parties;

      CHEF LICENCE means the licence of the "Chef" trade mark entered into in connection with the Irish Second Acquisition between certain of the Second Vendors and the Irish Second Purchaser;

      CODE means the City Code on Takeovers and Mergers from time to time;

      COMMITMENT means, in relation to a Bank, in respect of the Facility at any relevant time, the amount set opposite its name in relation to the Facility in Schedule 1 and/or, in the case of a Substitute, the amount novated in relation to the Facility as specified in the relevant Substitution Certificate;

      COMMITMENT COMMISSION RATE means 0.75 per cent. per annum;

      COMMITMENT PERIOD means the period commencing on the date of this Agreement and ending on 16th February, 2004 or, with the agreement of all the Banks and the Borrower, any date up until 16th October, 2004;

      CONSOLIDATED EBITDA has the meaning given to that term in Schedule 8;

      CONSOLIDATED EXCESS CASH FLOW has the meaning given to that term in
      Schedule 8;

      CONTRIBUTION means, subject to clause 13.2, in relation to a Bank the principal amount of any Advances owing to such Bank at any relevant time;

      CREDIT DOCUMENTS means this Agreement, the Third Fee Letters, the Intercreditor Agreement and any other documents which the Agent and the Borrower agree may be Credit Documents;

      DANGEROUS SUBSTANCE means any radioactive emissions, noise and any natural or artificial substance (in whatever form) the generation, transportation, storage, treatment, use or disposal of which (whether alone or in combination with any other substance) gives rise to a risk of causing harm to man or any other living organism or damaging the Environment or public health or welfare, including (without limitation) any controlled, special, hazardous, toxic, radioactive or dangerous waste;

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      DEFAULT means an Event of Default or an event which, with the giving of notice, lapse of time or fulfilment of any other applicable condition or combination of the foregoing (in each case as specified in clause 11.1) would constitute an Event of Default;

      DEMERGER means the disposal of the Premier Holdings' furniture and poultry businesses in accordance with the Structure Paper;

      DEMERGER AGREEMENTS means in, respect of the furniture business, the demerger agreement dated 27th July, 1999 between Hillsdown International Limited, HMTF Furniture Holdings Limited, HMTF Furniture Limited, Furniture Co-Investor Limited and Premier Holdings and, in respect of the poultry business, the demerger agreement dated 27th July, 1999 between Hillsdown International Limited, HMTF Poultry, HMTF Poultry Holdings Limited and Premier Holdings;

      DERIVATIVES TRANSACTION means a contract, agreement or transaction which is:

      (a) a rate swap, basis swap, commodity swap, forward rate transaction, commodity option, equity (or equity or other index) swap or option, bond option, interest rate option, foreign exchange transaction, cap, collar or floor, currency swap, currency option or any other similar transaction; and/or

      (b)   any combination of such transactions,

      in each case, whether on-exchange or otherwise;

      DRAWDOWN DATE means the date on which an Advance is made;

      DRAWDOWN NOTICE means, in respect of the Facility, a notice substantially in the terms of Schedule 2;

      EBITDA means in relation to any person, its Consolidated EBITDA measured as if references in the definition thereof to GROUP means to that person and its Subsidiaries, if any;

      ENCUMBRANCE means any mortgage, pledge, lien, charge, assignment for the purpose of providing security, hypothecation, right in security, security interest or trust arrangement for the purpose of providing security, and any other security agreement or other arrangement having the effect of providing security (including, without limitation, the deposit of monies or property with a person with the primary intention of affording such person a right of set-off or lien);

      ENFORCEMENT DATE means the date of the first declaration made by the Agent pursuant to clause 11.2;

      ENVIRONMENT means all, or any of, the air (including, without limitation, the air within buildings and the air within other natural or man-made structures above or below ground), water (including, without limitation, ground and surface water) and land (including, without limitation, buildings, surface and sub-surface soil);

      ENVIRONMENTAL CLAIM means any claim by any person:

      (a) in respect of any loss or liability suffered or incurred by that person as a result of or in connection with any violation of Environmental Law; or

      (b) that arises as a result of or in connection with Environmental Contamination and that could give rise to any remedy or penalty (whether interim or final) that may be enforced or assessed by private or public legal action or administrative order or proceedings;

      ENVIRONMENTAL CONTAMINATION means each of the following and their consequences:

      (a) any release, discharge, emission, leakage or spillage of any Dangerous Substance at or from any site owned, occupied or used by any member of the Group into any part of the Environment; or

      (b) any accident, fire, explosion or sudden event at any site owned, occupied or used by any member of the Group which is directly or indirectly caused by or attributable to any Dangerous Substance; or

      (c)   any other pollution of the Environment;

      ENVIRONMENTAL LAW means all laws (including, without limitation, common law), regulations, directives, codes of practice, circulars, guidance notices and the like having legal effect concerning the protection of human health, the Environment, the conditions of the work place or the generation, transportation, storage, treatment or disposal of Dangerous Substances and in the case of codes of practice, circulars, guidance notices and the like with which it is customary for persons carrying on a similar business to the Group to comply with;

      ENVIRONMENTAL LICENCE means any authorisation required by any Environmental Law;

      EQUITY PERMITTED PAYMENT means, at any time, an amount which is required by Premier Holdings in order, and to the extent necessary, to enable Premier Holdings to pay amounts which are due and payable at such time or no later than the third Banking Day after such time in respect of:

      (a) audit fees, legal expenses and other proper and necessary incidental expenses and corporate overheads up to a maximum aggregate amount of (pound)2,500,000 in any financial year;

      (b) its Taxes but only to the extent such Taxes are attributable to the business of the Borrower and its Subsidiaries; or

      (c) contingent liabilities of Premier Holdings which existed as at the Scheme Effective Date which have become actual

            (i) liabilities of Premier Holdings provided that: the aggregate amount paid in respect of all such liabilities shall not exceed (pound)15,000,000; and

            (ii) no breach of any of the Financial Covenants would have occurred on the most recent Financial Covenant test date if (and assuming that) the payment concerned had been made one day before the most recent Financial Covenant test date and had been included within each relevant Financial Covenant test as a deduction to the consolidated trading profits of the Group in calculating Consolidated EBITDA for the relevant period;

      EURO means the single currency of Participating Member States;

      EVENT OF DEFAULT means any of the events or circumstances described in clause 11.1;

      FACILITY means the facility granted by clause 2 or (as the case may be) the amount of that facility as determined in accordance with that clause;

      FINANCE DOCUMENTS means the Credit Documents and the Security Documents and any other documents which the Agent and the Borrower agree shall be Finance Documents;

      FINANCE LEASE means any lease under which a member of the Group is the lessee which is or should be treated as a finance lease under the Appropriate Accounting Principles (and includes any hire purchase contract or other arrangement which is or should be similarly treated);

      FINANCE PARTIES means the Agent, the Arranger, the Underwriter, the Banks and the Security Agent and (as the context requires) FINANCE PARTY means any one of them;

      FINANCE PERIOD means the period from the date of this Agreement until the date on which the Agent confirms that none of the Finance Parties and none of the members of the Group has any actual or contingent liabilities or obligations under any of the Finance Documents;

      FINANCIAL COVENANTS means the financial undertakings set out in clause
      10.3 and Schedule 8;

      FINANCIAL DEFINITIONS means the definitions set out in Schedule 8, Capital Expenditure, Borrowed Money, Finance Leases, Net Proceeds, unapplied Net Proceeds (as defined in clause 6.6) and Taxes;

      FINANCIAL MODEL means each agreed form financial model for the Group delivered to the Agent pursuant to paragraph 13 of Part 2 of Schedule 3;

      FLOTATION means the inclusion of any part of the share capital of any Acquisition Party, Premier Holdings or any member of the Group in the Official List of the UK Listing Authority or the grant of permission to deal in the same in the Alternative Investment Market or the European Association of Securities Dealers Automated Quotation or on any recognised investment exchange (as that term is used in the Financial Services and Markets Act 2000) or in or on any exchange or recognised market replacing the same or on any other exchange or recognised market in any country;

      FULL PREPAYMENT EVENT means either (a) a Change of Control or (b) an Asset Sale;

      GOVERNMENT ENTITY means and includes (whether having a distinct legal personality or not) any supra-national, national or local government authority, central bank, board, commission, department, division, organ, instrumentality, court or agency and any association, organisation or institution of which any of the foregoing is a member or to whose jurisdiction any of the foregoing is subject or in whose activities any of the foregoing is a participant and (if the context requires) which, in relation to Environmental Matters, has regulatory or administrative authority under Environmental Law;

      GROUP means the Borrower and all its Subsidiaries for the time being, and MEMBER OF THE GROUP means any one of them;

      GROUP DEBENTURE means the guarantee and debenture entered into or to be entered into by the Borrower, Premier Holdings and the Original Charging Subsidiaries in favour of the Security Agent;

      HEDGE COUNTERPARTIES means such persons which shall at any relevant time be party to any Hedge Transactions;

      HEDGE DOCUMENTS means the documents evidencing the Hedge Transactions;

      HEDGE TRANSACTIONS means the arrangements entered into by the Borrower pursuant to clause 10.5(a);

      HEDGING STRATEGY LETTER means the letter from the Borrower to the agent in respect of the Senior Facilities dated 12 August, 1999 (as amended and restated on 27 May 2002) relating to hedging;

      HICKS MUSE means Hicks, Muse, Tate & Furst Limited, a company incorporated under the laws of England and Wales with its registered office at 3-9 Old Burlington Street, 5th Floor, London W1S 3AE;

      HIGH YIELD BONDS means (a) the 12 1/4 % Sterling senior notes due 2009 and
      (b) the 12% US Dollar senior notes due 2009, in each case issued by Newco
      1;

      HIGH YIELD BOND DOCUMENTS means the senior note indenture, the note depository agreement, the exchange and registration rights agreement, the high yield bonds, any exchange notes contemplated by the senior note indenture or the exchange and registration rights agreement, the engagement letter, the fees letter, indemnity letters, underwriting or purchase agreement and all other documents relating to the issuance of the High Yield Bonds from time to time;

      HMTF GROUP has the meaning given to that term in the definition of CHANGE OF CONTROL in this clause 1.1;

      HMTF POULTRY means HMTF Poultry Limited (company number 3808291) whose registered office is at 28 The Green, Kings Norton, Birmingham B38 8SD;

      HMTF POULTRY/BORROWER SUBORDINATION DEED means the subordination deed entered into, or to be entered into, between HMTF Poultry, the Borrower and the Security Agent;

      HOLDING COMPANY means an entity of which another person is a Subsidiary;

      INDEBTEDNESS means any obligation for the payment or repayment of money, whether as principal or as surety and whether present or future, actual or contingent;

      INFORMATION MEMORANDA means documents which have been or are to be distributed to Banks or prospective Banks by the Arranger in connection with the sub-underwriting or general syndication of the Facility or the transaction contemplated by this Agreement;

      INFORMATION PACKAGE means the Information Memoranda, the Reports and the Financial Model;

      INTELLECTUAL PROPERTY RIGHTS means all copyrights (including rights in computer software), trade marks, service marks, business names, patents, rights in inventions, registered designs, design rights, database rights and topographical or similar rights, rights in trade secrets or other confidential information and any other intellectual property rights and any interests (including by way of licence) in any of the foregoing (in each case whether registered or not and including all applications for the same) which may subsist anywhere in the world;

      INTERCOMPANY LOAN AGREEMENT means the loan agreement dated 10 August 1999 entered into by Newco 1 and the Borrower setting out the terms on which Newco 1 has lent to the Borrower the net proceeds of the High Yield Bonds;

      INTERCOMPANY LOAN PERMITTED PAYMENT has the meaning given to that term in the Intercompany Loan Subordination Deed;

      INTERCOMPANY LOAN SUBORDINATION DEED means the subordination deed entered into, or to be entered into, between Newco 1, the Borrower and the Security Agent;

      INTERCREDITOR AGREEMENT means the intercreditor agreement entered into, or to be entered into, between the Senior Finance Parties, the Finance Parties and the Borrower;

      INTEREST PAYMENT DATE means the last day of an Interest Period;

      INTEREST PERIOD means, in relation to any Advance, each period for the calculation of interest in respect of such Advance ascertained in accordance with clause 5.1;

      INVESTORS' UNDERTAKING means an undertaking in the agreed form granted or to be granted by each of Cayman 1, Newco 1 and Premier Holdings in favour of the Security Agent;

      IRISH IPR AGREEMENT means the agreement for the sale of certain Intellectual Property Rights in Ireland entered into in connection with the Irish Second Acquisition between certain of the Second Vendors and the Irish Second Purchaser;

      IRISH SECOND ACQUISITION means the acquisition by the Irish Second Purchaser of the Ireland ambient food business of Nestle (Ireland) Limited pursuant to the Irish Second Acquisition Agreements;

      IRISH SECOND ACQUISITION AGREEMENTS means:

      (a)   the Second SPA;

      (b)   the Irish IPR Agreement;

      (c)   the Chef Licence; and

      (d) all other documents delivered pursuant or in relation to any of (a) to (c) (inclusive) above (including, without limitation, the transitional services agreement entered into between certain of the Second Vendors and the Second Purchasers in connection with the Irish Second Acquisition);

      IRISH SECOND PURCHASER means Pastam Limited (registered in Ireland with company number 323282) whose registered office is at c/o Arthur Cox, Arthur Cox Building, Earlsfort Terrace, Dublin 3, Ireland;

      JONKER FRIS SECURITY DOCUMENTS means a pledge of stock and receivables and a guarantee in each case in the agreed form entered into, or to be entered into, by Jonker Fris B.V. in favour of the Security Agent;

      LEGAL DUE DILIGENCE REPORTS means the agreed form reports prepared or to be prepared by Weil, Gotshal & Manges addressed to the Finance Parties and the Senior Finance Parties in connection with each Acquisition and LEGAL DUE DILIGENCE REPORT means any one of them;

      LEGAL OPINIONS means the legal opinions delivered pursuant to clause 3, clause 10.2(f) and paragraph 4 of Part 1 and paragraph 10 of Part 2 of
      Schedule 3 in form and substance satisfactory to the Agent (acting reasonably);

      LIBOR means, in relation to a particular period, the rate for deposits of the relevant currency for a period equivalent to such period at or about 11 a.m. on the Quotation Date for such period as displayed on Telerate page 3750 (or, as the case may be, 3740) (British Bankers' Association Interest Settlement Rates) (or such other page as may replace such page 3750 (or, as the case may be, 3740) on such system or on any other system of the information vendor for the time being designated by the British Bankers' Association to calculate the BBA Interest Settlement Rate (as defined in the British Bankers' Association's Recommended Terms and Conditions (BBAIRS terms) dated August, 1985)), provided that if on such date no such rate is so displayed, LIBOR for such period shall be the arithmetic mean (rounded upward if necessary to five decimal places) of the rates respectively quoted to the Agent by each of the Reference Banks at the request of the Agent as such Reference Bank's offered rate for deposits of the relevant currency in an amount approximately equal to the amount in relation to which LIBOR is to be determined for a period equivalent to such period to leading banks in the London Interbank Market at or about 11 a.m. on the Quotation Date for such period;

      LOAN NOTE INSTRUMENT means the instrument dated 27 May 2002 constituting up to (pound)164,656,894 unsecured loan notes due 2017 of UK Topco;

      MAJORITY BANKS means at any relevant time Banks the aggregate of whose Commitments in respect of the Facility exceed 66 2/3 per cent. of the Total Commitments in respect of the Facility but so that if at such time the Total Commitments in respect of the Facility have been reduced to zero references to a Bank's Commitment in relation to the Facility shall be construed as amongst the Finance Parties (and not so as to give any rights to any other person) as a reference to that Bank's Commitment in relation to the Facility immediately prior to such reduction to zero;

      MAJORITY SENIOR BANKS means the Majority Banks, as defined in the Senior Facilities Agreement;

      MARGIN means 4.50 per cent. per annum;

      MATERIAL ADVERSE EFFECT means any effect, event or circumstance which (on its own or in combination with other effects, events or circumstances) has, or is reasonably likely to have, a material adverse effect on (a) the business, assets, property, condition (financial or otherwise) or prospects of the Group taken as a whole or (b) the validity or enforceability of any of the Finance Documents or the rights or remedies of the Finance Parties thereunder;

      MATERIAL ENTITY means:

      (a)   each Obligor;

      (b)   each Acquisition Party; and

      (c)   each member of the Group:

            (i) whose EBITDA constitutes 5 per cent. or more of the Consolidated EBITDA of the Group, as shown by the most recent audited financial statements (consolidated where applicable) of that member of the Group and the Group (respectively); or

            (ii) whose turnover (consolidated with the turnover of its Subsidiaries, if any) constitutes 5 per cent. or more of consolidated turnover of the Group, as shown by the most recent audited financial statements (consolidated where applicable) of that member of the Group and the Group (respectively); or

            (iii) whose total assets (consolidated with the total assets of its
                  Subsidiaries, if any) constitute 5 per cent. or more of consolidated total assets of the Group taken as a whole, as shown by the most recent audited financial statements (consolidated where applicable) of that member of the Group and the Group (respectively); or

            (iv) to which has been transferred (whether by one transaction or a series of transactions, related or not) all or substantially all of the assets of another member of the Group which, immediately prior to that transaction or any of the transactions in that series, was a Material Entity as determined under paragraphs (i), (ii) or (iii) above; or

            (v) which is a Holding Company of any Obligor or any Material Entity determined under paragraphs (i) to (iv) above;

      MONTH or MONTHS means (a) (save as referred to in (b) below) a period beginning in one calendar month and ending in the relevant later calendar month on the day numerically corresponding to the day of the calendar month in which it started, provided that (i) if the period started on the last Banking Day in a calendar month or if there is no such numerically corresponding day, it shall end on the last Banking Day in such later calendar month and (ii) if such numerically corresponding day is not a Banking Day, the period shall end on the next following Banking Day in such later calendar month but if there is no such Banking Day it shall end on the preceding Banking Day and MONTHLY shall be construed accordingly; and (b) in the context of financial reporting, periods of four or five weeks by reference to which monthly management accounts are prepared;

      NET DERIVATIVES LIABILITY means, at any time, the net liability (if any) at such time of the Borrower and the other members of the Group taken as a whole in respect of Derivatives Transactions determined by reference to the amounts (as determined by the Agent) which would be payable or receivable by the Borrower and the other members of the Group pursuant to the terms of such Derivatives Transactions if such Derivatives Transactions were terminated at such time;

      NET PROCEEDS means, in respect of a disposal of an asset, the full amount of cash proceeds and Cash Equivalents realised on such disposal (including any such proceeds realised by way of deferred payment or instalment receivable or purchase price adjustment receivable or otherwise, but only as and when received) less the costs of such disposal for which purpose
      (a) such proceeds not in Sterling shall be deemed to be their Sterling equivalent at the date of the relevant disposal and (b) COSTS OF DISPOSAL includes legal fees, agents' commissions, auditors' and accountants' fees, bankers' fees, registration fees and other customary fees and expenses, reasonable provisions for Tax payable (after taking into account any available Tax credits or deductions and any Tax sharing arrangements), and any amount of such proceeds used to repay any Indebtedness secured on the relevant asset and any purchase price adjustments reasonably expected to be payable in connection with any such disposal;

      NEW ARTICLES means the articles of association of the Borrower in the agreed form;

      NEWCO 1 means Premier Foods plc (formerly Premier International Foods plc), company number 3771991, whose registered office is at 28 The Green, Kings Norton, Birmingham B38 8SD;

      OBLIGORS means the Borrower, Premier Holdings and the members of the Charging Group and OBLIGOR means any of them;

      ORIGINAL CHARGING SUBSIDIARY means each member of the Group listed as such in Schedule 6;

      PARTICIPATING MEMBER STATE means a member state of the European Union that has adopted or adopts the single currency in accordance with the Treaty;

      PERMITTED ACQUISITIONS has the meaning ascribed thereto in clause 10.6(s);

      PERMITTED ENCUMBRANCE means an Encumbrance being any of the following, namely:

      (a) title retention arrangements arising in the ordinary course of the relevant member of the Group's business as carried on by it at the date of this Agreement or (if later) the date it becomes a member of the Group;

      (b) any Encumbrance arising by operation of law (not by contract or otherwise) including, without limitation, banker's liens or rights of set-off and liens arising in the ordinary course of the relevant member of the Group's business as carried on by it at the date of this Agreement or (if later) the date it becomes a member of the Group, so long as any amounts in respect of which such liens or rights of set-off arise are not more than 60 days overdue for payment or are being contested in good faith by appropriate proceedings;

      (c) any Encumbrance created by any of the Security Documents or (provided that an Encumbrance over the same asset is created by a Security Document) in favour of the Senior Finance Parties;

      (d) any Encumbrance created or existing with the prior written consent of the Agent acting on the instructions of the Majority Banks;

      (e) any Encumbrance constituted by any Finance Lease permitted under clause 10.6(c)(vii);

      (f) any Encumbrances for Taxes which are being contested in good faith by appropriate proceedings, provided that adequate reserves with respect to such contested Taxes are maintained on the books of the appropriate members of the Group in conformity with the Appropriate Accounting Principles;

      (g) Encumbrances securing Borrowed Money permitted by clause 10.6(c)(vi) provided that (i) any such Encumbrance is not extended to cover any other property or assets upon or following consummation of such Permitted Acquisition and (ii) the amount of Borrowed Money secured thereby is not increased other than pursuant to the instrument under which such Encumbrance was created, which instrument shall not be amended so as to increase the amount of Borrowed Money secured thereby at any time after such acquisition;

      (h) deposits to secure the performance of bids, trade contracts (other than for Borrowed Money), leases, Intellectual Property Rights, statutory obligations, insurance contracts, surety and appeal bonds, performance bonds and other obligations of a like nature incurred in the ordinary course of business;

      (i) Encumbrances securing Borrowed Money of any member of the Group incurred to finance the acquisition of fixed or capital assets (provided that (i) such Encumbrances shall be created substantially simultaneously with the acquisition of such fixed or capital assets,
            (ii) such Encumbrances do not at any time encumber any assets other than the assets financed by such Borrowed Money and (iii) the amount of Borrowed Money secured thereby is not increased);

      (j) Encumbrances securing Borrowed Money existing on any property or assets at the time of its acquisition by a member of the Group or existing on such property or assets of any person that becomes a member of the Group after the date hereof at time such person becomes a member of the Group (other than any such Encumbrance created in contemplation of such acquisition) provided that (i) the Borrowed Money secured thereby is Borrowed Money of, or is assumed by, the relevant acquiring member of the Group, (ii) no such Encumbrance is extended to cover any additional property or assets and (iii) the amount of Borrowed Money secured thereby is not increased other than pursuant to the instrument under which such Encumbrance was created, which instrument shall not be amended so as to increase the amount of Borrowed Money secured thereby at any time after such acquisition;

      (k) Encumbrances on the property of any member of the Group in favour of the landlord of such property securing licences, subleases or leases permitted hereunder;

      (l) attachment or judgment Encumbrances not constituting an Event of Default;

      (m)   Encumbrances not otherwise permitted hereunder so long as neither
            (i) the aggregate Indebtedness secured thereby nor (ii) the aggregate fair market value (as at the date the relevant Encumbrance is created) of the assets subject thereto exceeds (pound)3,000,000 at any time; and

      (n) (to the extent only that the terms of the Senior Facilities Agreement are complied with) any Encumbrance in favour of an Ancillary Facilities Bank (as defined in the Senior Facilities Agreement) over credit balances on bank accounts of Obligors with such Ancillary Facilities Bank created in order to facilitate the operation of such bank accounts on a net balance basis for the purpose of calculating the outstanding drawings by way of overdraft under the Ancillary Facilities (as defined in the Senior Facilities Agreement) provided by such Ancillary Facilities Bank, with credit balances and debt balances on the various accounts being netted off;

      PREMIER HOLDINGS means Premier Foods (Holdings) Limited (formerly Hillsdown Holdings plc) (company number 971448) whose registered office is at 28 The Green, Kings Norton, Birmingham B38 8SD;

      PREMIER HOLDINGS/BORROWER LOAN AGREEMENT means the loan agreement dated 10 August 1999 between the Borrower and Premier Holdings pursuant to which (pound)215,200,000 of the proceeds of the Demerger have been lent to the Borrower;

      PREMIER HOLDINGS/BORROWER SUBORDINATION DEED means the subordination deed entered into, or to be entered into, between Premier Holdings, the Borrower and the Security Agent;

      PREMIER HOLDINGS PREFERENCE SHARES means the fixed rate preference shares in the capital of Premier Holdings issued or to be issued upon or at any time after the Scheme Effective Date;

      PURCHASER means a newly incorporated limited liability company incorporated in England and Wales which (a) has not previously traded or undertaken any commercial activities of any kind and which does not have any liabilities or obligations (actual or contingent) save for (i) professional fees and administration costs in the ordinary course of business and/or incurred for the purposes of the maintenance of its corporate existence and (ii) liabilities imposed by law (and not by contract), (b) is or, upon completion of the relevant Acquisition, will immediately become a Charging Subsidiary and (c) is to enter into or has entered into any sale and purchase agreement in connection with an Acquisition;

      PUSHDOWN means the completion of all of the following transactions with no payments of cash being made:

      (a) Newco 1 (and therefore indirectly the Borrower) is contributed by Cayman 1 to Premier Holdings as a gift;

      (b) Newco 1 and the Borrower acquire all the existing Subsidiaries of Premier Holdings (other than Citadel Insurance Company Limited and J.J. Yates & Co. Limited) in exchange in part for the issue of shares in Newco 1 to Premier Holdings and in part for the cancellation of the Premier Holdings Preference Shares held by the Borrower; and

      (c) the Borrower acquires all the shares in the Subsidiaries of Newco 1 (other than the shares in the Borrower) in exchange for the issue of shares in the Borrower to Newco 1;

      QUALIFYING BANK means a person which on any date on which interest is payable under this Agreement is beneficially entitled to the interest payable to it under this Agreement and is a UK Lender or a Treaty Lender;

      QUARTER means, in respect of each financial year, each of the periods (each comprising three successive months) ending on or about 31 March, 30 June, 30 September and 31 December in such financial year;

      QUOTATION DATE means, in relation to an Interest Period or other period for which LIBOR is to be determined, the date on which quotations would customarily be provided by leading banks in the London Interbank Market for deposits in the relevant currency for delivery on the first day of that Interest Period or other period provided that, if for any such period quotations would customarily be given on more than one date, the Quotation Date for that period shall be the last of those dates;

      RECOVERING BANK has the meaning given to that term in clause 15.2;

      REFERENCE BANKS means the principal London offices of JPMorgan Chase Bank Barclays Bank PLC, Citibank N.A. and/or any Banks appointed as such pursuant to clause 16.14;

      REPAYMENT DATE means, in relation to the Advances, 31st March, 2009;

      REPORTS means the Accountants' Reports and the Legal Due Diligence
      Reports;

      ROWNTREES LICENCE means the licence of the "Rowntrees" trade mark entered into in connection with the UK Second Acquisition between certain of the Second Vendors and the UK Second Purchaser;

      SCHEME means the scheme of arrangement in respect of Premier Holdings pursuant to which the Borrower subscribed in cash for all of the Premier Holdings Preference Shares in conjunction with Premier Holdings cancelling all of its share capital existing immediately prior to such scheme of arrangement becoming effective and Cayman 1 and Cayman 2 subscribing in cash for all of the ordinary shares in Premier Holdings;

      SCHEME EFFECTIVE DATE means 27 July 1999, being the date on which the Scheme became effective;

      SECOND ACQUISITIONS AGREEMENTS means the UK Second Acquisition Agreements and the Irish Second Acquisition Agreements and SECOND ACQUISITIONS AGREEMENT means any one of them;

      SECOND PURCHASERS means the UK Second Purchaser and the Irish Second Purchaser and SECOND PURCHASER means any one of them;

      SECOND SPA means the sale and purchase agreement (together with its schedules) dated 3 May 2002 between the Second Purchasers, the Borrower and the Second Vendors relating to the Second Acquisitions;

      SECOND TRANSACTION DOCUMENTS means the Second Acquisitions Agreements, the Loan Note Instrument and the other documents which implemented the recapitalisation and other steps set out in the structure paper referred to in paragraph 8.1 of schedule 4 to the Supplemental Agreement;

      SECOND VENDORS means Nestle UK Limited, Nestle (Ireland) Limited and Nestle S.A. and any of their Affiliates which are party to any of the Second Acquisitions Agreements;

      SECURITY AGENT means J.P. Morgan Europe Limited of 125 London Wall, London EC2Y 5AJ or such other person as may be appointed security agent and trustee for the Finance Parties pursuant to clause 16.13 and, in each case, its successors in title;

      SECURITY DOCUMENTS means, at any time, those of the following documents which have been executed (or purported to have been executed) by all parties thereto and have not been discharged or released at such time: (a) the Group Debenture, (b) the Share Pledges, (c) the Subordination Deeds,
      (d) the Bond and Floating Charges, (e) the Standard Securities, (f) the Investors' Undertaking, (g) the Jonker Fris Security Documents, (h) the Voting Undertaking and (i) any and all other Encumbrances, guarantees and other instruments from time to time entered into by any member of the Group by way of guarantee and/or security in respect of amounts owed to the Finance Parties under this Agreement (whether or not also in respect of any other Indebtedness);

      SENIOR AGENT means the Agent, as defined in the Senior Facilities
      Agreement;

      SENIOR FACILITIES means the Facilities, as defined in the Senior Facilities Agreement;

      SENIOR FACILITIES AGREEMENT means the senior facilities agreement dated 10 August 1999, as amended on 20 August 1999 and 5 November 1999, and further amended and restated on 27 May 2002 and made between, among others, the Borrower, J.P. Morgan plc and Barclays Capital (the investment banking division of Barclays Bank PLC) as Amendment Arrangers, JPMorgan Chase Bank and Barclays Bank PLC as Amendment Underwriters, the banks and financial institutions party thereto, and J.P. Morgan Europe Limited as the Agent and the Security Agent;

      SENIOR FINANCE PARTIES means the Finance Parties, as defined in the Senior Facilities Agreement;

      SENIOR FINANCE PERIOD means the Finance Period, as defined in the Senior Facilities Agreement;

      SHAREHOLDER INJECTIONS means:

      (a) in respect of the Borrower, the making of Subordinated Shareholder Loans to it and the subscription by Newco 1 for shares in the Borrower in accordance with clause 10.6(m); and

      (b) in respect of any other Acquisition Party, the issuing of shares or loan notes by such Acquisition Party to its shareholders for cash and the borrowing of cash by such Acquisition Party from its shareholders, in each case in a manner and on terms and conditions not resulting in a Default provided that the proceeds of such issuance or borrowing are, in a manner and on terms and conditions not resulting in a Default, directly or indirectly invested by such Acquisition Party in the Borrower in the manner referred to in (a) above;

      SHARE PLEDGES means the pledges in favour of the Security Agent in the agreed form entered into, or to be entered into, by:

      (a) Hillsdown Europe Limited (in respect of its shares in Hillsdown Holland B.V.);

      (b) Premier International Foods UK Limited (in respect of its shares in Melroses Limited and Ridgways Limited);

      (c) Hillsdown International B.V. (in respect of its shares in Jonker Fris B.V.);

      (d) Hillsdown Holland B.V. (in respect of its shares in Hillsdown Holdings France S.A.S.);

      (e) Hillsdown Holdings France S.A.S. (in respect of its shares in Materne Boin S.A. and Premier Brands France S.A.);

      (f)   the Borrower (in respect of its shares in Premier Brands Limited);
            and

      (g) Hillsdown Ambient Foods Group Limited (in respect of its shares in Robert Wilson & Sons (Est. 1849) Limited);

      STANDARD SECURITIES means the standard securities in the agreed form entered into, or to be entered into, by members of the Group over properties situate at Blocks 10 and 11, Craig Park, Newcraighall Road, Edinburgh, Lothian (in each case) in favour of the Security Agent;

      STERLING and (POUND) mean the lawful currency for the time being of the United Kingdom and in respect of all payments to be made under this Agreement in Sterling mean immediately available, freely transferable cleared funds;

      STRUCTURE PAPER means the structure paper dated 9 August 1999 which set out the structure of, and the steps involved in, the acquisition of Premier Holdings pursuant to the Scheme;

      SUBORDINATED SHAREHOLDER LOANS means subordinated loans lent by UK Topco, Premier Holdings, Newco 1 or HMTF Poultry and borrowed by the Borrower (other than under the Intercompany Loan Agreement or Premier Holdings/Borrower Loan Agreement), which loans do not bear cash interest, cannot be repaid during the Finance Period and are otherwise fully subordinated to the obligations of the Obligors under the Finance Documents on terms satisfactory to the Agent and where copies (certified by a director or the secretary of the Borrower as true, complete and up-to-date copies) of the documents evidencing such

      Borrowed Money are delivered to the Agent promptly upon those documents being entered into, or, where the context requires, the documents or instruments evidencing such loans;

      SUBORDINATION DEEDS means (a) the Intercompany Loan Subordination Deed,
      (b) the Premier Holdings/Borrower Subordination Deed, (c) the HMTF Poultry/Borrower Subordination Deed and (d) any other subordination deeds from time to time entered into in favour of the Security Agent in respect of Subordinated Shareholder Loans;

      SUBSIDIARY means:

      (a) in relation to Premier Holdings and the Borrower, a subsidiary within the meaning of section 736 of the Act and, for the purposes of clauses 10.1(a), 10.3 and Schedule 8 only, a subsidiary undertaking within the meaning of section 258 of the Act; and

      (b) in relation to any other person, any entity (i) which is controlled directly or indirectly by that person or (ii) of whose dividends or distributions on ordinary voting share capital that person is entitled to receive more than 50 per cent.; and CONTROL for this purpose means the direct or indirect ownership of the majority of the voting share capital of such entity or to determine the composition of a majority of the board of directors (or like board) of such entity, in each case whether by virtue of ownership of share capital, contract or otherwise;

      SUBSTITUTE has the meaning given to that term in clause 15.3;

      SUBSTITUTE BASIS has the meaning given to that term in clause 13.4(b);

      SUBSTITUTION CERTIFICATE means a certificate substantially in the terms of
      Part 1 or Part 2 of Schedule 5;

      SUPPLEMENTAL AGREEMENT means the agreement supplemental to the Senior Facilities Agreement dated 27 May 2002 made between, amongst others, the parties to this Agreement;

      SYNDICATION COMPLETION DATE means the date which is the earlier of (a) the date falling 120 days after the later of (i) execution of this Agreement by or on behalf of all parties thereto and (ii) the date on which the Arrangement and Underwriting Fee (as defined in the relevant Third Fee Letter) becomes payable (such period to be increased by a day for each day during which any proceedings, investigation, examination or enquiry in respect of any part of any Acquisition are initiated or are ongoing by any competition authority) and (b) the date on which the Arranger declares that the syndication of the Facility has successfully completed;

      TARGETS means any businesses (comprising either companies or assets (or both)) acquired by a Purchaser, such Acquisition being funded (in whole or in part) by an Advance under the Facility and TARGET means any one of them;

      TARGET DAY means a day on which the Trans-European Automated Real-time Gross Settlement Express Transfer system (TARGET) is operating;

      TARGET GROUP means, in respect of each Target, that Target and its Subsidiaries from time to time and MEMBER OF THE TARGET GROUP means any of that Target and its Subsidiaries;

      TAXES means all taxes, imposts, duties, levies, charges, deductions and withholdings in the nature or on account of tax whether of the United Kingdom or elsewhere, together with all interest thereon and penalties with respect thereto and Tax and TAXATION shall be construed accordingly;

      TERMINATION DATE means the last day of the Commitment Period;

      THIRD FEE LETTERS means the fee letters dated 2 October, 2003 between (respectively) the Borrower and the Agent and between the Borrower, the Arranger and the Underwriter;

      TOTAL COMMITMENTS means, in respect of the Facility at any relevant time, the total of the Commitments of all the Banks in respect of the Facility at such time;

      TOTAL CONTRIBUTIONS means, in respect of the Facility at any relevant time, the total of the Contributions of all the Banks in respect of the Facility at such time;

      TRANSACTION DOCUMENTS means the Intercompany Loan Agreement, the Premier Holdings/Borrower Loan Agreement, the Subordinated Shareholder Loans, the Demerger Agreements, the Second Transaction Documents and the Acquisition Agreements;

      TREATY means the Treaty establishing the European Economic Community being the Treaty of Rome of 25th March, 1957 as amended by the Single European Act 1986 and the Maastricht Treaty (which was signed on 7th February, 1992 and came into force on 1st November, 1993) as amended, varied or supplemented from time to time;

      TREATY LENDER means a person which, by virtue of the provisions of a double taxation agreement between the jurisdiction in which the Borrower is resident and the country of residence of that person is, subject only to a prior direction given to the Borrower by the appropriate tax authority pursuant to an application by that person, eligible, on the date of this Agreement (or, if later, the date such Bank becomes a party to this Agreement) to have payments made to it by that Borrower under this Agreement without any deduction or withholding in respect of Taxes;

      UKIPR AGREEMENT means the agreement for the sale of certain Intellectual Property Rights entered into in connection with the UK Second Acquisition between the certain of the Second Vendors and the UK Second Purchaser;

      UK LENDER means:

      (a)   a company which is resident in the United Kingdom for tax purposes;
            or

      (b)   a partnership each of whose members is a company so resident; or

      (c) a company which is not resident in the United Kingdom for tax purposes, but which carries on a trade in the United Kingdom through a branch or agency and is subject to corporation tax on interest paid to it under this Agreement under section 11(2) of the Income and Corporation Taxes Act 1988;

      UK LISTING AUTHORITY means the Financial Services Authority in its capacity as the competent authority for the purposes of Part VI of the Financial Services and Markets Act 2000;

      UK SECOND ACQUISITION means the acquisition by the UK Second Purchaser of the United Kingdom ambient food business of Nestle UK Ltd pursuant to the UK Second Acquisition Agreements;

      UK SECOND ACQUISITION AGREEMENTS means:

      (a)   the Second SPA;

      (b)   the UKIPR Agreement;

      (c)   the Rowntrees Licence; and

      (d)   all other documents delivered pursuant to or in relation to any of
            (a) to (c) (inclusive) above (including, without limitation, the transitional services agreement entered into between certain of the Second Vendors and the Second Purchasers in connection with the UK Second Acquisition);

      UK SECOND PURCHASER means Premier Ambient Products (UK) Limited (company number 4427006) whose registered office is at 28 The Green, Kings Norton, Birmingham B38 8SD;

      UK TOPCO means Premier Foods Investments Limited (company number 04426994) whose registered office is at 28 The Green, Kings Norton, Birmingham, West Midlands B38 8SD;

      UNDERWRITER means JPMorgan Chase Bank of 125 London Wall, London EC2Y 5AJ;

      VENDORS means, in the case of any Acquisition, the vendors of the relevant Target and any of their Affiliates which are party to any of the relevant Acquisition Agreements and VENDOR means any one of them; and

      VOTING UNDERTAKING means the agreed form voting undertaking granted, or to be granted, by Cayman 1 in favour of the Security Agent.

1.2   HEADINGS

      Clause headings and the table of contents are inserted for convenience of reference only and shall be ignored in the interpretation of this Agreement.

1.3   CONSTRUCTION OF CERTAIN TERMS

      In this Agreement, unless the context otherwise requires:

      (a) references to clauses and Schedules are to be construed as references to the clauses of, and Schedules to, this Agreement and references to this Agreement include its Schedules;

      (b) references to (or to any specified provision of) this Agreement or any other document shall be construed as references to this Agreement, that provision or that document as in force for the time being and as from time to time amended in accordance with its terms, or, as the case may be, with the agreement of the relevant parties and (where such consent is, by the terms of this Agreement or the relevant document, required to be obtained as a condition to such amendment being permitted) the prior written consent of the Agent;

      (c) references to a REGULATION include any present or future regulation, order, rule, directive, requirement, request or guideline (whether or not having the force of law) of any governmental body, agency, department or regulatory, self-regulatory or other authority or organisation which is available to those persons it affects;

      (d) references to an AUTHORISATION mean and include any consent, authorisation, licence, approval, exemption, filing, concession, registration, notarisation and permit;

      (e) words importing the plural shall include the singular and vice versa;

      (f)   references to a time of day are to London time;

      (g) references to a PERSON shall be construed as including references to an individual, firm, company, corporation, unincorporated body of persons or any State or any of its agencies;

      (h) references to ASSETS include all or part of any business, undertaking, real property, personal property, uncalled capital and any rights (whether actual or contingent, present or future) to receive, or require delivery of, any of the foregoing;

      (i) references to a GUARANTEE include references to an indemnity, standby letter of credit or other assurance against financial loss including, without limitation, an obligation to purchase assets or services as a consequence of a default by any other person to pay any Indebtedness and GUARANTEED shall be construed accordingly;

      (j) references to the EQUIVALENT of an amount specified in a particular currency (the SPECIFIED CURRENCY AMOUNT) shall be construed as a reference to the amount of the other relevant currency which can be purchased at the Agent's spot rate (as certified by the Agent) with the specified currency amount in the London foreign exchange market at or about 11 a.m. on the day on which the calculation falls to be made for spot delivery;

      (k) references to any enactment shall be deemed to include references to such enactment as re-enacted, amended or extended;

      (l) references to documents being in the AGREED FORM mean documents initialled by both Allen & Overy (on behalf of the Agent and the Arranger) and Weil, Gotshal & Manges (on behalf of the Borrower) or, in the case of a document not so initialled, in a form to be agreed between the Agent and the Borrower (acting reasonably);

      (m) references to a fixed date intended to mean the end of a financial period shall be construed, unless the context otherwise requires, as references to the accounting reference date in respect of that financial period falling on or about that fixed date;

      (n) references to documents being duly certified or to duly certified copies of such documents shall mean that such documents are certified as true and complete copies of the executed originals of such documents by a director of the Borrower; and

      (o) references to ORDINARY COURSE OF BUSINESS mean, in relation to any person, the ordinary course of business of such person carried out in accordance with the Finance Documents.

1.4   SUCCESSORS AND ASSIGNS

      The expressions AGENT, ARRANGER, UNDERWRITER, BANKS, BORROWER, FINANCE PARTIES, OBLIGORS, SECURITY AGENT and PURCHASER include, in each case, their respective successors and, in the case of the Finance Parties, their respective permitted assignees, permitted transferees and Substitutes, whether immediate or derivative.

2.    THE FACILITY

2.1   THE FACILITY

      The Banks, relying upon each of the representations and warranties in clause 9, agree to make available to the Borrower a term loan facility in a principal amount of up to (pound)75,000,000 to be used solely for Acquisition Purposes.

2.2   SEVERAL OBLIGATIONS

      The obligation of each Bank under this Agreement in relation to the Facility shall be to contribute that proportion of each relevant Advance under the Facility which its Commitment in relation to the Facility bears to the Total Commitments in relation to the Facility.

3.    THE CONDITIONS

3.1   DOCUMENTS AND EVIDENCE

      The obligation of each Bank to make its Commitment available shall be subject to the condition that the Agent, or its duly authorised representative, shall have received:

      (a) not later than the date of the Drawdown Notice for the first Advance under the Facility, the documents and evidence specified in part 1 of Schedule 3 in form and substance satisfactory to the Agent (acting reasonably); and

      (b) in respect of each proposed Acquisition and the Advance proposed to be drawn to assist in the funding of that Acquisition, not later than the date of the Drawdown Notice for such Advance, the documents and evidence specified in part 2 of Schedule 3.

      The Agent shall promptly notify the Borrower and the Banks when such conditions have been satisfied.

3.2   GENERAL CONDITIONS PRECEDENT

      The obligation of each Bank to contribute to any Advance is subject to the further conditions that at the date of each Drawdown Notice and on each Drawdown Date:

      (a)   the representations and warranties set out in:

            (i)   clause 9.1 which are repeated pursuant to clause 9.4;

            (ii)  (in respect of the first Advance only) clause 9.2; and

            (iii) (in respect of the then proposed Acquisition and the Advance proposed to be drawn to assist in the funding of that Acquisition) clause 9.3 are true and correct in all material respects on and as of each such date as if each were made with respect to the facts and circumstances existing at such date; and

      (b) all of the conditions in clause 10.6(s) in respect of the then proposed Acquisition are complied with; and

      (c) no Default shall have occurred and be continuing or would result from such Advance.

3.3   WAIVER OF CONDITIONS PRECEDENT

      The conditions specified in this clause 3 are inserted solely for the benefit of the Banks and may be waived on their behalf in whole or in part and with or without conditions by the Agent acting on the instructions of the Majority Banks in respect of any Advance.

4.    DRAWINGS UNDER THE FACILITY

4.1   THE FACILITY

(a) Subject to the terms and conditions of this Agreement, the Advances shall be made to the Borrower in amounts complying with clause 4.1(b), and 4.1(c) following receipt by the Agent from the Borrower of a completed Drawdown Notice in the form of Schedule 2 not later not later than 9:30 a.m. on the Banking Day before the Quotation Date in respect of the proposed Drawdown Date.

(b) The principal amount specified in each Drawdown Notice shall, subject to the terms and conditions of this Agreement, be not less than (pound)1,000,000 or the balance of the Total Commitments and shall be used for the purposes described in clause 2.1.

(c) The Borrower irrevocably instructs the Agent to remit the proceeds of each Advance, to the extent made for the purposes of funding any part of the Acquisition Consideration payable under any Acquisition Agreements on the completion date of any such Acquisitions, to the relevant Vendor (whose receipt shall be in good discharge to the Agent).

(d) To the extent that the Facility is not drawn in full by the Termination Date, the undrawn Commitments of the Banks (if any) shall thereupon be automatically reduced to zero and cancelled.

4.2   ADVANCES GENERALLY

(a) A Drawdown Notice (or notice purporting to be such) shall only be effective if it complies with this Agreement and only upon actual receipt by the Agent and, once given, shall be irrevocable.

(b) As soon as practicable after receipt of each Drawdown Notice complying with this Agreement the Agent shall notify each relevant Bank thereof and of the date on which the proposed Advance is to be made and of the relevant Interest Period. Subject to clause 3, each Bank shall on such Drawdown Date participate in such Advance by making available to the Agent its portion of such Advance in accordance with clause 8.2.

4.3   APPLICATION OF PROCEEDS

      Without prejudice to the Borrower's obligations under clause 10.2(a), none of the Finance Parties shall have any responsibility for the application of the proceeds of any Advance by the Borrower.

5.    INTEREST AND INTEREST PERIODS

5.1   INTEREST ON THE ADVANCES

(a)   Interest obligations

      The Borrower shall pay interest on each Advance in respect of each Interest Period on the relevant Interest Payment Date (or, in the case of Interest Periods of more than 6 months, by instalments, every 6 months from the commencement of the relevant Interest Period and on the relevant Interest Payment Date) at the rate per annum determined by the Agent to be the aggregate of (i) the applicable Margin, (ii) the Additional Cost and
      (iii) LIBOR.

(b)   Interest Periods for the Advances

            (i) The Borrower may by notice received by the Agent not later than 10 a.m. on the Banking Day before the Quotation Date in respect of each Interest Period in respect of each Advance:

                  (A) (subject to clause 5.1(b)(ii)(C)) specify whether such Interest Period shall have a duration of 3 or 6 or (if available to all Banks) 9 or 12 months; and/or

                  (B) after the Termination Date, specify that such Advance shall be split into two or more Advances or, if the next Interest Period for that Advance would begin on the same day as the next Interest Period in respect of any other Advance, that such Advances be consolidated into one Advance, in each case with effect from the beginning of the next Interest Period, provided that:

                  I. not more than 4 Advances may be outstanding at any one time under the Facility; and

                  II. each Advance shall be not less than(pound)1,000,000 (or any larger sum which is an integral multiple of(pound)50,000) or the balance of the Commitments in respect of the Facility.

            (ii) Every Interest Period in respect of each Advance shall be of the duration specified by the Borrower pursuant to clause 5.1(b)(i) but so that:

                  (A) the initial Interest Period in respect of each Advance will commence on the relevant Drawdown Date and each subsequent Interest Period in respect thereof shall commence forthwith upon the expiry of the previous Interest Period;

                  (B) if the Borrower fails to select the duration of an Interest Period in respect of an Advance in accordance with the provisions of clause 5.1(b)(i) and this clause 5.1(b)(ii) such Interest Period shall have a duration of 3 months or such other period as shall comply with this clause 5.1(b)(ii); and

                  (C) for the purpose of assisting in the syndication of the Facility, the Interest Periods for the Advances shall until the Syndication Completion Date be such period or periods as may be agreed between the Borrower and the Agent.

5.2   INTEREST ON OVERDUE AMOUNTS

(a) If the Borrower fails to pay any sum (including, without limitation, any sum payable pursuant to this clause 5.2) on its due date for payment under this Agreement the Borrower shall pay interest on such sum from the due date up to the date of actual payment (as well after as before judgment) at a rate determined by the Agent pursuant to this clause 5.2.

(b) The period beginning on the due date for payment and ending on the date of actual payment shall be divided into successive periods of not more than 3 months as selected by the Agent (after consultation with the Banks so far as reasonably practicable in the circumstances) each of which (other than the first, which shall commence on such due date) shall commence on the last day of the preceding such period, but so that if the unpaid sum is an amount of principal which shall have become due and payable prior to the next succeeding Interest Payment Date relating thereto then the first such period selected by the Agent shall end on such Interest Payment Date.

(c) The rate of interest applicable to each period referred to in clause 5.2(b) shall be the aggregate as determined by the Agent) of (i) one per cent. per annum, (ii) the applicable Margin, (iii) the Additional Cost and
      (iv) LIBOR.

(d) Interest under this clause 5.2 shall be due and payable on the last day of each period determined by the Agent pursuant to this clause 5.2 or, if earlier, on the date on which the sum in respect of which such interest is accruing shall actually be paid.

5.3   NOTIFICATION OF INTEREST PERIODS AND INTEREST RATE

      The Agent shall notify the Borrower and the Banks promptly of the duration of each Interest Period or other period for the calculation of interest (or, as the case may be, default interest) and of each rate of interest determined by it under this clause 5.

5.4   REFERENCE BANK QUOTATIONS

      If any Reference Bank is unable or otherwise fails to furnish a quotation for the purpose of calculating LIBOR where such a quotation is required having regard to the definition of LIBOR in clause 1.1 the interest rate for the relevant Interest Period or other relevant period shall be determined, subject to clause 13.4, on the basis of the quotations furnished by the remaining Reference Banks.

6.    REPAYMENT, PREPAYMENT AND CANCELLATION

6.1   REPAYMENT OF THE FACILITY

      The Borrower shall repay the Advances in Sterling in full on the Repayment Date.

6.2   OPTIONAL PREPAYMENT OF ALL THE BANKS

      The Borrower may, subject to the Intercreditor Agreement and clause 6.5, prepay the Advances at any time in whole or part (in minimum amounts of (pound)1,000,000), without premium or penalty but without prejudice to its obligations under clauses 6.5(c), 8.5, 12, 13.2 and 13.4.

6.3   OPTIONAL PREPAYMENT OF A BANK

(a) The Borrower may also prepay (in whole but not in part only), without premium or penalty, subject to the Intercreditor Agreement but without prejudice to its obligations under clauses 6.5(c), 8.5, 12, 13.2 and 13.4:

            (i) (upon notice to the Agent to such effect) the whole of the Contribution to the Facility of any Bank to which the Borrower shall have become obliged to pay additional amounts under clauses 8.5, or 13.2; or

            (ii) (upon notice to such effect to the Agent within 10 Banking Days of receipt of the relevant certificate of a Substitute Basis) the whole of the Contribution to the Facility of any Bank to which a Substitute Basis applies by virtue of clause 13.4.

(b) Upon any such notice of such prepayment being given, the Commitment of the relevant Bank to the Facility shall be reduced to zero.

6.4   MANDATORY PREPAYMENTS

(a)   Prepayment Events:

            (i) Unless the Agent (acting on behalf of all of the Banks) otherwise agrees, the Borrower shall, subject to the Intercreditor Agreement, be obliged to prepay the Advances in whole immediately upon the occurrence of a Full Prepayment Event (whether or not also an Event of Default), whereupon the Total Commitments in respect of the Facility shall be reduced to zero.

            (ii) Unless the Agent (acting on behalf of all of the Banks) otherwise agrees, the Borrower shall be obliged to apply (or procure that the same are applied) the aggregate net proceeds of any Flotation which does not constitute a Full Prepayment Event as follows:

            (A) the first (pound)100,000,000 of such aggregate net proceeds shall be applied in or towards prepaying (and cancelling a corresponding part of the commitments under) the Senior Facilities or, subject to the Intercreditor Agreement, in prepaying the Advances; and

            (B) thereafter, an amount equal to 50 per cent. of any other aggregate net proceeds shall be applied in or towards prepaying (and cancelling a corresponding part of the commitments under) the Senior Facilities, or subject to the Intercreditor Agreement, in prepaying the Advances.

      For the purpose of this clause 6.4(a)(ii) AGGREGATE NET PROCEEDS means the total cash proceeds realised by any Acquisition Party, Premier Holdings and/or other entity the subject of a Flotation, less the reasonable costs, fees and expenses incurred in connection with such Flotation. On each occasion that aggregate net proceeds are received in respect of a Flotation not constituting a Full Prepayment Event, such aggregate net proceeds shall immediately be deposited in a cash collateral account maintained for the purposes of the Senior Facilities Agreement or, if the Senior Facilities have been repaid in full, in a Cash Collateral Account with the Cash Collateral Account Bank and shall be applied in prepaying (and cancelling a corresponding part of the commitments under) the Senior Facilities or, subject to the Intercreditor Agreement, in prepaying the Advances on the next succeeding Interest Payment Dates relating to the Advances concerned.

(b)   Receipts of claims:

      Unless the Agent (acting on behalf of all of the Banks) otherwise agrees, the Borrower will apply (or procure that the same are applied) all moneys received by it or any other member of the Group (each such receipt being a RELEVANT RECEIPT) as proceeds (net of associated costs and expenses) of any claim against any Vendor in connection with any Acquisition or the writers of the Reports or any claim in respect of advice given in relation to any Acquisition, as follows:

            (i) prior to the Enforcement Date the Relevant Receipt shall be applied:

            (A) to the extent the Relevant Receipt relates to a liability of, or a charge or claim upon, a member of the Group, in the discharge of that liability, charge or claim (or in reimbursement of monies disbursed in connection with such liability, charge or claim) provided that such moneys shall be properly applied in such manner within six months of receipt by the relevant member of the Group; or

            (B) to the extent the Relevant Receipt relates to an asset reasonably required in the conduct of the Group's business, in the acquisition of that asset provided that such moneys shall be properly applied in such manner within six months of receipt by the relevant member of the Group; or

            (C) to the extent the Relevant Receipt exceeds the aggregate amount required to be applied under (A) or (B) above, in prepaying (and cancelling a corresponding part of the commitments under) the Senior Facilities or, subject to the Intercreditor Agreement, in prepaying the Advances on the next succeeding Interest Payment Dates relating to the Advances concerned. Pending every such application or prepayment, the Borrower shall procure that on the date of the Relevant Receipt by a member of the Group, an amount, or amounts in aggregate, equal to the Relevant Receipt are placed in a cash collateral account maintained for the purposes of the Senior Facilities Agreement or, if the Senior Facilities have been repaid in full, in a Cash Collateral Account with the Cash Collateral Account Bank; or

            (ii) on or after the Enforcement Date the Relevant Receipt shall be applied in accordance with clause 9 of the Intercreditor Agreement (and such moneys shall be paid to the Security Agent for such purposes) or as the Security Agent may otherwise direct.

6.5   PREPAYMENTS GENERALLY

(a) No prepayment may be made pursuant to clauses 6.3 or 6.4 unless the Borrower shall have given the Agent 3 Banking Days prior notice specifying the proposed date of the prepayment and the amount to be prepaid. Every such notice shall be effective only on actual receipt by the Agent, shall be irrevocable and shall oblige the Borrower to make the relevant prepayment on the date specified.

(b)   No amount prepaid under the Facility may be reborrowed.

(c) All prepayments shall be made together with (to the extent these relate to the amounts prepaid) (I) accrued interest to the date of prepayment (calculated, in the case of any prepayment of a Bank's Contribution to the Facility pursuant to clause 6.3(a)(ii) and in respect of the period during which the relevant Substitute Basis has applied by virtue of clause 13.4(b), at a rate per annum equal to the rate certified by such Bank to be an interest rate equivalent to the aggregate of (A) the applicable Margin and (B) the cost (including Additional Cost) to such Bank of funding its Contribution to the Facility for such period); (ii) any additional amount payable under clauses 8.5 or 13.2 attributable to the amounts prepaid; and (iii) all other sums payable by the Borrower to the Banks under this Agreement attributable to the amounts prepaid including, without limitation, any accrued commitment commission payable under clause 7.2 and any amounts payable under clause 12.1.

(d) Upon any prepayment being made (other than a prepayment under clause 6.3), the Commitments of the Banks in respect of the Facility shall be reduced accordingly (pro-rata the Banks' respective Commitments in respect of the Facility).

(e) The Borrower may not make any prepayments in respect of the Facility save as expressly provided in this Agreement.

6.6   APPLICATION OF DISPOSAL PROCEEDS

(a) Subject to clause 6.6(b), unless the Agent (acting on behalf of all of the Banks) otherwise agrees, the Borrower shall procure that an amount equal to the Net Proceeds of each relevant disposal (other than, for the avoidance of doubt, any amounts subject to a valid Reinvestment Notice) and each mandatory disposal are, as soon as practicable and in any event no later than five Banking Days after their receipt by a member of the Group, deposited in a cash collateral account maintained for the purposes of the Senior Facilities Agreement or, if the Senior Facilities have been repaid in full, in a Cash Collateral Account with the Cash Collateral Account Bank and shall be applied in prepaying (and cancelling a corresponding part of the commitments under) the Senior Facilities or, subject to the Intercreditor Agreement, in prepaying the Advances on the next succeeding Interest Payment Dates relating to the Advances concerned.

(b) The Borrower may apply the Net Proceeds of a relevant disposal which are the subject of a valid Reinvestment Notice in or towards a permitted application within six months of the relevant disposal. The amount of Net Proceeds that are subject to Reinvestment Notices shall not exceed (pound)10,000,000 in aggregate in respect of any financial year of the Borrower.

(c) Unless the Agent (acting on behalf of all of the Banks) otherwise agrees, the Borrower shall procure that (I) any unapplied Net Proceeds of a relevant disposal and (ii) all Net Proceeds of each mandatory disposal are applied in prepaying (and cancelling a corresponding part of the commitments under) the Senior Facilities or, subject to the Intercreditor Agreement, in prepaying the Advances.

      For the purposes of this clause 6.6:

      (i) a RELEVANT DISPOSAL means a disposal permitted under clause 10.6(f)(iii) (and no other paragraph thereof) in any case which results in Net Proceeds in excess of (pound)750,000 (or its Sterling equivalent at the date of receipt) provided that the aggregate Sterling equivalent of the gross proceeds of such disposals excluded from this definition of relevant disposal shall not exceed (pound)3,000,000 in any financial year of the Borrower;

      (ii) a MANDATORY DISPOSAL means any disposal of the ownership interests in or assets of a Target Group or the ownership interests in or assets of any member of the Group as a result of any Acquisition, which disposal is required to be made by any relevant competition authority (or is in order to mitigate against any proceedings, investigation, examination or enquiry by such a competition authority);

      (iii) UNAPPLIED NET PROCEEDS means, in respect of a relevant disposal which is not a mandatory disposal, those Net Proceeds (or their Sterling equivalent at the date of receipt, if denominated in a currency other than Sterling) of such relevant disposal which are subject to a valid Reinvestment Notice and which, as at the end of the period of six months after the date of such relevant disposal or, in respect of up to

            (pound)6,300,000 of Net Proceeds of relevant disposals which is at the date on which the Majority Senior Banks consented to the requests contained in the consent request letter dated 2 October 2003, deposited in a cash collateral account maintained for the purposes of the Senior Facilities Agreement, as at the end of the period ending on 16 October 2004 (EXISTING NET PROCEEDS) (or, if earlier, as at the date on which the Borrower notifies the Agent that the Group no longer intends and expects to use all or the relevant portion of the Net Proceeds concerned towards a permitted application) have not been applied in a permitted application;

      (iv) a PERMITTED APPLICATION means any of (A) the acquisition of a replacement fixed asset of the same or a similar type and of comparable or superior value and quality or (B) the acquisition of a fixed asset the commercial purpose and effect of which is to replace or improve upon the commercial purpose and effect of the fixed asset disposed of or (C) the acquisition of fixed assets of comparable or superior quality for another aspect of the Group's business, provided in each case (to the extent permitted by law) that such fixed asset is subject to a fully enforceable legally binding Encumbrance in favour of the Security Agent and the other Finance Parties equivalent to or better than the Encumbrance (if any) to which the asset, the disposal of which resulted in the Net Proceeds which are being so applied, was subject, and provided further that the only permitted application in respect of the Existing Net Proceeds is the application thereof in or towards satisfying the Acquisition Consideration in respect of Permitted Acquisitions; and

      (v) a REINVESTMENT NOTICE means, in respect of the Net Proceeds of a relevant disposal which is not a mandatory disposal, a written notice executed by a director or the treasurer of the Borrower and received by the Agent no later than 5 Banking Days after receipt of such Net Proceeds by a member of the Group which confirms that no Event of Default has occurred and is continuing and that a member of the Group intends and expects to use all or the relevant portion of the Net Proceeds of the relevant disposal concerned towards a permitted application.

6.7   CASH SWEEP

      Unless the Agent (acting on behalf of all of the Banks) otherwise agrees, the Borrower shall apply or procure that there is applied in prepaying (and cancelling a corresponding part of the commitments under) the Senior Facilities or, subject to the Intercreditor Agreement, in prepaying the Advances (without premium or penalty) on the next succeeding Interest Payment Dates in respect of the Advances concerned following the delivery to the Agent of the audited annual consolidated financial statements of the Group and the Auditors' statement pursuant to clause 10.1(b)(i) and 10.1(b)(iv) in respect of each financial year ending on or after 31 December 2002 an amount equal to a percentage of the Consolidated Excess Cash Flow in respect of such financial year determined according to the ratio of Total Net Debt to Consolidated EBITDA (determined in accordance with Schedule 8 and clause 10.3) as at the end of the financial year to which such financial statements relate.

                                                           % of Consolidated Excess Cash Flow
Total Net Debt: Consolidated EBITDA                                  to be prepaid
---------------------------------------------------------------------------------------------
greater than or equal to 4.5:1                                           75%

greater than or equal to 3.0:1 but less than 4.5:1                       50%

less than 3.0:1                                                          25%

6.8   CITADEL INSURANCE COMPANY LIMITED

      The Borrower shall procure that any cash which is surplus to the reasonable cash requirements of Citadel Insurance Company Limited (including, without limitation, all cash which is in excess of the amount required from time to time as cash collateral in respect of insurance policies written by Citadel Insurance Company Limited) shall be invested in the Borrower either by way of the subscription for ordinary shares in the Borrower or by way of shareholder loans to the Borrower which are subordinated on the same terms as provided for in the Premier Holdings/Borrower Subordination Deed. The Borrower undertakes to immediately deposit the proceeds of any such subscription or shareholder loan in a cash collateral account maintained for the purposes of the Senior Facilities Agreement or, if the Senior Facilities have been repaid in full, in a Cash Collateral Account with the Cash Collateral Account Bank and shall apply such proceeds in prepaying (and cancelling a corresponding part of the commitments under) the Senior Facilities or, subject to the Intercreditor Agreement, in prepaying the Advances on the next succeeding Interest Payment Dates relating to the Advances concerned.

6.9   WAIVER OF PREPAYMENT

      A prepayment of the Advances shall not be required to be made under clauses 6.4(a)(ii), 6.4(b), 6.6, 6.7 or 6.8 while the Senior Facilities are outstanding to the extent that a waiver of the corresponding prepayment obligation under the Senior Facilities Agreement has been given without a breach of clause 13.3 of the Intercreditor Agreement occurring.

7.    FEES AND EXPENSES

7.1   ARRANGEMENT, UNDERWRITING AND AGENCY FEES

      The Borrower shall pay to the Agent or shall procure that there is paid:

      (a) at the time and in the circumstances in which such fee is payable in accordance with the terms of the Third Fee Letters, an arrangement and underwriting fee of the amount agreed by the Borrower with the Arranger and the Underwriter in the Third Fee Letters; and

      (b) on the first Drawdown Date and (in advance) on each anniversary thereof until no amount is outstanding under this Agreement and no Commitment is in force, for the account of the Agent, an agency fee of the amounts agreed by the Borrower with the Agent in the Third Fee Letters.

7.2   COMMITMENT FEES

      The Borrower shall pay to the Agent, or shall procure that there is paid to the Agent on the earlier of:

      (a)   the first Drawdown Date; and

      (b) the date on which the Commitment Period is extended beyond 16 February 2004 and thereafter on the dates falling at 3 monthly intervals after such initial payment date during the Commitment Period and on the Termination Date, for the account of the Banks (pro-rata their Commitments), commitment commission computed at the Commitment Commission Rate on the daily amount (accruing on and from the date of this Agreement or, if earlier, 17 November 2003) by which the Total Commitments in respect of the Facility exceed the aggregate amount of the Advances.

7.3   EXPENSES

      The Borrower shall pay to the Agent:

      (a) all reasonable out-of-pocket expenses (including but not limited to expenses incurred in connection with the Reports) of the Agent, the Security Agent, the Arranger, the Underwriter and their Affiliates associated with the transactions contemplated by this Agreement, including but not limited to (i) the syndication of the Facility and publicity associated therewith, (ii) the preparation, execution and delivery, administration, waiver, modification and enforcement of the Finance Documents (including documentary taxes and the reasonable fees, disbursements and other charges of counsel and consultants) and (iii) all reasonable costs of any investigation, litigation or subpoena arising out of the transactions contemplated hereby or any Acquisition; and

      (b) after a Default has occurred and whilst it is continuing, on demand, all reasonable expenses (including legal and out-of-pocket expenses) incurred by any of the Finance Parties in contemplation of, or otherwise in connection with, the enforcement or attempted enforcement of, or preservation or attempted preservation of any rights under, any of the Finance Documents, or otherwise in respect of the recovery, or attempted recovery, of moneys owing under the same.

7.4   VALUE ADDED TAX

      All fees and expenses payable pursuant to clause 5 and this clause 7 shall be paid together with an amount equal to any value added tax thereon payable by any of the Finance Parties in respect of such fees and expenses. Any value added tax chargeable in respect of any services supplied by any Finance Party under any of the Finance Documents shall, on delivery of a value added tax invoice, be paid in addition to any sum agreed to be paid under any of the Finance Documents.

7.5   STAMP AND OTHER DUTIES

      The Borrower shall pay all stamp, documentary, registration, notarisation or other duties or Taxes (including any duties or Taxes payable by, or assessed on, the Finance Parties) imposed on or in connection with the negotiation, preparation and execution of any of the Finance Documents and shall indemnify the Finance Parties against any liability arising by reason of any delay or omission by the Borrower to pay such duties or Taxes.

8.    PAYMENTS AND TAXES; ACCOUNTS AND CALCULATIONS

8.1   NO SET-OFF OR COUNTERCLAIM; DISTRIBUTION TO THE BANKS

      All payments to be made by the Borrower under this Agreement shall be made in full, without any set-off or counterclaim whatsoever and, subject as provided in clause 8.5, free and clear of any deductions or withholdings, in the currency in which payment is due on the due date to the account of the Agent at such bank in such place as the Agent may from time to time specify for this purpose, in the case of Sterling, in immediately available funds, and, in any other case, in such funds as may be generally accepted for settlement of transactions of this kind. Save where this Agreement provides for a payment to be made for the account of a particular Finance Party, in which case the Agent shall distribute the relevant payment to the relevant Finance Party concerned, payments to be made by the Borrower under this Agreement shall be for the account of all the Banks and the Agent shall forthwith distribute such payments in like funds as are received by the Agent to the Banks rateably in accordance with their Commitments or Contributions, as the case may be. Such distribution by the Agent shall be good discharge to the Borrower.

8.2   PAYMENTS BY THE BANKS

      All sums to be advanced by the Banks to the Borrower under this Agreement shall be remitted, in the case of Sterling, in immediately available funds and, in any other case, in such funds as may be generally accepted for settlement of transactions of this kind on the relevant Drawdown Date to the account of the Agent at such bank as the Agent may have notified to the Banks and shall be applied in accordance with the irrevocable instructions contained in clause 4.1(c) and otherwise be paid by the Agent on such date in like funds as are received by the Agent to the account of the Borrower specified in the relevant Drawdown Notice.

8.3   NON-BANKING DAYS

      When any payment under this Agreement would otherwise be due on a day which is not a Banking Day, the due date for payment shall be postponed to the next following Banking Day unless such Banking Day falls in the next calendar month in which case payment shall be made on the immediately preceding Banking Day.

8.4   AGENT MAY ASSUME RECEIPT

      Where any sum is to be paid under this Agreement to the Agent for the account of another person, the Agent may (unless a notice is received by it to the contrary prior to the time the relevant payment was expected to be made) assume that the payment will be made when due and may (but shall not be obliged to) make such sum available to the person so entitled. If it proves to be the case that such payment was not made to the Agent, then the person to whom such sum was so made available shall on request refund such sum to the Agent together with interest thereon sufficient to compensate the Agent for the cost of making available such sum up to the date of such repayment and the person by whom such sum was payable shall indemnify the Agent for any and all loss or expense which the Agent may sustain or incur as a consequence of such sum not having been paid on its due date.

8.5   GROSSING-UP FOR TAXES

      If at any time the Borrower is required by law or regulation to make any deduction or withholding in respect of Taxes from any payment due under this Agreement or any of the Borrower Security Documents for the account of any Finance Party (or if the Agent, or as the case may be, the Security Agent is required to make any such deduction or withholding from a payment to a Finance Party), the sum due from the Borrower in respect of such payment shall, subject to clause 8.6, be increased to the extent necessary to ensure that, after the making of such deduction or withholding, each Finance Party receives on the due date for such payment (and retains, free from any liability in respect of such deduction or withholding) a net sum equal to the sum which it would have received had no such deduction or withholding been required to be made and the Borrower shall indemnify each Finance Party against any losses or costs incurred by any of them by reason of any failure of the Borrower to make any such deduction or withholding or by reason of any increased payment not being made on the due date for such payment. The Borrower shall as promptly as possible deliver to the Agent copies of any receipts, certificates or other reasonable proof evidencing the amounts (if any) paid or payable in respect of any such deduction or withholding. The obligation of the Borrower to make any increased payment under this clause 8.5 shall survive termination of this Agreement for a period of nine months after such termination.

8.6   QUALIFYING BANKS

      Each Bank agrees promptly to notify the Agent and the Borrower if it is not or ceases to be a Qualifying Bank. If any Bank is not or ceases to be a Qualifying Bank, then (save in circumstances where such Bank ceases to be a Qualifying Bank by reason of any change in law, regulation or double taxation treaty or in its application or interpretation, in each case taking effect after the date of this Agreement or the date such Bank becomes a party to this Agreement, if later) the Borrower shall not be liable to pay to that Bank under clause 8.5 any sum in excess of the sum it would have been obliged to pay if that Bank had been, or had not ceased to be, a Qualifying Bank.

      Each Bank agrees that it will, as soon as is reasonably practicable after the date of this Agreement, or, if later, the date on which such Bank becomes a party to this Agreement, complete and file with the Taxation authority of the country in which it is resident for the purposes of Taxation, such forms (if any) which will enable interest to be paid without withholding or deduction for or on account of Taxes of the United Kingdom, and that, if such forms are returned to such Bank by its Taxation authority, it will, as soon as reasonably practicable thereafter, file such forms with the Inland Revenue.

8.7   CLAW-BACK OF TAX BENEFIT

      If, following any such deduction or withholding as is referred to in clause 8.5 any Finance Party shall receive or be granted a credit against or remission for any Taxes payable by it, such Finance Party shall, subject to the Borrower having made any increased payment in accordance with clause 8.5 and to the extent that such Finance Party can do so without prejudicing the retention of the amount of such credit or remission and without prejudice to the right of such Finance Party to obtain any other relief or allowance which may be available to it, reimburse the Borrower with such amount as such Finance Party shall in its absolute discretion certify to be the proportion of such credit or remission as will leave such Finance Party (after such reimbursement) in no worse position than it would have been in had there been no such deduction or withholding from the payment by the Borrower as aforesaid. Such reimbursement shall be made forthwith upon such Finance Party certifying that the amount of such credit or remission has been received by it. Nothing contained in this Agreement shall oblige any Finance Party to investigate whether a Tax credit is payable, rearrange its tax affairs or to disclose any information regarding its tax affairs and computations. Without prejudice to the generality of the foregoing, the Borrower shall not, by virtue of this clause 8.7, be entitled to enquire about any Finance Party's tax affairs.

8.8   BANK ACCOUNTS

      Each Bank shall maintain, in accordance with its usual practices, an account or accounts evidencing the amounts from time to time lent by, owing to and paid to it under this Agreement or any of the Borrower Security Documents. The Agent shall maintain a control account showing the utilisation of the Facility, including (separately) other sums owing by the Borrower under this Agreement and all payments in respect thereof made by the Borrower from time to time. The control account shall, in the absence of manifest error, be conclusive evidence as to the amount from time to time owing by the Borrower under this Agreement.

8.9   PARTIAL PAYMENTS

      If, (I) on any date on which a payment is due to be made by the Borrower under this Agreement, the amount received by the Agent from the Borrower falls short of the total amount of the payment due to be made by the Borrower on such date or (ii) on any date on which the Agent receives any payment from the Security Agent or otherwise receives any amount representing proceeds of realisations or other recoveries under any of the Security Documents, the amount of such payment or other receipt falls short of the total amount owing to the Finance Parties under this Agreement on such date then (in any such case), without prejudice to any rights or remedies available to the Finance Parties under any of the Finance Documents, the Agent shall apply the amount actually received by it in or towards discharge of the obligations of the Borrower under this Agreement in the following order, notwithstanding any appropriation made, or purported to be made, by the Borrower:

      (a) first, in or towards payment, on a pro-rata basis, of any unpaid costs and expenses (ignoring any fees payable under clause 7.1(a) or (b)) of the Agent, Security Agent, Arranger or Underwriter under this Agreement;

      (b) secondly, in or towards payment to the Finance Parties, on a pro-rata basis, of any amount owing to the Finance Parties under clause 16.12;

      (c) thirdly, in or towards payment to the Arranger of any portion of the arrangement fee payable under clause 7.1(a) which remains unpaid;


      (d) fourthly, in or towards payment to the Agent of any portion of the agency fee payable under clause 7.1(b) which remains unpaid;

      (e) fifthly, in or towards payment to the Finance Parties, on a pro-rata basis, of any accrued commitment commission payable under clause 7.2 which shall have become due but remains unpaid;

      (f) sixthly, in or towards payment to the Finance Parties, on a pro-rata basis, of any accrued interest which shall have become due but remain unpaid, but so that any amount payable by virtue of clause
            8.5 shall be excluded;

      (g) seventhly, in or towards payment to the Finance Parties, on a pro-rata basis, of any principal payable to the Finance Parties which shall have become due but remains unpaid;

      (h) eighthly, in or towards payment to any such Finance Parties, on a pro-rata basis, of any amount payable to any Finance Parties by virtue of clause 8.5 which remains unpaid; and

      (i) ninthly, in or towards payment of any other sum which shall have become due but remains unpaid (and, if more than one such sum so remains unpaid, on a pro-rata basis).

      Each reference in clauses 8.9(a) to (e) (inclusive) to a category of unpaid sums shall include interest thereon payable in accordance with this Agreement (including, without limitation, default interest under clause 5.2). Accordingly, clause 8.9(f) shall be construed as referring to interest on principal and accrued interest thereon which remains unpaid to the extent due.

      The order of application set out in clauses 8.9(e) to 8.9(i) shall be varied by the Agent if the Majority Banks so direct, without any reference to, or consent or approval from, the Borrower.

8.10  CALCULATIONS

      All interest and other payments of an annual nature under this Agreement or any of the Borrower Security Documents shall accrue from day to day and be calculated on the basis of actual days elapsed and (in the case of Sterling) a 365 day year and (in the case of currencies other than Sterling) a 360 day year (or as is otherwise the relevant interbank market custom in respect of any such currency). In calculating the actual number of days elapsed in a period which is one of a series of consecutive periods with no interval between them or a period on the last day of which any payment falls to be made in respect of such period, the first day of such period shall be included but the last day excluded.

8.11  CERTIFICATES CONCLUSIVE

      Any certificate of, or determination by, a Finance Party as to any rate of interest or any other amount payable under, or otherwise to be determined under, this Agreement or any of the Borrower Security Documents shall, in the absence of manifest error, be conclusive and binding on the Borrower and (in the case of a certificate of or determination by the Agent) on the Banks.

8.12  EFFECT OF EUROPEAN MONETARY UNION

      If the United Kingdom participates in Economic and Monetary Union in accordance with Article 109j of the Treaty on European Union, then:

      (a) if, and at any time while, Sterling and the euro are at the same time recognised by the Bank of England as the lawful currency of the United Kingdom, any amount expressed to be payable under this Agreement in Sterling shall be paid in Sterling or in euro as (i) the Agent may (in the case of any amount payable by the Banks) by not less than three Banking Days' notice to the Borrower and the Banks to that effect elect or (ii) the Borrower may (in the case of any amount payable by the Borrower) by not less than three Banking Days notice to the Agent to that effect elect;

      (b) any amount so elected to be paid in euro shall be converted from Sterling at the rate stipulated pursuant to Article 109l(4) of the Treaty and payment of the amount in euro derived from such conversion shall discharge the obligation of the relevant party to pay Sterling; and

      (c) the Agent, the Borrower and the Banks shall consult to consider what (if any) changes are required to be made to this Agreement to (i) take account of the participation of the United Kingdom in monetary union and/or (ii) reflect any consequential changes in market practice (including, without limitation, the settlement of or rounding of obligations and the calculation of interest). If, after such consultation, the Agent (acting on the instructions of the Majority Banks) reasonably and in good faith considers that any such amendments are required, the Agent shall notify the Borrower and the Banks of the amendments which it considers to be necessary and, notwithstanding clause 16.11, shall be entitled to make such amendments as to put the parties in the same position as if participation had not occurred.

      Any amendment so made to this Agreement by the Agent shall be promptly notified to the Banks, the Arrangers and the Borrower by the Agent and shall be binding on all the parties to this Agreement.

9.    REPRESENTATIONS AND WARRANTIES

9.1   REPEATING REPRESENTATIONS AND WARRANTIES

      The Borrower represents and warrants (subject to the qualifications and reservations set out in the Legal Opinions (other than those relating to factual matters) and matters fairly and specifically disclosed by the Reports (as defined in the Senior Facilities Agreement)) to each Finance Party in respect of itself, Premier Holdings, and each other member of the Group that:

      (a) Due incorporation: it, the other members of the Group from time to time and Premier Holdings are duly incorporated and validly existing under the laws of the respective jurisdictions of their incorporation and have power to carry on their respective businesses as they are now being conducted and to own their respective property and other assets;

      (b) Corporate power: it, the other members of the Charging Group and Premier Holdings have power to execute, deliver and perform their respective obligations under each of the Finance Documents to which they are parties and (in the case of the Borrower) to borrow the Commitments; all necessary corporate, shareholder and other action has been taken to authorise the execution, delivery and performance of the same and no limitation on the powers of the Borrower to borrow will be exceeded as a result of any transaction under any of the Credit Documents and no limitation on any of their respective powers to give guarantees and/or to create security will be exceeded as a result of the execution and delivery of any of the Security Documents;

      (c) Binding obligations: (i) each of the Finance Documents when executed and delivered by it and/or any other member of the Charging Group and/or Premier Holdings, as the case may be, will constitute, valid, legally binding and enforceable obligations of it and all other members of the Charging Group and Premier Holdings in accordance with their respective terms and, in the case of the Security Documents, create the security interests purported to be created thereby and (ii) it is not necessary, to ensure the legality, validity, enforceability or admissibility in evidence of any of the Finance Documents that they or any other instrument be notarised, filed, recorded, registered or enrolled in any court, public office or elsewhere in the jurisdiction(s) of incorporation of the member(s) of the Group party thereto or, as the case may be, Premier Holdings or that any stamp, registration or similar tax or charge be paid in such jurisdictions on or in relation to the Finance Documents and the Finance Documents are in proper form for their enforcement in the courts of such jurisdictions;

      (d) No conflict with other obligations: the execution and delivery of, the performance of its obligations under, and compliance with the provisions of, the Finance Documents by it and all other members of the Charging Group and Premier Holdings will not (i) contravene any existing applicable law, statute, rule or regulation or any judgment, decree or permit to which any of them are subject, (ii) conflict with, or result in any breach of any of the terms of, or constitute a default under, any agreement or other instrument to which any of them are a party or are subject or by which any of their property is bound to the extent that such conflict or breach would have, or would be reasonably likely to have, a Material Adverse Effect, (iii) contravene or conflict with any provision of their respective Memorandum or Articles of Association or, as the case may be, other relevant incorporation documents or by-laws or (iv) result, other than pursuant to the provisions of any of the Finance Documents, in the creation or imposition of, or oblige any member of the Group or Premier Holdings to create, any Encumbrance (save for a Permitted Encumbrance) on any member of the Group's assets, rights or revenues;

      (e) Choice of law: the choice by the Borrower and the Charging Group members and Premier Holdings (as appropriate) of English law or, as the case may be, any other law as expressly set out in the relevant Finance Document to govern each of the Finance Documents which are expressed to be governed by English law or such other law, as the case may be, and the submissions to jurisdictions by the Borrower and the Charging Group members and Premier Holdings contained in the Finance Documents are valid and binding in all material respects;

      (f) Audited financial statements: the then latest audited financial statements delivered to the Agent under clause 10.1(b)(i) have been prepared in accordance with the Appropriate Accounting Principles which have been consistently applied and present fairly and accurately the financial position of the Borrower, the consolidated financial position of the Group, Premier Holdings and Newco 1 respectively as at the date to which such financial statements were made up and the results of the operations of the Borrower, the Group, Premier Holdings and Newco 1 respectively for the financial year ended on such date and, as at such date, neither the Borrower nor any of the other members of the Group nor Premier Holdings nor Newco 1 had any significant liabilities (contingent or otherwise) or any unrealised or anticipated losses which are not disclosed by, or reserved against in, such financial statements (or the notes thereto) to the extent required by the Appropriate Accounting Principles; and

      (g) Material adverse change: since 31 December, 2001 there has been no development or event which has had or could reasonably be expected to have a Material Adverse Effect.

9.2   NON-REPEATING REPRESENTATIONS AND WARRANTIES

      The Borrower further represents and warrants to each of the Finance Parties (subject to the qualifications and reservations set out in the Legal Opinions (other than those relating to factual matters) and the matters fairly and specifically disclosed by the Reports (as defined in the Senior Facilities Agreement)) that:

      (a) Historic financial statements: (i) the audited consolidated financial statements of the Group for the financial year ended 31 December, 2002 have been prepared in accordance with generally accepted accounting principles and practices in the United Kingdom which have been consistently applied and present fairly and accurately the consolidated financial position of the Group as at the date down to and as of which such statements were prepared and the consolidated results of the operations of the Group for the period to which such statements relate; and (ii) as at 31 December,

            2002, the Group did not have any significant liabilities (contingent or otherwise) or any significant unrealised anticipated losses which are not disclosed by, or reserved against in, such financial statements (or the notes thereto);

      (b) Information Package: all factual information concerning Hicks Muse, the Acquisition Parties, Premier Holdings, each member of the Group and their Affiliates and the transactions contemplated by this Agreement (other than information of a general economic nature) that has been or will be made available to any of the Finance Parties by any Acquisition Party or any of their authorised representatives in relation to this Agreement when taken as a whole is or will be, when furnished, complete and correct in all material respects and does not or will not, when furnished, contain any untrue statement of a material fact or omit to state a material fact necessary in order to make the statements contained therein not materially misleading in light of the circumstances under which such statements were or are made;

      (c) Group and Acquisition Parties: (i) the details of the Group set out in Schedules ERROR! REFERENCE SOURCE NOT FOUND. and 7 are accurate in all material respects and no member of the Group has any ownership interest in any person other than as set out therein, (ii) Premier Holdings has no ownership interest in any person other than as set out in such Schedules, (iii) Newco 1 has no ownership interest in any person other than the Borrower and (iv) UK Topco has no ownership interest in any person other than Premier Holdings, its wholly-owned direct Subsidiary;

      (d) Consents etc. relating to the Finance Documents: every consent, authorisation, licence or approval or filing, notarisation or registration required to ensure compliance by the Borrower with clause 10.2(b) has been obtained or made and will be in full force and effect and there will have been no default in the observance of the conditions or restrictions (if any) imposed in, or in connection with, any of the same;

      (e)   Compliance with consents etc relating to the business of the Group:
            (i) the business of the Group has been conducted in all material respects in accordance with all applicable laws and regulations in each of the jurisdictions in which it is carried on and there is no decree or judgment of any Government Entity of any of such jurisdictions outstanding against any member of the Group except to the extent that any non compliance or decree or judgment would not be reasonably likely to have a Material Adverse Effect and (ii) every material consent, authorisation, licence or approval required by the Group to ensure compliance by the Borrower with clause 10.2(c) in respect of the business carried on by the Group at the date of this Agreement has been obtained or made and is in full force and effect and there has been no default in the observance of the conditions or restrictions (if any) imposed in, or in connection with, any of the same except to the extent any failure to obtain or make or maintain in full force and effect or default would not be reasonably likely to have a Material Adverse Effect;

      (f) No share options etc: there are no agreements in force or corporate resolutions passed which call for the present or future issue or allotment of, or grant to any person the right (whether conditional or otherwise) to call for the issue or allotment of, any share or loan capital of any member of the Group (including any option or right of pre-emption or conversion) (other than in favour of another member of the Group where such other member of the Group may not transfer or renounce such rights to or in favour of a person who or which is not a member of the Group);

      (g) No Taxes: on the basis that all of the Banks are Qualifying Banks, no Taxes are imposed by withholding or otherwise on any payment to be made by the Borrower under this Agreement or any of the Borrower Security Documents or are imposed on or by virtue of the execution or delivery by the Borrower of this Agreement or any of the Borrower Security Documents or any document or instrument to be executed or delivered under this Agreement or any of the Borrower Security Documents;

      (h) Litigation/labour disputes: no litigation, alternative dispute resolution, arbitration or administration proceeding is taking place or, to the knowledge of the officers of any Acquisition Party, threatened against any Acquisition Party or any other member of the Group and no labour disputes involving any member of the Group are current or threatened, to the knowledge of the officers of any Acquisition Party or any other member of the Group in each case to the extent that the same would be reasonably likely to have a Material Adverse Effect;

      (i) Environmental matters: (i) the Borrower is in compliance with its undertaking set out in clause 10.2(j) in respect of all members of the Group, (ii) no member of the Group has received notice of any Environmental Claim and no member of the Group is not in compliance with any Environmental Law or any Environmental Approval to the extent that the same would be reasonably likely to have a Material Adverse Effect and (iii) there is no Environmental Claim pending or threatened against any member of the Group which, if adversely determined, would be reasonably likely to have a Material Adverse Effect;

      (j) No Default: no Default has occurred and is continuing and no member of the Group is in breach of or in default under any agreement to which it is a party or which is binding on it or any of its assets to an extent or in a manner which could reasonably be expected to have a Material Adverse Effect; and

      (k)   Intellectual Property Rights:

            (i) each member of the Group owns or has licensed to it on arm's length commercial terms all the Intellectual Property Rights which are required by it in order for it to carry on its business as it is being conducted at the date of this Agreement and to the Acquisition Parties' knowledge none of the members of the Group have infringed any Intellectual Property Rights of any third party in any material respect to the extent that the same would have or would be reasonably likely to have a Material Adverse Effect;

            (ii) each member of the Group has taken all reasonable actions (including payment of fees) required to maintain in full force and effect and to preserve its ability to enforce any registered Intellectual Property Rights owned by or licensed to it except to the extent any failure to take such action would not be reasonably likely to have a Material Adverse Effect. There has been no material infringement or threatened infringement by any person of any Intellectual Property Rights owned by or licensed to any member of the Group to the extent that the same would be reasonably likely to have a Material Adverse Effect;

            (iii) no event or circumstance has occurred which has or could give rise to the termination of or materially adversely affect the rights of any member of the Group under or in relation to any agreement or arrangement relating to any Intellectual Property Rights to which any of them is a party including

                  (without limit) any licence to any of them to the extent that the same would be reasonably likely to have a Material Adverse Effect; and

            (iv) to the Acquisition Parties' knowledge no disclosure has been or will be made of any trade secret used or required in relation to the business of any member of the Group other than under enforceable confidentiality undertakings and each member of the Group will take all necessary steps (including legal proceedings) to enforce the confidentiality of and prevent any improper use of the same other than where any failure to do so would not be reasonably likely to have a Material Adverse Effect.

9.3   FURTHER REPEATING REPRESENTATIONS AND WARRANTIES

      The Borrower further represents and warrants to each of the Finance Parties, in relation to each Acquisition (subject to the qualifications and reservations set out in the Legal Opinions (other than those relating to factual matters) and the matters fairly and specifically disclosed by the Reports) that:

      (a) Information Package: all financial projections, financial models and business plans which have been or will be prepared by the Borrower or any of its authorised representatives and have been or will be made available to any Finance Party or prospective Finance Party have been or will be prepared in good faith based upon assumptions which were believed to be reasonable at the time prepared;

      (b) Copies of documents to be true and accurate: the copies of the Transaction Documents and the other relevant incorporation and constitutional documents or by-laws of it and all other Obligors delivered to the Agent pursuant to clause 3.1 are true, complete and accurate in all material respects and have not been amended, varied or supplemented in any way and, save as otherwise referred to therein, no other agreements, arrangements or understandings exist between any member of the Group or any member of the HMTF Group and all or any of the parties to those agreements and instruments which would materially affect the transactions or arrangements contemplated by the Transaction Documents and/or the forecasts, projections and/or estimates contained or referred to in the relevant Financial Model and the relevant Accountant's Report;

      (c) Group and Acquisition Parties: the details of the Group set out in the group structure chart to be delivered to the Agent in accordance with Part 2 of Schedule 3 are accurate in all material respects and no member of the Group has any ownership interest in any person other than as set out therein; and

      (d) No Borrowed Money or Encumbrances: (i) none of the members of the Group will have any liabilities in respect of Borrowed Money other than as permitted under clause 10.6(c) and (ii) no Encumbrances (other than Permitted Encumbrances) will exist over the assets and undertaking of any member of the Group.

9.4   REPETITION

      The representations and warranties in clauses 9.1, 9.2 and 9.3 shall be deemed to be repeated on and as of the first Drawdown Date and, in the case of clauses 9.1 (other than clause 9.1(e)) and (in respect of the then proposed Acquisition and the Advance proposed to be made to assist in the funding of that Acquisition) 9.3, each subsequent Drawdown Date and, in the case of clause 9.1 (other than clause 9.1(e)) only, on each Interest Payment Date, as if made with reference to the facts and circumstances existing on each such date.

10.   UNDERTAKINGS

10.1  INFORMATION UNDERTAKINGS

      The Borrower undertakes with each of the Finance Parties that, throughout the Finance Period:

      (a)   PREPARATION OF FINANCIAL STATEMENTS:

            (i) ANNUAL AUDITED FINANCIAL STATEMENTS: it will prepare (A) unconsolidated financial statements in respect of itself (and will procure that Premier Holdings and Newco 1 prepare unconsolidated financial statements in respect of themselves), and (B) consolidated financial statements in respect of the Group in accordance with the Appropriate Accounting Principles (consistently applied) in respect of each financial year and cause the same to be reported on by the Auditors; and

            (ii) UNAUDITED MANAGEMENT ACCOUNTS: it will prepare management accounts in respect of itself and unaudited consolidated management accounts in respect of (x) the Group and (y) each of the principal operating divisions within the Group (while operated as separate divisions), in each case in accordance with the Appropriate Accounting Principles (consistently applied) in respect of each successive month and each Quarter in such form as may be specified or agreed by the Agent from time to time and including, without limitation in respect of each such month or, as the case may be, Quarter:

                  (A) a consolidated cashflow statement and profit and loss account for (I) such period and (II) the financial year to date and (III) in the case of each Quarter, whatever periods or rolling twelve month periods are relevant to the calculations of the Financial Definitions for the Financial Covenants;

                  (B) a consolidated balance sheet as at the end of such period; and

                  (C) a comparison of all relevant results with the relevant Annual Budget and a brief commentary from the chief executive officer, finance director or treasurer on any significant adverse variations and any material Capital Expenditure;

      (b) DELIVERY OF FINANCIAL STATEMENTS: it will deliver to the Agent, for distribution to the Banks, sufficient copies for all the Banks of each of the following documents:

            (i) ANNUAL AUDITED FINANCIAL STATEMENTS: at the time of issue thereof (or promptly thereafter) to the shareholders of the Borrower (or the shareholders of Premier Holdings or Newco 1) but in any event not later than 120 days after the end of the financial year to which they relate, the audited financial statements referred to in clause 10.1(a)(i) for each financial year together, in each case, with the report of the Auditors thereon, the notes thereto, the directors' report thereon and the certificate referred to in clause 10.1(b)(iv);

            (ii) UNAUDITED MANAGEMENT ACCOUNTS: (A) within 30 days after the end of each month which is not the last month in a Quarter, and (B) within 45 days after the end of each Quarter management accounts for the Group in respect of such month and, as the case may be, such Quarter prepared in accordance with the requirements of clause 10.1(a)(ii) together with the certificate referred to in clause 10.1(b)(iii);

            (iii) DIRECTORS' COMPLIANCE CERTIFICATES: at the time of the delivery of the annual audited financial statements for each financial year and at the time of delivery of the unaudited management accounts for each Quarter as at the end of which the Financial Covenants are to be tested and in each case as at the end of such financial year or Quarter a certificate of the Borrower signed by its finance director, chief executive officer or treasurer at the time stating:

                  (A) the respective amounts of the Financial Definitions in respect of or, as the case may be, as at the end of the relevant period specified in the Financial Covenants and the calculations pursuant to clause 10.2(f)(ii);

                  (B) the application of the respective amounts of the Financial Definitions to the Financial Covenants and confirming that, as at the date to which the relevant financial statements or, as the case may be, management accounts are made up, the Borrower was in compliance with the Financial Covenants and clause 10.2(f)(ii) (or, if not, in each case indicating the extent of the breach and the steps intended to be taken to remedy the same) and that, as at the date of the certificate (being a date not more than seven days prior to the delivery of the certificate), no Default has occurred and is continuing (or, if such is not the case, specifying the same); and

                  (C) that, to the best of its knowledge and belief, there has been no material dispute or default (or warranty breach) under the Transaction Documents or the Senior Facilities Agreement or, if there is, the nature of the same,

                  Provided that the Agent may consult with the Auditors in respect of any certificate delivered under this clause 10.1(b)(iii) and, if reasonable grounds exist for believing that any such certificate was not correct when delivered with the result that a breach of the relevant Financial Covenant arises (and after consultation with the Borrower which shall include good faith discussions between the Borrower and the Agent to resolve the Finance Parties' concerns) require them to give a written opinion to the Agent on such certificate (the cost of one such requested opinion in any financial year to be borne by the Borrower);

            (iv) ANNUAL AUDITORS' REPORT: at the time of delivery of the annual audited financial statements a report from the Auditors (in the form of Schedule 9 or such other form which is acceptable to the Agent (acting reasonably) and which can be relied upon by the Agent (for itself and the other Finance Parties)) stating:

                  (A) the respective Financial Definitions in respect of or, as the case may be, as at the end of the relevant period specified in the Financial Covenants and indicating the manner in which such amounts have been calculated;

                  (B) the application of the respective amounts of such Financial Definitions to the Financial Covenants and confirming that, as at the date at or to which the relevant financial statements are made up, the Borrower was in compliance with the Financial Covenants (or, if not, indicating the extent of any non-compliance); and

                   (C) which members of the Group are Material Entities and whether the Borrower is in compliance with clause 10.2(f)(ii) as at the date of such certificate.

                   Such reports shall (in the absence of manifest error) be conclusive as to matters contained in them;

            (v) ANNUAL BUDGET: (A) as soon as practicable after approval by the Board of Directors of the Borrower but in any event not later than 45 days after the beginning of each financial year, the Annual Budget for such financial year and (B) as soon as practicable after its approval by the Board of Directors of the Borrower, any revision to such Annual Budget;

            (vi) REPORTS AND NOTICES TO SHAREHOLDERS AND CREDITORS: at the time of issue by any Acquisition Party or any member of the Group thereof, (A) every report, circular, notice or like document issued to its shareholders which it is required to issue by applicable law or regulation, (B) every formal notice issued to its creditors generally or to the holders of the High Yield Bonds and (z) every notice convening a meeting of the shareholders or any class of the shareholders of any Acquisition Party or any member of the Group;

            (vii) EQUITY PERMITTED PAYMENTS: notify the Agent of each Equity Permitted Payment in excess of (pound)250,000 proposed to be made not later than the fifth Banking Day prior to the date on which such payment is intended to be made; and

            (viii) FURTHER INFORMATION: promptly upon request, such further information concerning the financial position of any Acquisition Party or the Group (or any member of it) as the Agent shall reasonably require;

      (c) NOTICE OF DEFAULT: it will promptly upon becoming aware of the same inform the Agent of (i) any occurrence of which it becomes aware which could reasonably be expected to have a Material Adverse Effect and (ii) any Default;

      (d) NOTICE OF LITIGATION/LABOUR DISPUTES: it will, upon becoming aware that the same is threatened and in any case promptly after the commencement thereof, give to the Agent notice in writing of any litigation, alternative dispute resolution, arbitration or administrative proceedings, any labour dispute or any other dispute affecting any member of the Group or any of their respective assets, rights or revenues which if adversely determined would be reasonably likely to have a Material Adverse Effect; and

      (e) ENVIRONMENTAL CLAIMS: it will, and will procure that the other members of the Group will, as promptly as possible upon receipt of formal written notice of the same, inform the Agent of any Environmental Claim which has been made or threatened by formal written notice against any member of the Group or any of the officers of any member of the Group in their capacity as such or any requirement by any Environmental Licence or applicable Environmental Law to make any material investment or expenditure or take or desist from taking any action in each case where such Environmental Claim or any such failure to invest or incur expenditure or take or desist from taking any action, or the making of such investment or expenditure, would be reasonably likely to have a Material Adverse Effect.

10.2  GENERAL UNDERTAKINGS

      The Borrower undertakes with each of the Finance Parties that, throughout the Finance Period:


      (a) USE OF PROCEEDS: it will use the proceeds of Advances exclusively for the purposes specified in clause 2;

      (b) CONSENTS ETC RELATING TO THE FINANCE DOCUMENTS: it will (and will procure the same in respect of all other members of the Group), without prejudice to clauses 3.1 and 3.2, obtain or cause to be obtained, maintain in full force and effect and comply in all material respects with the conditions and restrictions (if any) imposed in, or in connection with, every consent, authorisation, licence or approval of any Government Entity and do, or cause to be done, all other acts and things which may from time to time be necessary under applicable law, in each case for the continued due performance of all its (or the other members of the Group's) obligations under the Finance Documents except for consents, approvals, licences or authorisations where the failure to obtain or comply with the same would not be reasonably likely to have a Material Adverse Effect;

      (c) COMPLIANCE WITH CONSENTS ETC RELATING TO THE BUSINESS OF THE GROUP: it will comply, and shall procure that all other members of the Group comply, in all material respects with the terms and conditions of all laws, regulations, agreements, licences and concessions material to the carrying on of the business of any member of the Group as it is being carried on at the date of this Agreement except to the extent that any non compliance would not be reasonably be likely to have a Material Adverse Effect;

      (d) TAX RETURNS: it will, and will procure that each other member of the Group will, file or cause to be filed all material tax returns required to be filed in all jurisdictions in which it is situated or carries on business or is otherwise subject to Taxation prior to penalties being incurred and pay all material Taxes shown to be due and payable on such returns or any assessments made against it prior to penalties being incurred (other than those being contested in good faith and where such payment may be lawfully withheld);

      (e) PENSION SCHEMES: it will ensure that the levels of contribution to the pension schemes for the time being operated by the Group are and continue to be sufficient to comply with all material obligations of the Group whether under such schemes or generally at law;

      (f) GUARANTEES AND SECURITY FROM SUBSIDIARIES: (without prejudice to clause 10.6(s)) it will procure, unless and to the extent that such execution and delivery and granting of security would be unavoidably unlawful or is prohibited by statute or beyond the corporate power of the company or corporation concerned (and then only if such corporate power cannot be modified or extended to allow such execution, delivery and granting of security) or would be reasonably likely to result in the directors of the company or corporation concerned incurring actual personal liabilities:

            (i) that documentation, in form and substance reasonably satisfactory to the Agent, supplemental to and/or incorporating provisions substantially the same as the Group Debenture and/or such other Security Documents and such ancillary documentation as the Agent may require (acting reasonably) shall be executed and delivered to the Agent by any member of the Group which is a Material Entity and which is not a Charging Subsidiary (in each case together with legal opinions relating thereto in form and substance satisfactory to the Agent (acting reasonably)), to the intent that each member of the Group which is a Material Entity shall guarantee the obligations of the Borrower under the Finance Documents and create Encumbrances securing its obligations under such guarantee equivalent to the Encumbrances created by the Group Debenture or otherwise to the extent practicable with respect to any jurisdiction outside the United Kingdom; and

            (ii)  that at all times:

                  (A) the pro forma Consolidated EBITDA of the Charging Group (for this purpose measured as if references in the definition of Consolidated EBITDA to the "Group" were references to the "Charging Group") is at least 95 per cent. of the Consolidated EBITDA of the Group;

                  (B) the pro forma consolidated turnover of the Charging Group is at least 95 per cent. or more of the consolidated turnover of the Group; and

                  (C) the pro forma consolidated total assets of the Charging Group is at least 95 per cent. or more of the consolidated total assets of the Group,

                  in each case tested on a rolling 12 months basis as at the end of each Quarter by reference to the most recent management accounts for such Quarter delivered in accordance with clause 10.1(b)(ii) and the most recent audited financial statements delivered in accordance with clause 10.1(b)(i).

      Encumbrances will not be required over those assets as to which the Agent shall determine in its reasonable discretion that the costs (including with respect to mortgage transfer and other taxes) of obtaining or administering such an Encumbrance are excessive in relation to the value of the security to be afforded thereby or to the extent that obtaining such security is otherwise impracticable. The Borrower will also procure that the immediate Holding Company of any Material Entity referred to in clause 10.2(f)(i) executes an Encumbrance over the shares in any Material Entity referred to in clause 10.2(f)(i) (if such shares are not already the subject of an Encumbrance created by a Security Document executed by such Holding Company), which Security Document is governed by the same law as the law under which such Material Entity is incorporated or formed;

(g) PARI PASSU: subject to the Intercreditor Agreement, it will ensure that its obligations, and those of each other member of the Group, under each of the Finance Documents shall, without prejudice to the provisions of clauses 10.2(b) and 10.6(a), at all times be direct, general and unconditional obligations and rank at least pari passu with all its other present and future unsecured and unsubordinated Indebtedness with the exception of any obligations which are mandatorily preferred by law and not by contract;

(h) INSURANCE: it will, and will procure that the other members of the Group will, insure and keep insured all its property and assets of an insurable nature and which are customarily insured (either generally or by companies carrying on a similar business) against loss or damage by fire and other risks normally insured against by persons carrying on the same class of business in a similar location as that carried on by it with reputable independent insurance companies or underwriters;

(i) INSPECTION OF BOOKS: it will, and will procure that each other member of the Group will, permit the Agent to inspect its books and records during normal business hours upon reasonable notice;

(j) ENVIRONMENTAL: it will, and will procure that each other member of the Group will, comply with all Environmental Laws and Environmental Licences to the extent that a failure to so comply could be reasonably expected to have a Material Adverse Effect;

(k) INTELLECTUAL PROPERTY RIGHTS: it will, and will procure that each other member of the Group will:

      (i) notify the Agent promptly of any infringement or suspected infringement or any challenge to the validity of any of the present or future Intellectual Property Rights owned, used or exploited by to it which may come to its notice and will supply the Agent with all information in its possession relating thereto if the same is reasonably likely to have a Material Adverse Effect and take all necessary steps (including, without limitation, the institution of legal proceedings) to prevent third parties infringing any Intellectual Property Rights to the extent that failure to do so would be reasonably likely to have a Material Adverse Effect;

      (ii) take all necessary action to safeguard and maintain its rights, present and future, in or relating to all Intellectual Property Rights to the extent that failure to do so would be reasonably likely to have a Material Adverse Effect (in each case including, without limitation, paying all applicable renewal fees, licence fees and other outgoings); and

      (iii) not enter into any licence or other agreement or arrangement in respect of Intellectual Property Rights other than on normal arm's length commercial terms and will comply with all licences to it of any Intellectual Property Rights, in each case, to the extent that failure to do so would be reasonably likely to have a Material Adverse Effect;

(l) CASH MANAGEMENT OF NON-UK COMPANIES: it will procure that to the extent that to do so would not cause a breach of law or regulation on the part of the relevant Group member or any applicable contractual restriction binding on the relevant Group member at the date of this Agreement and except to the extent that the directors of such Group member consider that such Group member would have inadequate resources to meet the forecast cashflow requirements of such Group member for the following 120 days (which shall be determined by the board of directors of such Group member, acting reasonably, having regard to their responsibilities under applicable law) and except to the extent that it would incur a material cost (after taking into account any tax considerations) which it would not otherwise ultimately have incurred, each Group member incorporated outside the United Kingdom shall deposit its surplus cash balances with a member of the Charging Group in an account of such member in the United Kingdom, provided that no such deposit shall be required if the surplus cash balances which would otherwise have been required to be so deposited are in aggregate less than(pound)1,000,000 (or its equivalent); and

      (m) TAX LOSSES AND ALLOWANCES: it will procure that, to the extent permitted by laws and to the extent practicable, all losses, allowances, exemptions, set-offs, deductions, credits or other reliefs relating to any Taxation or to the computation of income, profits or chargeable gains for the purpose of any Taxation (RELIEFS) which are, after 10th August, 1999, available to Premier Holdings (including, without limitation, any advance corporation tax paid by any such company which has not, at 10th August, 1999, been set against the liability to corporation tax of any company and any Reliefs available in respect of interest paid or payable by such company) are applied (by way of surrender or otherwise) when reasonably considered appropriate in the interests of the Group by Premier Holdings in reducing or extinguishing any liability in respect of the Borrower or any other member of the Group to Taxes or the amount of its income, profits or chargeable gains which are subject to Taxation.

10.3  FINANCIAL UNDERTAKINGS

(a) The Borrower undertakes with each of the Finance Parties that, throughout the Finance Period, it will observe and comply with the Financial Covenants.

(b) The Financial Definitions in paragraph 2 of Schedule 8 shall be determined for, and tested as at the end of, each Quarter or, in the case of the Consolidated Fixed Charge Cover Ratio, each half year by reference to the management accounts for such Quarter or (as applicable) half year delivered in accordance with clause 10.1(b)(ii) and the Financial Covenants in paragraph 1 of Schedule 8 shall be tested as at the end of each such Quarter or (as applicable) half year, in each case by reference to such management accounts, provided that if the audited consolidated financial statements of the Group for any financial year delivered in accordance with clause 10.1(b)(i) show different determinations for such Financial Definitions from those shown in the management accounts for the last month in such financial year such audited consolidated financial statements shall prevail in respect of such determinations and, where there was a difference affecting the opening balance sheet position for the current financial year, each set of management accounts delivered during such current financial year shall be restated by the Borrower so that each such set of management accounts is in line with such audited consolidated financial statements and any Financial Covenant thereby affected shall be deemed to have been tested by reference to such restated management accounts.

10.4  CONDITIONS SUBSEQUENT

      The Borrower undertakes with the Arranger that, upon the Arranger's request in connection with the syndication of the Facility, it will (i) promptly provide all reasonably requested financial and other information in the possession of the Acquisition Parties with respect to each of the Acquisition Parties, the Group and their respective Affiliates (save, in the case of such Affiliates, any entities which are Affiliates (but not Subsidiaries) of the Borrower solely by reason of being under common control by Hicks Muse), the businesses acquired pursuant to the Acquisitions (the ACQUIRED TARGET BUSINESSES) and, to the extent relevant in relation to the Facility, Hicks Muse, including information and projections prepared by the Borrower or its advisers, (ii) make its senior officers available to Banks and prospective Banks at a reasonable time,
      (iii) assist the Arranger in the preparation of any Information Memoranda or similar documents and other marketing materials to be used in connection with the syndication of the Facility, (iv) together with the Arranger, host a meeting and hold discussions with Banks or prospective Banks, (v) facilitate a site visit if required by the Arranger and (vi) use reasonable efforts to ensure that the syndication efforts benefit materially from the existing lending relationships of the Borrower, the Acquired Target Businesses and Hicks Muse.

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

10.5  HEDGE TRANSACTIONS

      The Borrower undertakes with each of the Banks that:

      (a) it shall enter into (and thereafter maintain for the duration of the Senior Finance Period) hedging arrangements in relation to the Senior Facilities and the High Yield Bonds with the Hedge Counterparties in accordance with the Hedging Strategy Letter; and

      (b) it will not, and it will procure that no other member of the Group will, enter into any Derivatives Transactions which are speculative or do not relate to the hedging of exposures or liabilities of members of the Group in the ordinary course of business or in accordance with the Hedging Strategy Letter.

10.6  NEGATIVE UNDERTAKINGS

      The Borrower undertakes with each of the Finance Parties that throughout the Finance Period, without the prior written consent of the Agent acting on the instructions of the Majority Banks (or, in the case of clause 10.6(b)(ii), all the Banks):

      (a) NEGATIVE PLEDGE: it will not, and will procure that no other member of the Group will, permit any Encumbrance by it or any other member of the Group to subsist, arise or be created or extended over all or any part of their respective present or future undertakings, assets, rights or revenues, save for any Permitted Encumbrance;

      (b) TRANSACTIONS SIMILAR TO SECURITY: (without prejudice to sub-clauses 10.6(c) and (f)) it will not, and will procure that no other member of the Group will:

            (i) sell or otherwise dispose of any of its assets on terms whereby such asset is or may be leased to, or re-acquired or acquired by, the Borrower or any other member of the Group other than as part of a transaction whereby the asset concerned becomes the subject of a Finance Lease which is permitted under clause 10.6(c)(viii); or

            (ii) sell, factor or dispose of any of its receivables other than the sale of receivables in connection with a trade receivables financing transaction which is on arms length terms in form and substance satisfactory to all of the Banks (acting reasonably) provided that all of the proceeds of such sale are immediately applied in prepaying (and cancelling a corresponding part of the commitments under) the Senior Facilities or, subject to the Intercreditor Agreement, the Advances;

      (c) NO OTHER BORROWED MONEY: it will not, and will procure that no other member of the Group will, incur or permit to exist on its behalf any obligations in respect of Borrowed Money (other than in respect of any guarantees in respect of Borrowed Money to the extent permitted by clause 10.6(d) and transactions similar to security permitted by clause 10.6(b)) to any person except:

            (i)    the Senior Facilities (including, for the avoidance of doubt,
                   (x) Borrowed Money to the extent that it is the subject of a letter of credit issued under the working capital facility under the Senior Facilities Agreement or a guarantee issued by an ancillary facilities bank under the Senior Facilities Agreement and (y) any additional Borrowed Money thereunder permitted by the Intercreditor Agreement);

            (ii) Borrowed Money incurred by the Borrower under the Intercompany Loan Agreement and the Premier Holdings/Borrower Loan Agreement;

            (iii) Borrowed Money owed by: (A) any member of the Charging Group to another member of the Charging Group, (B) any member of the Group to a member of the Charging Group provided the total aggregate amount of all such Borrowed Money (other than that representing loans permitted under clause 10.6(i)(vii)) at any one time does not exceed (pound)10,000,000 (or its equivalent in relevant currencies), and (C) any member of the Group (which is not a member of the Charging Group) to another member of the Group (which is not a member of the Charging Group);

            (iv) Borrowed Money incurred under any Hedge Transactions not otherwise restricted hereby; (v) the Facility;

            (vi) Borrowed Money of any member of the Charging Group owed to the seller representing the purchase price of a Permitted Acquisition provided that (x) the aggregate amount of such Borrowed Money shall not exceed (pound)5,000,000 and (y) the amount of any such Borrowed Money outstanding or otherwise is not subsequently increased;

            (vii) obligations in respect of Finance Leases to the extent that the aggregate amount of the principal element of the obligations under all such Finance Leases at any time, calculated in accordance with the Appropriate Accounting Principles at the relevant time, does not (converting into its equivalent in Sterling any amount in another currency) exceed (pound)2,500,000 at any such time;

            (viii) Borrowed Money in addition to that permitted by clauses
                   10.6(c)(i) to (viii) not exceeding (pound)15,000,000 (or its equivalent in relevant currencies) in aggregate at any time; and

            (ix)   the Subordinated Shareholder Loans;

      (d) GUARANTEES: it will not, and will procure that no other member of the Group will (other than to the extent provided in the Security Documents) incur or permit to exist on its behalf any Indebtedness under any guarantee in respect of Indebtedness of any person except for:

            (i) guarantees in respect of Indebtedness (not being Borrowed Money) of a member of the Charging Group permitted under this Agreement;

            (ii) indemnities granted by members of the Group in respect of performance bonds, bid bonds, guarantees, letters of credit and other obligations of a like nature incurred in the ordinary course of business;

            (iii) indemnities granted in the Finance Documents, the Transaction Documents, the Senior Finance Documents, the monitoring and oversight agreement and the financial advisory agreement referred to and entered into in accordance with clause 10.6(j) or in the constitutional documents of the members of the Group; and

            (iv) indemnities and guarantees made in the ordinary course of business, or for the purpose of carrying on the same, provided that such indemnities or guarantees could not individually or in the aggregate have a Material Adverse Effect;

      (e) OPERATING LEASES: it will not, and will procure that no other member of the Group will, enter into any obligations in respect of operating leases relating to assets (other than real property) if as a result the aggregate liability of all members of the Group with respect to rentals in any one financial year under such operating leases (converting into its equivalent in Sterling any amount in another currency) exceeds by more than (pound)6,000,000 the aggregate liability of all members of the Group with respect to rentals in the financial year ending 31st December, 1999 under the operating leases of the members of the Group as at 31st December, 1998;

      (f) DISPOSALS: it will not, and will procure that no other member of the Group will, sell, transfer, lease, surrender, lend or otherwise dispose of (each a DISPOSAL) or cease to exercise direct control over the whole or any part of its present or future assets or revenues whether by one or a series of transactions related or not except for:

            (i) the disposal of stock-in-trade in the ordinary course of business;

            (ii) the disposal of any tangible asset which is obsolete or worn out;

            (iii) any disposal of any asset (other than receivables) on arm's length terms for full consideration (of which at least 75 per cent. is cash) where the market or book value is less than (pound)15,000,000 (or its equivalent) in respect of the aggregate of all such disposals in any financial year of the Borrower provided that the Net Proceeds of such disposal are applied in accordance with clause 6.6;

            (iv)   loans and credit permitted pursuant to clause 10.6(i);

            (v) the application of cash not otherwise prohibited under the Finance Documents;

            (vi)   the disposal of any asset by:

                   (A) a member of the Group to a member of the Charging Group but so that where any such asset is subject or is expressed to be subject to an Encumbrance pursuant to any Security Document such disposal shall only be permitted where the Security Agent is satisfied either that (I) such Encumbrance is not prejudiced as a result of such disposal and the acquisition of such asset by the other Charging Group member or (II) the asset concerned becomes subject to a fully enforceable, legally binding Encumbrance in favour of the Security Agent and the other Finance Parties substantially equivalent to or better than such other Encumbrance; or

                   (B) any member of the Group which is not a member of the Charging Group to another member of the Group which is also not a member of the Charging Group; or

                   (C) a member of the Charging Group to a member of the Group which is not a member of the Charging Group provided that the aggregate market or book value of all such disposals does not exceed (pound)5,000,000 (or its equivalent in the relevant currency) and all such disposals are in accordance with clause 10.6(j);

            (vii) licences, leases or subleases of Intellectual Property Rights (other than the Intellectual Property Rights subject to, or arising under or in connection with, any or all of the UKIPR Agreement, the Irish IPR Agreement, the Rowntrees Licence and the Chef Licence) and leases or subleases of real property in each case in the ordinary course of business and which do not materially interfere with the business of the Group;

            (viii) the sale and discount of overdue accounts receivable during the ordinary course of business, but only in connection with the compromise or collection thereof;

            (ix) disposals pursuant to and in accordance with the Demerger Agreements; (x) disposals permitted under clauses 10.6(b) and
                   (n);

            (xi) disposals of a fixed asset in exchange for a replacement fixed asset of the same or similar type and of a comparable or superior value and quality or a fixed asset the commercial purpose and effect of which is to replace or improve upon the commercial purpose of the fixed asset disposed of; and

            (xii) mandatory disposals (as defined in clause 6.6(c)(ii)) on arm's length terms for full consideration (of which at least 75 per cent. is cash) provided that the Net Proceeds thereof are applied in accordance with clause 6.6, and so that where the asset or assets the subject of a disposal permitted by this clause 10.6(f) (other than clause 10.6(f)(vi)(A)) is or are subject to a fixed charge created by the Security Documents or any of them, the consents of the Finance Parties to the release of such fixed charge (but without prejudice or responsibility to or in respect of any other requisite consent) shall not be refused provided that no Default shall have occurred and be continuing (and the Agent is irrevocably authorised by the other Finance Parties to instruct the Security Agent to grant such consent without reference to them);

      (g)   EQUITY YIELD AND INTERCOMPANY LOAN PAYMENTS: the Borrower will not:

            (i) declare or pay (including, without limitation, by way of set-off, combination of accounts or otherwise) any dividend or make any other distribution or payment (whether in cash or in specie), including any interest and/or unpaid dividends, in respect of its equity or any other share capital for the time being in issue (other than an Equity Permitted Payment made in accordance with the Subordination Deeds); or

            (ii) make any payment (including, without limitation, by way of set-off, combination of accounts or otherwise) of interest, or make any other payment, in respect of any amounts outstanding under the Intercompany Loan Agreement (other than an Intercompany Loan Permitted Payment made in accordance with the Intercompany Loan Subordination Deed), the Premier Holdings/Borrower Loan Agreement (other than an Equity Permitted Payment made in accordance with the Premier Holdings/Borrower Subordination Deed) or the Subordinated Shareholder Loans;

      (h) REDUCTION OF CAPITAL: it will not redeem or purchase or otherwise reduce its equity or any other share capital or any uncalled or unpaid liability in respect thereof or reduce the amount (if any) for the time being standing to the credit of its share premium account or capital redemption or other undistributable reserve in any manner, in each case, in whole or in part in any circumstances save where the redemption, purchase or reduction is an Equity Permitted Payment;

      (i) LOANS AND CREDIT: it will not, and will procure that no other member of the Group will, make any loans or grant any credit other than:

            (i)    loans or credit permitted by clause 10.7(d)(iii);

            (ii) loans or credit in existence on the Scheme Effective Date and extensions, renewals, modifications or restatements or replacements thereof, provided that no such extension, renewal, modification or restatement shall (x) increase the amount of the original loan or credit or (y) materially adversely affect the interests of the Finance Parties with respect to such original loan, or credit or the interests of the Finance Parties under this Agreement or any other Finance Document in any material respect;

            (iii) promissory notes and other similar non-cash consideration received by any member of the Group in connection with disposals permitted under clause 10.6(f);

            (iv) loans or credit to directors, officers and employees of the Group up to a maximum amount at any time of(pound)3,000,000 (or its equivalent) in aggregate;

            (v) the granting of credit to trade debtors in the ordinary course of the relevant member of the Group's business as carried on by it at the date of this Agreement or (if later) the date it becomes a member of the Group;

            (vi) in respect of cash deposits placed by any member of the Group in accounts (other than those maintained in accordance with clause 10.6(w)) with Approved Banks;

            (vii) subject to an aggregate limit of (pound)10,000,000 at any relevant time on loans and credit to, and acquisitions of or by, companies which are not members of the Charging Group, loans or credit to members of the Group or companies, the acquisition of which would be a Permitted Acquisition, where such loans or credit are funded by:

                   (A) Consolidated Excess Cash Flow in respect of the previous financial year not required to be applied in prepayment of the Senior Facilities or the Facility pursuant to clause 6.7 and made after the prepayment required under such clause has been duly made;

                   (B) the amount of Net Proceeds of disposals not required to be applied in prepayment of the Senior Facilities or the Facility pursuant to clause 6.6 and made after the prepayment required under such clause has been duly made; or

                   (C) the proportion of aggregate net proceeds of any Flotation not required to be applied in prepayment of the Senior Facilities or the Facility pursuant to clause 6.4 and made after the prepayment required under such clause has been duly made;

            (viii) investments in Cash Equivalents; and

            (ix) in addition to the foregoing, loans or credits in the ordinary course of business on arms' length terms by members of the Group in an aggregate amount (at cost, without regard to any write down or write up thereof) at any one time outstanding not exceeding (pound)1,000,000 (or its equivalent);

      (j) INTRA-GROUP CONTRACTS AND ARRANGEMENTS: it will not, and will procure that no other member of the Group will, enter into any arrangement or contract with any of its Subsidiaries or Affiliates which is not a Charging Subsidiary or any member of the HMTF Group unless such arrangement or contract is entered into on an arm's length basis and is fair and equitable to it or, as the case may be, such other member of the Group and would be entered into by a prudent person in the position of the Borrower or the relevant member of the Group. For the avoidance of doubt:

            (i) payment may be made of reasonable and customary fees for work done by directors of any member of the Group, Premier Holdings or Newco 1 and their expenses may be reimbursed;

            (ii) payment may be made to Hicks Muse and its Affiliates of fees and expenses not exceeding the amounts set out in Schedule 10 pursuant to a monitoring and oversight agreement and a financial advisory agreement, in each case approved by the board of directors of the Borrower;

            (iii) employment arrangements in respect of the procurement of the services of directors, officers and employees in the ordinary course of business may be entered into and reasonable fees in connection therewith paid; and

            (iv) the services to be provided by Premier Holdings pursuant to the Demerger Agreements may only be provided on a non-profit making basis;

      (k) AMENDMENT TO DOCUMENTS: it will not, and will procure that no other member of the Group nor any Acquisition Party will, terminate, amend or vary, or acquiesce in any termination, amendment or variation of, any of the Transaction Documents (other than the Acquisition Agreements) (other than amendments of typographical errors or inconsistencies or which do not affect the timing or quantum of payments due in respect thereof or thereunder and provided that no such amendments are in the Agent's opinion (acting reasonably) material to the Finance Parties) and will comply with their material terms and will in the event that any other party thereto breaches the same in any material respect forthwith inform the Agent of the nature and substance thereof. The Borrower undertakes that it will also procure that the loan notes constituted by the Loan Note Instrument remain outstanding throughout the Finance Period;

      (l) SHAREHOLDERS' MEETINGS AND THE NEW ARTICLES: (in the case of the Borrower only) it will not convene any meeting with a view to the alteration of any provision of the New Articles which would adversely affect any of the rights attaching to the "Golden Share" referred to in the New Articles or would affect the timing or quantum of payments due in respect thereof or thereunder or which would be reasonably likely to have a Material Adverse Effect;

      (m) NEW SHARE ISSUES: it will not, and will procure that no other member of the Group will, issue any shares or otherwise acquire any additional capital in the Borrower otherwise than (i) the issue by the Borrower of shares which do not carry any right to a return or to redemption before all amounts (whether actual or contingent) owing under the Finance Documents have been paid in full and the Finance Parties have no further obligations thereunder (or to be converted into shares carrying such rights), (ii) an issue of shares in connection with a Flotation provided that the resulting prepayment required by clause 6.6 is duly made and (iii) the issue of shares by a Charging Subsidiary to its Holding Company (also being a member of the Charging Group);

      (n) AMALGAMATION AND MERGER: it will not, and will procure that no other member of the Group will, amalgamate or merge with any other company or person unless (i) such merger is with another member of the Group and (A) a member of the Charging Group shall be the surviving entity and the Agent is reasonably satisfied (having taken appropriate advice from counsel in the relevant jurisdiction) that such merger will not have a negative impact upon any of the obligations owed by any Obligor to the Finance Parties or upon any material rights the Finance Parties may have against any of the Obligors, or (B) such merger is between members of the Group which are not members of the Charging Group, or (ii) any member of the Group liquidates or dissolves in either case on a solvent basis and in connection therewith all of its assets are transferred to any member of the Charging Group or, if such member is not a member of the Charging Group, to another member of the Group;

      (o) ACCOUNTING REFERENCE DATE: it will not change its accounting reference date (or permit any other member of the Group to do so) from 31st December;

      (p) ACCOUNTING POLICY: it will not adopt any accounting policy or change the consistency of application of its accounting principles from the Appropriate Accounting Principles unless (i) the revised policy and practice adopted from time to time is in accordance with generally accepted accounting practice in the United Kingdom and (ii) prior to any revised policy and practice being adopted the Borrower notifies the Agent thereof and, if required by the Agent, negotiates in good faith with the Agent acting reasonably in order that the Financial Covenants may be amended as required by the Agent acting reasonably in order for it to be able to make the same judgments as to the financial performance of the Group against the Financial Covenants as it is able to under the present accounting policy provided that if such negotiations are not concluded to the satisfaction of the Agent acting reasonably within a period of 30 days from the commencement of such negotiations the Borrower agrees that it will either provide financial statements on the same basis as before or provide financial statements containing a statement reconciling the previous and the then current accounting policy in order that the Agent may determine the financial condition of the Group against the Financial Covenants having regard to the terms of this Agreement;

      (q) AUDITORS: it will not change its Auditors save to another Big 4 firm of chartered accountants which is willing to provide the reports referred to in clause 10.1(b)(iv) on the same or substantially the same basis and format as the existing Auditors;

      (r) CHANGE IN BUSINESS: it will not, and will procure that no other member of the Group will, make any material change to the general nature of its business or cease (or threaten to cease) any material part of its business, which in either case would constitute a material change in the nature of the business of the Group taken as a whole from that carried on at the date of this Agreement;

      (s) ACQUISITIONS AND JOINT-VENTURES: save as provided in clause 10.6(t), it will not, and will procure that no other member of the Group will, acquire or make any investment in any companies, joint ventures or partnerships, acquire any tangible or intangible assets (or interests therein) other than in the ordinary course of business, or acquire any businesses (or interests therein) other than the Purchasers and the acquisition of businesses (including companies) which are related or complementary to the existing businesses of the Group provided that:

            (i) the acquisition consideration (including, without limitation, any deferred consideration (whenever payable), the assumption of obligations in respect of Borrowed Money by the Group and taking the value of any non-cash consideration payable by the Group at the higher of its stated value under the agreement(s) for the acquisition in question and the market value of such consideration) payable by the Group (ACQUISITION CONSIDERATION) in respect of all such acquisitions in any financial year shall not exceed (pound)45,000,000 (or its equivalent in relevant currencies) (excluding any amount funded with the Shareholder Injections referred to in (ii) below or by the proceeds of Advances);

            (ii)   such acquisitions are funded:

                   (A) by Consolidated Excess Cash Flow in respect of the previous financial year not required to be applied in prepayment of the Senior Facilities or the Facility pursuant to clause 6.7; or

                   (B) by the Net Proceeds of disposals not required to be applied in prepayment of the Senior Facilities or the Facility pursuant to clause 6.6; or

                   (C) by Shareholder Injections in the Borrower funded by Hicks Muse or funds or limited partnerships managed by it or (without prejudice to clause 6.4(a)(i)) other indirect co-investors in Premier; or

                   (D) by drawings under the Working Capital Facility (as defined in the Senior Facilities Agreement) (to the extent permitted under clause 10.6(s)(B)(4) of the Senior Facilities Agreement); or

                   (E)   by the proceeds of Advances;

            (iii) at least five Banking Days prior to entering into any such acquisition, the Agent shall have received a revised version of the Financial Model, reflecting the proposed acquisition therein which shows that none of the Financial Covenants will be breached during the Finance Period and that no Event of Default will arise under clause 11.1(a), accompanied by a certificate signed by the chief executive and one other director of the Borrower confirming that they believe that the assumptions upon which the forecasts and projections in such revised Financial Model are based taken as a whole, and those forecasts and projections, are fair and reasonable and confirming that, in making those assumptions and forming those forecasts and projections the Borrower has taken full and proper account of all contingent liabilities (including, without limitation, contingent environmental liabilities) relating to the assets to be acquired pursuant to the proposed acquisition provided that if the Acquisition Consideration in respect of an acquisition is(pound)10,000,000 (or its equivalent in any relevant currency) or less, then a revised version of the Financial Model need not be so provided if the chief executive and one other director of the Borrower can, and do so, certify that in making such acquisition the Group will not incur any contingent liabilities which would be likely to have a material adverse impact on the forecasts and projections contained in the then applicable Financial Model;

            (iv)   no Default will arise as a result of such acquisition; and

            (v) the aggregate Acquisition Consideration of all such acquisitions of, or by, companies which are not members of the Charging Group does not exceed (pound)10,000,000 (or its equivalent) when aggregated with all loans or credit made or extended to companies which are not members of the Charging Group pursuant to clause 10.6(i)(vii) at any relevant time, such acquisitions being PERMITTED ACQUISITIONS;

      (t) BORROWER'S BUSINESS: the Borrower will not carry on any business or own any material assets other than its shareholdings in its Subsidiaries, intra-group credit balances and credit balances in bank accounts;

      (u) INTRA-GROUP ACCOUNTS: (without limiting the generality of clause 10.6(f)) it will not subordinate, postpone, defer, assign or otherwise dispose of or deal with any Indebtedness owing to it by any other member of the Group and will procure that no other member of the Charging Group will subordinate, postpone, defer, assign or otherwise dispose of or deal with any Indebtedness owing to it by any other member of the Group (other than in favour of another member of the Charging Group);

      (v)   DORMANT COMPANIES: it will procure that:

            (i) none of the members of the Group which are dormant (within the meaning of section 250 of the Act) at the date of this Agreement or hereafter become dormant shall:

                   (A) carry on any trading activity if it has any material contingent liabilities; or

                   (B) demand or accept payment of any Indebtedness owing to it by a Borrower or a Charging Subsidiary; and

            (ii) no Borrower or Charging Subsidiary shall repay any Indebtedness owing to any dormant company as referred to in
                   (i) above; and

      (w) CASH BALANCES: it will procure that the aggregate amount of cash balances or deposits of cash held by all members of the Group which are not placed with Approved Banks at no time exceeds
            (pound)1,000,000 (or its equivalent).

10.7  CONDUCT OF THE ACQUISITIONS

      The Borrower undertakes with each of the Finance Parties that throughout the Finance Period:

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      (a)   it will not (and will procure that no member of the Group will)
            terminate, amend or vary, or acquiesce in any termination, amendment or variation of, any of the Acquisition Agreements which might reasonably be expected materially and adversely to affect the interests of the Finance Parties under the Finance Documents;

      (b) it will not (and will procure that no member of the Group will) waive or fail to invoke any conditions to the completion of any of the Acquisitions, and will not (and will procure that no member of the Group will) accept, to the extent they are entitled to refuse, any disclosures by the relevant Vendors in relation to the warranties contained in the relevant Acquisition Agreements where any such waiver, failure to invoke or acceptance might reasonably be expected materially and adversely to affect the interests of the Finance Parties under the Finance Documents;

      (c) it will keep the Agent updated as to the progress of the Acquisitions;

      (d) unless considered by its directors (acting reasonably and having first consulted with the Agent in respect of any material matter) not to be commercially prudent, or otherwise not to be in the interests of any member of the Group (including, without limitation, taking account of the quantum of the claim), it will (and will procure that the members of the Group will) pursue (if necessary by legal action) against the Vendors or, as the case may be, any issuer of a Report any material claim to which it may be entitled as a result of:

            (i)   a breach of any Acquisition Agreement by the relevant Vendor;

            (ii) any inaccuracy in any of the warranties and representations included in any Acquisition Agreement;

            (iii) any indemnity contained in any Acquisition Agreement;

            (iv)  a right to make a claim under any of the Reports; or

            (v) any other claims for damages or other remedies in respect of any breach of any Acquisition Agreement or inaccuracy therein and any other claim in respect of the warranties, indemnities and representations given to the Borrower, any Purchaser or any member of the Group party to any relevant document contained in or pursuant to such documents; and

      (e) it will not (and will procure that the members of the Group will not) finally agree or settle the amount of any indemnity or warranty payment or other claim or potential claim under, or in connection with, the Acquisition Agreements against any of the Vendors or, as the case may be, any issuer of a Report (to the extent it has discretion to do so), without the consent of the Agent if the relevant claim relates to actual or potential recoveries reasonably expected to exceed (pound)10,000,000 (or its equivalent) in aggregate.

11.   EVENTS OF DEFAULT

11.1  EVENTS OF DEFAULT

      Each of the events set out below is an Event of Default (whether or not caused by any reason whatsoever outside the control of any Material Entity (or any other person)) namely if:

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      (a)   NON-PAYMENT: any Material Entity or any other member of the Group fails to pay any sum due from it under any of the Finance Documents in the currency, at the time (or within five days thereafter in the case of amounts other than principal) and in the manner stipulated in the relevant Finance Document; or

      (b) BREACH OF CERTAIN OBLIGATIONS: any Material Entity or any other member of the Group commits any breach of or omits to observe any of the obligations or undertakings expressed to be assumed by it under clauses 10.3, 10.6(a), 10.6(b), 10.6(f), 10.6(g), 10.6(h), 10.6(w),
            or 10.7(a), 10.7(b); or

      (c) BREACH OF OTHER OBLIGATIONS: any Material Entity or any other member of the Group commits any breach of or omits to observe any of the obligations or undertakings expressed to be assumed by it under any of the Finance Documents (other than any such obligations referred to in clause 11.1(a) and (b)) and, in respect of any such breach or omission which is capable of remedy, such breach or omission has not been remedied within 30 days; or

      (d) MISREPRESENTATION: any representation, warranty or statement made or deemed to be made or repeated by or on behalf of any Material Entity or any other member of the Group in, or in connection with, any of the Finance Documents or in any notice, accounts, certificate or statement referred to in or delivered under any of the Finance Documents is or proves to have been incorrect or misleading in any material respect on the date made or deemed to be made; or

      (e) CROSS-DEFAULT: (i) any Borrowed Money of any Material Entity or any other member of the Group at any time becomes prematurely due and payable by reason of a default or any creditor of any Material Entity or any other member of the Group becomes entitled to declare any such Borrowed Money due and payable prior to the date when it would otherwise have become due by reason of a default or any guarantee given by any Material Entity or any other member of the Group in respect of Borrowed Money is not honoured when due and called upon (taking into account any applicable grace period); or
            (ii) any Borrowed Money of any Material Entity or any other member of the Group is not paid as and when the same is or becomes due and payable (or within any applicable grace period) and the aggregate amount at any time of all Borrowed Money in respect of which (i) and/or (ii) applies (without double counting) is equal to or greater than(pound)5,000,000 (converting into Sterling at its equivalent amounts in any other currency); or (iii) any amount in respect of the High Yield Bonds is not paid when due and payable (or within any originally applicable grace period) or becomes (whether by declaration or automatically in accordance with the relevant agreement or instrument constituting the same) due and payable as a result of a default or any creditor or the trustee on their behalf becomes entitled to declare any amount in respect of the High Yield Bonds due and payable prior to the date when it would otherwise have become due by reason of a default; or (iv) an Event of Default (as defined in the Senior Facilities Agreement) occurs; or

      (f) DERIVATIVES TRANSACTION DEFAULT: any Material Entity or any other member of the Group fails to make payment in relation to a Derivatives Transaction of any sum equal to or greater than(pound)5,000,000 in aggregate at any one time (or its equivalent in the relevant currency of payment) on its due date (taking into account any grace period permitted under the documentation for that Derivatives Transaction) or the counterparty to a Derivatives Transaction becomes entitled to terminate that Derivatives Transaction early by reason of default on the part of any Material Entity or any other member of the Group and the Net Derivatives Liability in the aggregate

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            payable under all affected Derivatives Transactions at the relevant time is not less than(pound)5,000,000 (or its equivalent in the relevant currency); or

      (g) PROCEEDINGS CONCERNING THE GROUP: one or more judgements or orders is made against any Material Entity involving in the aggregate a liability (not paid or fully covered by insurance) of (pound)5,000,000 or more and all such judgments or orders shall not have been vacated, discharged or stayed pending appeal within 30 days from the entry thereof; any execution, distress, sequestration or other similar process is levied or enforced against all or any substantial part of the assets of any Material Entity which shall not have been vacated, discharged or stayed pending appeal within 30 days from the entry thereof; or any Material Entity proposes or makes any general composition or arrangement with its creditors other than on a solvent basis which has been approved by the Majority Banks; or

      (h) INSOLVENCY: any Material Entity generally shall not, or shall be unable to, or shall admit in writing its inability to, pay its debts (other than intercompany debts) as they become due; or

      (i) ADMINISTRATION: (i) any meeting of any Material Entity is convened for the purpose of considering any resolution to present an application for an administration order or to serve a notice of intention to appoint an administrator or to appoint an administrator or (ii) any person presents an application for an administration order, or files documents with a court for the appointment of an administrator, in relation to any Material Entity or an administration order is sought of the court on the basis of an undertaking to subsequently present an application or (iii) any Material Entity passes a resolution to present an application for an administration order or to serve a notice of intention to appoint an administrator or to appoint an administrator in relation to any Material Entity or (iv) an administration order is made or an administrator is appointed in relation to any Material Entity; or

      (j) APPOINTMENT OF RECEIVERS AND MANAGERS: (i) any administrative or other receiver or any manager is appointed of any Material Entity or all or any substantial part of any of its assets and/or undertakings or (ii) the directors of any Material Entity request any person to appoint such a receiver or manager or (iii) any other legal or formal steps are taken to enforce any Encumbrance over all or any substantial part of the assets and/or undertakings of any Material Entity; or

      (k) WINDING UP: (i) any meeting of any Material Entity is convened for the purpose of considering any resolution for (or to petition for) its winding up or (ii) any Material Entity passes such a resolution; or (iii) any person presents any petition for the winding up of any Material Entity, which is not withdrawn, dismissed or discharged within 60 days or (iv) an order for the winding up of any Material Entity is made, not (in any case) being a winding-up of a Subsidiary of the Borrower involving an amalgamation or reorganisation on a solvent basis to which the Majority Banks have given their prior written consent; or

      (l) ANALOGOUS PROCEEDINGS: there occurs, in relation to any Material Entity, in any country or territory in which any of them carries on business or to the jurisdiction of whose courts any part of their assets is subject, any event which, in the reasonable opinion of the Majority Banks, appears in that country or territory to correspond with, or have an effect equivalent to, any of those mentioned in clauses 11.1(h) to (k) (inclusive); or

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

      (m) SEIZURE: all, or a material part, of the undertaking, assets, rights or revenues of, or shares or other ownership interests in, any Material Entity are seized, nationalised, expropriated or compulsorily acquired by or under the authority of any Government Entity and such Material Entity has not been adequately and promptly compensated and recompensed in respect of such action; or

      (n) CHANGES OF OWNERSHIP: the Borrower at any time disposes of any Premier Holdings Preference Share acquired by it other than in accordance with the Structure Paper;

      (o) FINANCE DOCUMENTS: any Finance Document is not or ceases to be legal, valid and binding on, and, subject to the qualifications and reservations set out in the Legal Opinions (other than those relating to factual matters), enforceable substantially in accordance with its terms against, any Material Entity which is party to that Finance Document and/or (in the case of Security Documents) does not provide to the Security Agent, for itself and on behalf of the other Finance Parties, perfected, enforceable security over the assets purported to be covered by that Security Document in a manner and to an extent reasonably considered by the Majority Banks to be materially adverse to their interests under the Finance Documents, or is alleged by any Material Entity or any member of the HMTF Group party to that Finance Document to be ineffective for any reason and any such failure or cessation as to legality, validity and binding effect is (if capable of remedy) not remedied within 30 days of notice from the Agent; or

      (p) UNLAWFULNESS: it becomes unlawful at any time for any Material Entity to perform all or any of its obligations under any of the Finance Documents and such unlawfulness is (if capable of remedy) not remedied within 30 days of notice from the Agent; or

      (q) REPUDIATION: any Material Entity repudiates any Finance Document to which it is a party or does or causes or permits to be done any act or thing evidencing an intention to repudiate such a Finance Document; or

      (r) QUALIFICATION OF FINANCIAL STATEMENTS: the Auditors qualify their report(s) on the audited consolidated financial statements of the Group or the audited financial statements of any Material Entity (i) on the grounds of inability to prepare financial statements on a going concern basis or that, while they had been prepared on that basis, it was not clear that the Group or the company concerned (as the case may be) would carry on business as a going concern or (ii) on the grounds of inadequate information or access to information being provided to the Auditors or (iii) on any other grounds where the matter giving rise to the qualification would be reasonably likely to have a Material Adverse Effect; or

      (s) ENVIRONMENTAL MATTERS: an Environmental Claim is made against any Material Entity and as a result a Material Adverse Effect is reasonably likely to occur; or

      (t) PREMIER HOLDINGS, NEWCO 1, THE BORROWER, UK TOPCO, HMTF POULTRY AND CITADEL INSURANCE COMPANY LIMITED:

            (i) (other than pursuant to Shareholder Injections) Premier Holdings carries on any business other than that of providing services pursuant to the Demerger Agreements on a non-profit making basis and acting as a Holding Company of the Group, owns any material assets other than all the shares in Newco 1, Citadel Insurance Company Limited and HMTF Poultry or incurs any liabilities other than under the Finance Documents, the Senior Finance

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                   Documents and the Transaction Documents to which it is a
                   party or those referred to in the definition of "Equity Permitted Payment" in clause 1.1 or those otherwise permitted by the Finance Documents; or

            (ii) Premier Holdings disposes of any shares (or any interest therein) in any of its direct Subsidiaries referred to in (i) above; or

            (iii) (other than pursuant to Shareholder Injections) Newco 1 carries on any business other than acting as a Holding Company of the Group, owns any material assets other than all of the issued shares in the Borrower or incurs any liabilities (whether or not in connection with Borrowed Money) other than as a result of issuing the High Yield Bonds, effecting the Pushdown or as a result of its existence and administrative operation in accordance with this Agreement; or

            (iv) Newco 1 ceases to be a wholly-owned direct Subsidiary of Premier Holdings; or

            (v) the Borrower ceases to be a wholly-owned direct Subsidiary of Newco 1; or

            (vi) (other than pursuant to Shareholder Injections) UK Topco carries on any business other than acting as a Holding Company of the Group, owns any material assets other than all of the issued shares in Premier Holdings or incurs any liabilities (whether or not in connection with Borrowed Money) other than as a result of entering into the Second Transaction Documents to which it is a party or as a result of its existence and administrative operation in accordance with this Agreement; or

            (vii) Premier Holdings ceases to be a wholly-owned direct Subsidiary of UK Topco; or

            (viii) HMTF Poultry carries on any business, owns any assets or incurs any liabilities in each case to an extent or in a manner which results (or is reasonably likely to result) in a material increase in the Taxes payable (directly or indirectly) by the Group (including, without limitation, the Taxes payable by Premier Holdings which are attributable to the business of the Group); or

            (ix) Citadel Insurance Company Limited carries on any business other than writing insurance in favour of members of the Group, owns any material assets other than as a result of writing such insurance or incurs any liabilities other than as a result of writing such insurance or as a result of its existence and administrative operation in accordance with this Agreement; or

      (u) INVESTMENT COMPANY: Newco 1 or the Borrower is or could be deemed an INVESTMENT COMPANY under Section 3(a)(1) of the Investment Company Act 1940 of the United States of America, as amended (notwithstanding the effect of any safe harbor (including without limitation the safe harbor under Rule 3a-2 under such act), exception, exemption, order or no-action letter relied upon or granted in connection therewith); or

      (v) NO SUBORDINATION: any amount outstanding under any Subordinated Shareholder Loan, or any other amount which is expressly agreed by the relevant member of the Group and the relevant subordinated creditor to be subordinated to the amounts

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            outstanding under the Finance Documents, is not, ceases to be or is claimed by the relevant subordinated creditor not to be subordinated to the amounts outstanding under the Finance Documents.

11.2  ACCELERATION

      Subject to the terms of the Intercreditor Agreement, the Agent if so requested by the Majority Banks shall, without prejudice to any other rights of the Finance Parties, at any time after the happening of an Event of Default, and so long as the same is continuing, by notice to the Borrower declare that:

      (a) the obligation of each Bank to make its Commitment available shall be terminated, whereupon the Total Commitments in respect of the Facility shall be reduced to zero forthwith; and/or

      (b) all Advances and all interest, fees and commitment commission accrued and all other sums payable under the Finance Documents have become due and payable or have become due and payable on demand, whereupon the same shall, immediately or in accordance with the terms of such notice, become due and payable; and/or

      (c) the Security Documents (or any of them) have become enforceable (in whole or in part).

      On or at any time after the making of any such declaration so long as the event giving rise to such declaration is still continuing the Agent shall be entitled, to the exclusion of the Borrower, to select the duration of Interest Periods.

11.3  DEMAND BASIS

      If all Advances have become due and payable on demand pursuant to clause 11.2(b), the Agent, if so instructed by the Majority Banks, shall by written notice to the Borrower call for repayment of the Advances on such date as may be specified in such notice whereupon the Advances shall become due and payable on the date so specified together with all interest, fees and commitment commission accrued and all other sums payable under the Finance Documents.

12.   INDEMNITIES

12.1  MISCELLANEOUS INDEMNITIES

      The Borrower shall within three Banking Days of demand indemnify each Finance Party, without prejudice to any of their other rights under any of the Finance Documents, against any loss, excluding loss of Margin, or reasonable expense which such Finance Party shall certify as sustained or incurred by it as a consequence of (a) any default in payment by the Borrower or any Acquisition Party or any other member of the Group of any sum under any of the Finance Documents when due, (b) the occurrence of any other Event of Default, (c) any prepayment of any Advance or part thereof being made otherwise than on an Interest Payment Date relative thereto,
      (d) any Advance not being made for any reason (excluding any default by a Finance Party) after a Drawdown Notice has been given, including, in any such case, but not limited to, any loss or expense sustained or incurred in (i) maintaining or funding its Contribution or any part thereof, (ii) liquidating or re-employing deposits from third parties acquired or contracted for to fund all or any part of its Contributions or (iii) closing out open hedging positions arising.

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12.2  CURRENCY OF ACCOUNT; CURRENCY INDEMNITY

      No payment by the Borrower under any of the Finance Documents which is made in a currency other than the currency (CONTRACTUAL CURRENCY) in which such payment is required to be made pursuant to the relevant Finance Documents shall discharge the obligation in respect of which it is made except to the extent of the net proceeds in the Contractual Currency received by the Agent upon the sale of the currency so received, after taking into account any premium and costs of exchange in connection with such sale. For the avoidance of doubt the Finance Parties shall not be obliged to accept any such payment in a currency other than the Contractual Currency nor shall the Finance Parties be liable to the Borrower for any loss or alleged loss arising from fluctuations in exchange rates between the date on which such payment is so received by the Agent and the date on which the Agent effects such sale, as to which the Agent shall (as against the Borrower) have an absolute discretion. If any sum due from the Borrower under any Finance Document or any order or judgment given or made in relation thereto is required to be converted from the Contractual Currency or the currency in which the same is payable under such order or judgment (the FIRST CURRENCY) into another currency (the SECOND CURRENCY) for the purpose of (a) making or filing a claim or proof against the Borrower, (b) obtaining an order or judgment in any court or other tribunal or (c) enforcing any order or judgment given or made in relation to any of the Finance Documents, the Borrower shall indemnify and hold harmless each Finance Party from and against any loss suffered as a result of any difference between (i) the rate of exchange used for such purpose to convert the sum in question from the first currency into the second currency and (ii) the rate or rates of exchange at which each such Finance Party may in the ordinary course of business purchase the first currency with the second currency upon receipt of a sum paid to it in satisfaction, in whole or in part, of any such order, judgment, claim or proof. Any amount due from the Borrower under the indemnity contained in this clause 13.2 shall be due as a separate debt and shall not be affected by judgment being obtained for any other sums due under or in respect of any of the Finance Documents and the term RATE OF EXCHANGE includes any premium and costs of exchange payable in connection with the purchase of the first currency with the second currency.

12.3  ACQUISITION FINANCE INDEMNITY

      The Borrower agrees to indemnify and hold harmless the Finance Parties and their Affiliates and their respective officers, lawyers, advisers, directors, employees, agents and Holding Companies, and each of their successors, assigns and personal representatives, from and against any and all losses, claims, damages and liabilities (collectively LOSSES) to which any such person may become subject arising out of or in connection with this Agreement, the Facility, the Acquisitions or any other transaction contemplated herein, or any claim, litigation, investigation or proceeding relating to any of the foregoing, regardless of whether any such person is a party thereto, and to reimburse such person upon demand for any reasonable legal or other reasonable expenses incurred in connection with investigating or defending any of the foregoing, except that the foregoing will not apply to any Losses arising from the gross negligence or wilful misconduct of such indemnified person or a material breach of this Agreement by such indemnified person.

12.4  ENVIRONMENTAL INDEMNITY

      The Borrower shall on demand indemnify each Finance Party against any cost or loss suffered or incurred by such Finance Party due to any Environmental Contamination in, on, under or escaping from any property owned, occupied or leased by any Material Entity other than any such cost or loss caused by or arising from the gross negligence or wilful default of such Finance Party.

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13.   UNLAWFULNESS, INCREASED COSTS, ALTERNATIVE INTEREST RATES

13.1  UNLAWFULNESS

      If after the date of this Agreement it becomes contrary to any law or regulation for any relevant Bank to contribute to any Advance or to maintain its Commitment in respect of the Facility or fund its Contribution to the Facility, such relevant Bank shall promptly, through the Agent, notify the Borrower whereupon (a) such relevant Bank's Commitment shall be reduced to the extent of such illegality and (b) the Borrower shall be obliged to prepay and/or discharge the Contribution of such relevant Bank to the Facility on a date not being earlier than the latest date permitted by the relevant law or regulation. Any prepayment pursuant to this clause 13.1 shall be made together with all amounts referred to in clause 6.5(c).

13.2  INCREASED COSTS

      If the result of any change occurring after the date of this Agreement in, or in the interpretation or application of, or the introduction of, any law or any regulation, including (without limitation) those relating to Taxation, capital adequacy, liquidity, reserve assets, cash ratio deposits and special deposits, is to:

      (a) subject any Bank to Taxes or change the basis of Taxation of any Bank with respect to any payment under this Agreement (other than Taxes or Taxation on the overall net income, profits or gains of such Bank imposed in the jurisdiction in which its principal or lending office under this Agreement is located); and/or

      (b) increase the cost to, or impose an additional cost on, any Bank or its holding company in making or keeping available all or part of such Bank's Commitment or maintaining or funding all or part of such Bank's Contribution; and/or

      (c) reduce the amount payable or the effective return to any Bank under this Agreement; and/or

      (d) reduce any Bank's or its holding company's rate of return on its overall capital by reason of a change in the manner in which it is required to allocate capital resources to such Bank's obligations under this Agreement; and/or

      (e) require any Bank or its holding company to make a payment or forgo a return calculated by reference to or on any amount received or receivable by such Bank under this Agreement; and/or

      (f) require any Bank or its holding company to incur or sustain a loss (including a loss of profits) by reason of being obliged to deduct all or part of such Bank's Commitment or Contribution from its capital for regulatory purposes, then and in each such case (but subject to clause 13.3):

      (i) such Bank shall notify the Borrower through the Agent in writing of such event promptly upon its becoming aware of the same; and

      (ii) the Borrower shall within 5 Banking Days of demand, made at any time whether or not such Bank's Contribution has been repaid, pay to the Agent for the account of such Bank the amount which such Bank specifies (in a certificate setting forth the basis of the computation of such amount, but not including any matters which such Bank or its holding company regards as confidential) is required to compensate such

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

            Bank and/or its holding company for such liability to Taxes, increased or additional cost, reduction, payment, forgone return or loss.

      For the purposes of this clause 13.2 each Bank may in good faith allocate or spread costs and/or losses among its assets and liabilities (or any class thereof) on such basis as it considers appropriate.

      For the purposes of this clause 13.2 and clause 13.5 HOLDING COMPANY means, in relation to a Bank, the company or entity (if any) within the consolidated supervision of which such Bank is included.

13.3  EXCEPTIONS

      Nothing in clause 13.2 shall entitle any Bank to receive any amount in respect of compensation for any such liability to Taxes, increased or additional cost, reduction, payment, forgone return or loss to the extent that the same:

      (a)   is taken into account in calculating the Additional Cost; or

      (b)   is already the subject of an additional payment under clause 8.5; or

      (c) arises as a consequence of (or of any law or regulation implementing) (i) the proposals for international convergence of capital measurement and capital standards published by the Basle Committee on Banking Regulations and Supervisory Practices in July 1988 and/or (ii) the Banking Consolidation Directive (2000/12/EC) of the European Union (in each case) unless it results from any change in, or in the interpretation or application of, such proposals or such directive (or any law or regulation implementing the same) occurring after the date hereof.

      If a Bank does not notify the Agent of its intention to claim pursuant to clause 13.2 within ninety days after the date of which the Bank becomes aware of the relevant (i) Taxes (ii) increased cost (iii) reduction in the rate of return on capital or (iv) loss that Bank shall not be entitled to claim indemnification for such Taxes, reduction in the rate of return on capital, increased cost or loss in respect of any period of more than ninety days before the date on which the Bank does notify the Agent of its intention to make such claim for indemnification, payment or foregone interest or other return. The obligation of the Borrower to make any payment under clause 13.2 shall survive termination of this Agreement for a period of nine months after such termination.

13.4  MARKET DISRUPTION; NON-AVAILABILITY

(a)   If and whenever, at any time prior to the commencement of any Interest
      Period:

            (i) none or only one of the Reference Banks supplies the Agent with a quotation for the purpose of calculating LIBOR (where such a quotation is required having regard to the definition of LIBOR in clause 1.1); or

            (ii) the Agent shall have received notification from Banks with Contributions aggregating not less than one-third of the relevant Advance or Commitments aggregating not less than one-third of the Total Commitments in respect of the Facility that deposits in Sterling are not available to such Banks in the London Interbank Market in the ordinary course of business in sufficient amounts to fund their Contributions for such Interest Period or that LIBOR does not accurately reflect the cost to such Banks of obtaining such deposits,

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      the Agent shall forthwith give notice (a DETERMINATION NOTICE) to the
      Borrower and to each of the Banks containing particulars of the relevant circumstances giving rise to its issue. After the giving of any Determination Notice the undrawn amount of the Total Commitments may still be drawn down (subject to the other terms of this Agreement) but on a Substitute Basis in accordance with clause 13.4(b).

(b) During the period of 10 days after the Determination Notice has been given by the Agent under clause 13.4(a) the relevant Banks shall (having consulted in good faith with the Borrower) certify an alternative basis (the SUBSTITUTE BASIS) for making available or, as the case may be, maintaining their Contributions. The Substitute Basis may (without limitation) include alternative interest periods, alternative currencies or alternative rates of interest but shall include a margin above the cost of funds (including Additional Cost) to such relevant Banks equivalent to the Margin. Each Substitute Basis so certified shall be binding upon the Borrower and shall take effect in accordance with its terms from the date specified in the Determination Notice until such time as the Agent notifies the Borrower that none of the circumstances specified in clause 13.4(a) continues to exist, whereupon the normal interest rate fixing provisions of this Agreement shall apply.

13.5  MITIGATION

      If, in respect of any Bank, circumstances arise which would, or would upon the giving of notice, result in:

      (a) the Borrower being required to make an increased payment to any Bank pursuant to clause 8.5;

      (b) the reduction of any Bank's Commitment in respect of the Facility to zero or the Borrower being required to prepay any Bank's
            Contribution to the Facility pursuant to clause 13.1;

      (c) the Borrower being required to make a payment to any Bank to compensate such Bank or its holding company for a liability to Taxes, increased or additional cost, reduction, payment, forgone return or loss pursuant to clause 13.2(f)(ii); or

      (d) the Borrower being required to make a payment determined on a Substitute Basis pursuant to clause 13.4(b),

      then, without in any way limiting, reducing or otherwise qualifying the obligations of the Borrower under clause 8 and this clause 13, such Bank shall, in consultation with the Agent and the Borrower, endeavour to take such reasonable steps (and/or, in the case of clause 13.2(f)(ii)) and where the increased or additional cost, reduction, payment, forgone return or loss is that of its holding company, endeavour to procure that its holding company takes such reasonable steps) as are open to it (or, as the case may be, its holding company) to mitigate or remove such circumstances (including a change in the location of its lending office or the transfer of its rights and obligations under any Finance Document to another bank or institution acceptable to the Borrower (acting reasonably)) unless the taking of such steps might (in the opinion of such Bank) have any adverse effect upon its business, operations or financial condition (other than any minor costs and expenses of an administrative nature (an amount equal to which the Borrower shall pay to the Agent for the account of such Bank within five Banking Days of demand)).

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13.6  REPLACEMENT OF BANKS

      If at any time any Bank becomes a Non-Funding Bank or a Non-Consenting Bank then the Borrower may, on 10 Banking Days' prior written notice to the Agent and such Bank, replace such Bank by causing such Bank to (and such Bank shall) transfer all of its rights and obligations under this Agreement to a Bank or other entity selected by the Borrower and acceptable to the Agent (acting reasonably) for a purchase price equal to such Bank's Contribution and all accrued interest, fees and other amounts payable to it under this Agreement provided that:

      (a)   the Borrower shall have no right to replace the Agent;

      (b) neither the Agent nor any Bank shall have any obligation to the Borrower to find a replacement Bank or other such entity;

      (c) in the event of the replacement of a Non-Consenting Bank, in order for the Borrower to be entitled to replace such Non-Consenting Bank, such replacement must take place no later than 180 days after the date the Non-Consenting Bank notified the Agent and the Borrower of its failure to agree any requested consent, waiver or amendment;

      (d) in no event shall the Bank hereby replaced be required to pay or surrender to such replacement Bank or other entity any of the fees received by such Bank hereby replaced pursuant to this Agreement; and

      (e) the Borrower's right to replace a Non-Funding Bank is, and shall be, in addition to and not in lieu of all other rights and remedies available to the Borrower against such Non-Funding Bank under this Agreement, at law, in equity or by statute.

      For the purposes of this clause 13.6:

      NON-CONSENTING BANK means any Bank which does not agree to a consent to a departure from, or waiver or amendment of, any provision of the Finance Documents which has been requested by the Borrower or the Agent where the requested consent, waiver or amendment (i) is not one which requires the consent of all Banks pursuant to this Agreement and (ii) has been agreed to by the Majority Banks; and

      NON-FUNDING BANK means any Bank which has (i) failed to make an Advance it is obliged to make under this Agreement and the Agent has determined that such Bank is not likely to make such Advance or (ii) given notice to the Borrower or the Agent that it will not make, or that it has disaffirmed or repudiated any obligation to make, any Advances.

14.   SET-OFF AND PRO-RATA PAYMENTS

14.1  SET-OFF

      The Borrower agrees that each Finance Party may at any time after an Event of Default has occurred and whilst it is continuing, notwithstanding any settlement of account or other matter whatsoever, combine or consolidate all or any of its then existing accounts wheresoever situate (including accounts in the name of the Borrower jointly with others), whether such accounts are current, deposit, loan or of any other nature whatsoever, whether they are subject to notice or not and whether they are denominated in Sterling or in any other currency, and set-off or transfer any sum standing to the credit of any one or more such accounts in or towards satisfaction of any moneys, obligations or liabilities covenanted to be

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      paid by the Borrower or for which the Borrower is liable to such Finance
      Party under the Finance Documents and which, to the extent not then payable, shall automatically become payable to the extent necessary to effect such set-off. For this purpose each Finance Party is authorised to purchase with the moneys standing to the credit of such account such other currencies as may be necessary to effect such application. No Finance Party shall be obliged to exercise any right given to it by this clause
      14.1. Each Finance Party shall notify the Agent promptly upon the exercise or purported exercise of any right of set-off in relation to any member of the Group giving full details in relation thereto and the Agent shall inform the other Finance Parties.

14.2  PRO-RATA PAYMENTS

(a) If at any time any Bank (the RECOVERING BANK) receives or recovers any amount owing to it by the Borrower under this Agreement by direct payment, set-off or in any manner other than by payment through the Agent pursuant to clause 8.1 or 8.9 (not being a payment received from a Substitute in respect of such Bank's Contribution to the Facility or any other payment of an amount due to the Recovering Bank for its sole account pursuant to clauses 6.5, 7, 8.5, 12, 13.1 or 13.2), the Recovering Bank shall, within two Banking Days of such receipt or recovery (a RELEVANT RECEIPT), notify the Agent of the amount of the Relevant Receipt. If the Relevant Receipt exceeds the amount which the Recovering Bank would have received if the Relevant Receipt had been received by the Agent and distributed pursuant to clause 8.1 or 8.9, as the case may be, then:

            (i) within two Banking Days of demand by the Agent, the Recovering Bank shall pay to the Agent an amount equal (or equivalent) to the excess;

            (ii) the Agent shall treat the excess amount so paid by the Recovering Bank as if it were a payment made by the Borrower and shall distribute the same to the Banks (other than the Recovering Bank) in accordance with clause 8.9; and

            (iii) as between the Borrower and the Recovering Bank the excess amount so re-distributed shall be treated as not having been paid, but the obligations of the Borrower to the other Banks shall, to the extent of the amount so paid to the Agent, be treated as discharged.

(b) If any part of the Relevant Receipt subsequently has to be wholly or partly refunded by the Recovering Bank (whether to a liquidator or otherwise) each Bank to which any part of such Relevant Receipt was so re-distributed shall on request from the Recovering Bank repay to the Recovering Bank such Bank's pro-rata share of the amount which has to be refunded by the Recovering Bank.

(c) Each Bank shall on request supply to the Agent such information as the Agent may from time to time request for the purpose of this clause 14.2.

(d) Notwithstanding the foregoing provisions of this clause 14.2 no Recovering Bank shall be obliged to share any Relevant Receipt which it receives or recovers pursuant to legal proceedings taken by it to recover any sums owing to it under this Agreement with any other party which has a legal right to, but does not, either join in such proceedings or commence and diligently pursue separate proceedings to enforce its rights in the same or another court (unless the proceedings instituted by the Recovering Bank are instituted by it in breach of clause 17.4).

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14.3  NO RELEASE

      For the avoidance of doubt it is hereby declared that failure by any Recovering Bank to comply with the provisions of clause 14.2 shall not release any other Recovering Bank from any of its obligations or liabilities under clause 14.2.

14.4  NO CHARGE

      The provisions of this clause 14 shall not, and shall not be construed so as to, constitute a charge by a Bank over all or any part of a sum received or recovered by it in the circumstances mentioned in clause 14.2.

15.   ASSIGNMENT, SUBSTITUTION AND LENDING OFFICES

15.1  BENEFIT AND BURDEN

      This Agreement shall be binding upon, and enure for the benefit of, the Finance Parties and the Borrower and its respective successors.

15.2  NO ASSIGNMENT BY THE BORROWER

      The Borrower may not assign or otherwise transfer any of its rights or obligations under any of the Finance Documents.

15.3  SUBSTITUTION

      Each Bank (an EXISTING BANK) may (subject to clause 15.9) transfer, by way of novation (but not by way of assignment or otherwise, save that any Bank which is a special purpose entity under collateralised debt obligation securitisation arrangements may assign by way of security its rights in respect of the Facility as part of such arrangements), all or any part of its rights, benefits and/or obligations under this Agreement to another person (a SUBSTITUTE):

      (a) until the Syndication Completion Date, after consultation with the Borrower, but without the consent of the Borrower or the other Obligors;

      (b) thereafter, after obtaining the prior written consent of the Borrower (such consent not to be unreasonably withheld or delayed) but without the consent of any other party; or

      (c) at any time, without any consultation with or consent from the Borrower (in the case of a transfer to another Bank or to a Bank Affiliate of a Bank).

      Any such novation shall be effected upon not less than five Banking Days' prior notice by delivery to the Agent of a duly completed Substitution Certificate duly executed by the Existing Bank and the Substitute. On the Transfer Effective Date (as specified and defined in a Substitution Certificate so executed and delivered), to the extent that the Commitment and Contribution of the Existing Bank are expressed in a Substitution Certificate to be the subject of the novation in favour of the Substitute effected pursuant to this clause 15.3, by virtue of the counter-signature of the Substitution Certificate by the Agent (for itself and the other parties to this Agreement) and by virtue of the recording of such transfers in the Register (as defined in clause 15.11):

      (d) the existing parties to this Agreement and the Existing Bank shall be released from their respective obligations towards one another under this Agreement (DISCHARGED

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            OBLIGATIONS) and their respective rights against one another under this Agreement (DISCHARGED RIGHTS) shall be cancelled;

      (e) the Substitute party to the relevant Substitution Certificate and the existing parties to this Agreement (other than such Existing
            Bank) shall assume obligations towards each other which differ from the discharged obligations only insofar as they are owed to or assumed by such Substitute instead of to or by such Existing Bank; and

      (f) the Substitute party to the relevant Substitution Certificate and the existing parties to this Agreement (other than such Existing
            Bank) shall acquire rights against each other which differ from the discharged rights only insofar as they are exercisable by or against such Substitute instead of by or against such Existing Bank;

      and, on such Transfer Effective Date, the Substitute shall (unless such novation is part of the primary syndication process carried out by the Arranger) pay to the Agent for its own account a fee of (pound)1,000. The Agent shall promptly notify the other Banks and the Borrower of the receipt by it of any Substitution Certificate.

15.4  RELIANCE ON SUBSTITUTION CERTIFICATE

      The Agent (on behalf of itself and the Security Agent and the Borrower) shall be fully entitled to rely on any Substitution Certificate delivered to the Agent in accordance with the foregoing provisions of this clause 15 which is complete and regular on its face as regards its contents and purportedly signed on behalf of the relevant Existing Bank and the Substitute and none of the Agent, the Security Agent and the Borrower shall have any liability or responsibility to any party as a consequence of placing reliance on and acting in accordance with any such Substitution Certificate if it proves to be the case that the same was not authentic or duly authorised.

15.5  AUTHORISATION OF AGENT

      Each party to this Agreement irrevocably authorises the Agent to counter-sign each Substitution Certificate on its behalf for the purposes of clause 15.3 without any further consent of, or consultation with, such party.

15.6  CONSTRUCTION OF CERTAIN REFERENCES

      If any Bank novates all or any part of its rights, benefits and obligations as provided in clause 15.3 all relevant references in this Agreement to such Bank shall thereafter be construed as a reference to such Bank and/or its Substitute to the extent of their respective interests.

15.7  LENDING OFFICES

      Each Bank shall lend through its office at the address specified in
      Schedule 1 or, as the case may be, in any relevant Substitution Certificate or through any other office of such Bank selected from time to time by such Bank through which such Bank wishes to lend for the purposes of this Agreement but subject to clause 15.10. If the office through which a Bank is lending is changed pursuant to this clause 15.7, such Bank shall notify the Agent promptly of such change.

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15.8  DISCLOSURE OF INFORMATION

      (a) Any Bank may disclose to (a) a prospective transferee, (b) any other person who may propose entering into contractual relations with such Bank in relation to this Agreement, (c) any person to whom information may be required to be disclosed by any applicable law or any regulatory authority or (d) Standard & Poor's Ratings Group, Moody's Investor Service, Inc., Fitch, Inc. or another internationally recognised rating agency such information obtained under this Agreement about the Borrower, the other Acquisition Parties and the Group as such Bank shall consider appropriate provided that, in relation to a disclosure under (a) and (b) above, the person to whom such information is to be given has entered into a confidentiality undertaking in the standard form from time to time of the Loan Market Association.

      (b) Notwithstanding any other provision of any Finance Document, each party to any Finance Document (and any of its officers, directors, employees, representatives, professional advisers, or other agents) may (and has since the commencement of discussions with respect to the Facility been permitted to) disclose to any and all persons, without limitation of any kind:

            (i) the tax treatment and tax structure (each as defined below) of the Facility; and

            (ii) all materials of any kind (including opinions or other tax analyses) that are provided to such party relating to such tax treatment or tax structure.

            For the purposes of this clause 15.8(b) the TAX TREATMENT of the Facility is the purported or claimed U.S. Federal income tax treatment of the Facility, and the TAX STRUCTURE of the Facility is any fact that may be relevant to understanding the purported or claimed U.S. Federal income tax treatment of the Facility.

15.9  DETAILS OF NOVATIONS

(a) Other than the Underwriter or with the prior written consent of the Underwriter, no Bank may transfer, by way of novation, all or any part of its rights, benefits and/or obligations under this Agreement (other than to its Bank Affiliate) until the Syndication Completion Date.

(b) Where a Bank novates part of its rights, benefits and obligations in respect of the Facility pursuant to clause 15.3, that Bank must novate equal fractions of its Commitment and Contribution (if any) and, if at the time when such novation takes effect more than one Advance is outstanding under the Facility, the novation of its Contribution shall take effect in respect of the same fraction of each Advance.

(c) The Substitution Certificate relating to any such novation shall be completed accordingly.

(d) No novation shall be effected if, as a consequence of that novation (or as a consequence of that and any other novation between the same or related parties taking effect at or about the same time), the combined Commitment and Contribution of a Bank would be less than approximately (pound)5,000,000, or, in respect of any Bank which is not an authorised banking institution under the applicable local law, (pound)2,500,000 (unless such Bank is novating all of its Commitment and Contribution), provided, however, that for these purposes persons that are Bank Affiliates of each other shall be treated together as one Bank so that individual Bank Affiliates may have total Commitments of less than (pound)5,000,000 (or, as applicable, (pound)2,500,000) if the total Commitments of all such Bank Affiliates together are at least (pound)5,000,000 (or, as applicable, (pound)2,500,000).

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15.10 NO ADDITIONAL AMOUNTS

      If any Bank changes its lending office or assigns all or any part of its rights or benefits or transfers all or any part of its obligations under this Agreement and at the effective date of such change of office, transfer or assignment any additional amounts would, but for this clause 15.10, be payable by the Borrower under clauses 8.5 or 13.2, then the obligations of the Borrower under such clauses to such Bank or the assignee, transferee or Substitute (as the case may be) shall not, unless the Borrower has consented otherwise, exceed what the Borrower's obligations would have been (calculated rateably in the case of a partial transfer or assignment) had no such change of office, transfer or assignment taken place.

15.11 THE REGISTER

(a) The Agent, acting as the agent of the Borrower for the purposes of clause 15.3, shall maintain at one of its offices a copy of each Substitution Certificate delivered to it and a register for the recordation of the names and addresses of the Banks, the Commitment and Contribution of, and principal amount of the Advances owing to, each Bank pursuant to the terms hereof from time to time (the REGISTER). The entries in the Register shall be conclusive, and the Borrower, the Agent and the Banks may treat each person whose name is recorded in the Register pursuant to the terms hereof as a Bank hereunder for all purposes of this Agreement, notwithstanding notice to the contrary.

(b) Upon its receipt of a duly completed Substitution Certificate executed by an Existing Bank and a Substitute, and, if applicable, the fee referred to in clause 15.3, the Agent shall accept such Substitution Certificate and record the information contained therein in the Register. No transfer shall be effective for purposes of this Agreement unless it has been recorded in the Register as provided in this clause 15.11.

15.12 BANK AFFILIATES

(a) It is agreed that notwithstanding any other provision of this Agreement, a Bank may elect to fulfil its Commitment in respect of Advances to the Borrower by performing its obligations under this Agreement through a different lending office or by joining a Bank Affiliate of such Bank as a party to this Agreement for this purpose in the manner provided for in clause 15.12(b). Having so joined such Bank Affiliate such Bank and such Bank Affiliate will be treated as having a single Commitment for the purposes of the Facility but, for all other purposes other than mentioned in clauses 15.12(b) and 15.12(c), will each be treated as Banks.

(b) A Bank may provide for a different lending office to participate in certain Advances in the manner contemplated in clause 15.12(a) by giving notice to this effect under clause 15.7. A Bank may provide for a Bank Affiliate to participate in such Advances in such manner by:

            (i) joining the relevant Bank Affiliate in as a Bank by means of a Substitution Certificate in accordance with clause 15.3 (for which purpose the Bank (as the EXISTING BANK) and the Bank Affiliate (as the SUBSTITUTE) shall adopt, as a single Commitment, such Bank's Commitment in respect of the Facility); and

            (ii) giving notice to the Agent and the Borrower, detailing in accordance with the relevant Substitution Certificate the Advances in which such Bank Affiliate will participate,

            in which event that Bank and its Bank Affiliate:

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                  (A)   will be treated as having a single Commitment, but, for
                        all other purposes other than that mentioned in clause 15.12(c), will be treated as separate Banks; and

                  (B) shall participate in Advances as contemplated by the notice given pursuant to clause 15.12(b)(ii).

      (c) For the purposes of:

            (i)   compliance with clause 15.3 and

            (ii) voting in connection with this Agreement or any other Finance Document,

      each  Bank and its Bank Affiliate will be regarded as a single Bank.

16.   APPOINTMENT OF AGENT

16.1  APPOINTMENT

      Each Bank irrevocably appoints the Agent as its agent for the purposes of this Agreement and the Intercreditor Agreement and each Finance Party irrevocably authorises the Agent in such capacity:

      (a) (whether or not by or through employees or agents) to take such action on such Bank's behalf and to exercise such rights, remedies, powers and discretions as are specifically delegated to the Agent by this Agreement or the Intercreditor Agreement, together with such powers and discretions as are reasonably incidental thereto (but subject to any restrictions or limitations specified in this Agreement and/or the Intercreditor Agreement). Neither the Agent nor the Arrangers shall, however, have any duties, obligations or liabilities (whether fiduciary or otherwise) to the other Finance Parties beyond those expressly stated in this Agreement and/or the Intercreditor Agreement; and

      (b) to accept on behalf of the Banks the terms of any reliance letter or engagement letter relating to the Reports or any reports or letter provided by the report providers in connection with the Finance Documents or the transactions contemplated therein (including any net asset letter in connection with financial assistance procedures) and to bind the Banks in respect of such Reports, reports or letters and to sign such letters on their behalf and each Bank further confirms that it accepts the terms and qualifications set out in such letters.

      Notwithstanding that the Agent and the Security Agent may from time to time be the same entity, the Agent and Security Agent have entered into this Agreement in their separate capacities as agent for the Banks under and pursuant to this Agreement and as security trustee for the Finance Parties to hold the security created or to be created by the Security Documents on the terms set out in the Security Documents and/or in the Intercreditor Agreement. However, where this Agreement provides for the Agent to communicate with or provide instructions to the Security Agent, while the Agent and the Security Agent are the same entity it will not be necessary for there to be any such formal communications or instructions notwithstanding that this Agreement provides in certain cases for the same to be in writing.

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16.2  AGENT'S ACTIONS

      Any action taken by the Agent under or in relation to this Agreement and/or the Intercreditor Agreement with requisite authority, or on the basis of appropriate instructions, received from the Majority Banks (or as otherwise duly authorised) shall be binding on all the Banks.

16.3  AGENT'S DUTIES

      The Agent shall:

      (a) promptly notify each Bank of the contents of each notice, certificate or other document received by the Agent under or pursuant to clause 10;

      (b) consult with the Banks and the other Finance Parties as to whether and, if so, how a discretion vested in the Security Agent is, either in any particular instance or generally, to be exercised but so that this shall not prevent the Security Agent, in exceptional circumstances where time does not permit such consultation and urgent action is required, from exercising its rights and powers to preserve the security constituted by the Security Documents so long as the Security Agent promptly notifies the other Finance Parties subsequently of such exercise; and

      (c) (subject to the other provisions of this clause 16) take such action or, as the case may be, refrain from taking such action with respect to the exercise of any of its rights, remedies, powers and discretions as agent, as the Majority Banks may reasonably direct.

16.4  AGENT'S RIGHTS

      The Agent may:

      (a) in the exercise of any right, remedy, power or discretion in relation to any matter, or in any context, not expressly provided for by this Agreement, act or, as the case may be, refrain from acting in accordance with the instructions of the Majority Banks, and shall be fully protected in so doing;

      (b) unless and until it shall have received directions from the Majority Banks, take such action, or refrain from taking such action, in respect of a Default of which the Agent has actual knowledge as it shall deem advisable in the best interests of the Banks (but shall not be obliged to do so);

      (c) refrain from acting in accordance with any instructions of the Majority Banks to institute any legal proceedings arising out of or in connection with this Agreement and/or the Intercreditor Agreement until it has been indemnified and/or secured to its satisfaction against any and all costs, expenses or liabilities (including legal fees) which it would or might incur as a result;

      (d) deem and treat (i) each Bank as the person entitled to the benefit of the Contribution of such Bank for all purposes of this Agreement and the Intercreditor Agreement unless and until a Substitution Certificate shall have been filed with the Agent and shall have become effective, and (ii) the office set opposite the name of each Bank in Schedule 1 or, as the case may be, in any relevant Substitution Certificate as such Bank's lending office unless and until a written notice of change of lending office shall have been received by the Agent; and the Agent may act upon any such notice unless and until the same is superseded by a further such notice;

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      (e)   rely as to matters of fact which might reasonably be expected to be within the knowledge of the Borrower upon a certificate signed by any director of the Borrower on behalf of the Borrower; and

      (f) refrain from doing anything which would, or might in its opinion, be contrary to any law or regulation of any jurisdiction and may do anything which is in its opinion necessary or desirable to comply with any such law or regulation.

16.5  NO LIABILITY OF ARRANGER AND AGENT

      Neither the Arranger nor the Agent or any of their respective employees and agents shall:

      (a) be obliged to request any certificate or opinion under any provision of the Finance Documents or to make any enquiry as to the use of the proceeds of the Facility unless (in the case of the Agent) so required in writing by any Bank, in which case the Agent shall promptly make the appropriate request of the Borrower; or

      (b) be obliged to make any enquiry as to any breach or default by the Borrower or any Acquisition Party or any other member of the Group in the performance or observance of any of the provisions of any Finance Document or as to the existence of a Default unless (in the case of the Agent) the Agent has actual knowledge thereof or has been notified in writing thereof by a Bank, in which case the Agent shall promptly notify the Banks of the relevant event or circumstance; or

      (c) be obliged to enquire whether or not any representation or warranty made by the Borrower or any Acquisition Party or any other member of the Group pursuant to any Finance Document is true; or

      (d) be obliged to do anything (including, without limitation, disclosing any document or information) which would, or might in its opinion, be contrary to any law or regulation or be a breach of any duty of confidentiality or otherwise be actionable or render it liable to any person; or

      (e) be obliged to account to any Finance Party for any sum or the profit element of any sum received by it for its own account; or

      (f) be obliged to institute any legal proceedings arising out of or in connection with, or otherwise take steps to enforce, any Finance Document other than on the instructions of the Majority Banks; or

      (g) be liable to any Finance Party for any action taken or omitted under or in connection with any Finance Document or the Facility unless caused by its gross negligence or wilful misconduct.

      For the purposes of this clause 16 the Agent shall not be treated as having actual knowledge of any matter of which the corporate finance or any other division outside the agency department of the person for the time being acting as the Agent may become aware in the context of corporate finance, advisory or lending activities from time to time undertaken by the Agent for the Borrower or any of its Subsidiaries or Affiliates or associated companies or any other person which may be a trade competitor of the Group or any member of it or may otherwise have commercial interests similar to those of the Group or any member of it.

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16.6  NON-RELIANCE ON ARRANGER OR AGENT

      Each Finance Party acknowledges, by virtue of its execution of this Agreement or, as the case may be, a Substitution Certificate, that it has not relied on any statement, opinion, forecast or other representation (including, without limitation, anything contained in the Information Memoranda) made by the Arranger or the Agent to induce it to enter into this Agreement or any other Finance Document and that it has made and will continue to make, without reliance on the Agent or the Arranger and based on such documents as it considers appropriate, its own appraisal of the creditworthiness of the Borrower and the Group and its own independent investigation of the financial condition, prospects and affairs of the Borrower and the Group in connection with the making and continuation of the Facility under this Agreement and the other Finance Documents. Neither the Arranger nor the Agent shall at any time be deemed to have had or have any duty or responsibility, either historically, initially or on a continuing basis, to provide any Finance Party with any credit or other information with respect to the Borrower or any other member of the Group whether coming into its possession before the making of any Advance or at any time or times thereafter, other than (in the case of the Agent) as provided in clauses 16.3(a) and 16.5(a).

16.7  NO RESPONSIBILITY ON ARRANGER OR AGENT FOR CERTAIN MATTERS

      Neither the Arranger nor the Agent shall have any responsibility or liability to any Finance Party:

      (a) on account of the failure of any member of the Group or any Acquisition Party to perform any of its obligations under any of the Finance Documents; or

      (b) for the financial condition of any member of the Group or any Acquisition Party; or

      (c) for the completeness, adequacy or accuracy of any statements, representations or warranties in the Information Package or any of the Finance Documents or any document delivered under any of such documents; or

      (d) for the execution, effectiveness, adequacy, genuineness, validity, enforceability or admissibility in evidence of the Finance Documents or of any certificate, report or other document executed or delivered under any of the Finance Documents; or

      (e) to ascertain whether all deeds and documents which should have been deposited with it under or pursuant to any of the Security Documents have been so deposited; or

      (f) to investigate or make any enquiry into the title of the Charging Group to any of the Charged Assets; or

      (g) for the failure to register any of the Security Documents with the Registrar of Companies, the Patent Office, H.M. Land Registry, the Trade Marks Registry or any other public office; or

      (h) for the failure to register any of the Security Documents in accordance with the provisions of the documents of title of the Charging Group to any of the Charged Assets; or

      (i) for the failure to effect or procure the registration of any floating charge created by any of the Security Documents by registering under the Land Registration Act 1925 any notice, caution or other entry prescribed by or pursuant to the provisions of the said Act against any land for the time being forming part of the security; or

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      (j)   for the failure to take or require the Borrower or any other member of the Charging Group to take any steps to render any of the Security Documents effective as regards property or assets outside England or Wales or to secure the creation of any ancillary charge under the laws of the jurisdiction concerned; or

      (k) (save as otherwise provided in this clause 16) for taking or omitting to take any other action under or in relation to the Security Documents or any aspect thereof; or

      (l) on account of the failure of the Security Agent to perform or discharge any of its duties or obligations under the Security Documents; or

      (m) (save as otherwise provided in this clause 16) otherwise in connection with the Facility or their negotiation or for acting (or, as the case may be, refraining from acting) in accordance with the instructions of the Majority Banks.

16.8  RELIANCE ON DOCUMENTS AND PROFESSIONAL ADVICE

      The Arranger and the Agent shall be entitled to rely on any communication, instrument or document believed by it to be genuine and correct and to have been signed or sent by the proper person and shall be entitled to rely as to legal or other professional matters on opinions and statements of any legal or other professional advisers selected or approved by it (including those in the Agent's employment).

16.9  OTHER DEALINGS

      The Arranger and the Agent may, without any liability to account to the other Finance Parties, accept deposits from, lend money to, and generally engage in any kind of banking or other business with, be the owner or holder of any shares or other securities of, and provide advisory or other services to, the Borrower or any Acquisition Party or any of their respective Subsidiaries, Affiliates or associated companies or any of the Finance Parties as if it were not the Arranger or the Agent, as the case may be.

16.10 RIGHTS OF AGENT AS BANK; NO PARTNERSHIP

      With respect to its own Commitment and Contribution (if any) the Agent shall have the same rights and powers under this Agreement and the Security Documents as any other Bank and may exercise the same as though it were not performing the duties and functions delegated to it under this Agreement and/or the Intercreditor Agreement and the term BANKS shall, unless the context clearly otherwise indicates, includes the Agent in its individual capacity as Bank. This Agreement shall not and shall not be construed so as to constitute a partnership between the parties or any of them.

16.11 AMENDMENTS AND WAIVERS

(a)   MAJORITY BANK MATTERS

      Subject to clause 16.11(b) and (c) the Agent may, with the consent of the Majority Banks (or if and to the extent expressly authorised by the other provisions of this Agreement) and, if so instructed by the Majority Banks, shall: (i) agree amendments or modifications to this Agreement with the Borrower and/or vary or waive breaches of, or defaults under, or otherwise excuse performance of, any provision of this Agreement by the Borrower; and/or (ii) authorise the Security Agent (on behalf of the Finance Parties) to agree amendments or modifications to the Security Documents with the Borrower (on behalf of all members of the Charging Group) and/or vary or waive breaches of, or defaults under, or otherwise excuse

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      performance of, any provision of any of the Security Documents by any member of the Charging Group.

      Any such action so authorised and effected by the Agent shall be documented in such manner as the Agent shall (with the approval of the Majority Banks) determine, shall be promptly notified to the Banks by the Agent and (without prejudice to the generality of clause 16.2) shall be binding on all the Banks.

(b)   ALL BANK MATTERS; SECURITY

      Except with the prior written consent of all the Banks, the Agent shall not have authority on behalf of the Banks to authorise the Security Agent to agree amendments or modifications to the Security Documents with the members of the Charging Group (or the Borrower on their behalf) and/or vary or waive breaches of, or defaults under, or otherwise excuse performance of, any provision of any of the Security Documents by any member of the Charging Group if the effect of such would be to (i) release any member of the Charging Group from the security constituted by any Security Document (provided that where such release of a member of the Charging Group arises as a result of a permitted disposal of such member pursuant to clause 10.6(f), no such consent of the Banks shall be required), (ii) release any of the Charged Assets from the security constituted by any Security Document other than any such release as part of a disposal which is not restricted by the terms of this Agreement,
      (iii) release any member of the Charging Group from any of its guarantee or other assurance obligations under any of the Security Documents or (iv) agree with the Borrower or any other member of the Charging Group any amendment of, or action in relation to, any of the Security Documents which would have the effect of (x) extending the due date or reducing the amount of any payment under any Security Document or (y) changing the currency in which any amount is payable under any Security Document.

(c)   ALL BANK MATTERS; GENERAL

      Except with the prior written consent of all the Banks, the Agent shall not have authority on behalf of the Banks to agree with the Borrower any amendment or modification to this Agreement or to vary or waive breaches of or defaults under or otherwise excuse performance of any provision of this Agreement by the Borrower, if the effect of such would be to (i) reduce the applicable Margin, (ii) postpone the due date or reduce the amount of any scheduled payment of principal, interest, commitment commission or other amount payable by the Borrower under this Agreement,
      (iii) change the currency in which any amount is payable by the Borrower under this Agreement, (iv) increase any Bank's Commitment, (v) extend any period during which a Drawdown Notice may be delivered, (vi) change the definition of MAJORITY BANKS in clause 1.1, (vii) change any provision of this Agreement which expressly requires the approval or consent of all the Banks such that the relevant approval or consent may be given otherwise than with the sanction of all the Banks, (viii) change the order of distribution under clause 8.9, (ix) change clause 14.2 or (x) change this clause 16.11.

(d)   DEEDS OF ADHERENCE

      For the purposes of this clause 16.11 it is expressly agreed and acknowledged that the execution of a guarantee and/or deed of adherence by a new Subsidiary or other charging company or any deed or instrument pursuant to a further assurance provision in the Security Documents shall not constitute an amendment or modification to, or variation of, any of the Security Documents.

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16.12 REIMBURSEMENT AND INDEMNITY BY BANKS

      Each Bank shall reimburse the Arranger and the Agent (rateably in accordance with its Commitment), to the extent that the Arranger or the Agent is not reimbursed by the Borrower, for the costs, charges and expenses incurred by the Arranger and the Agent in connection with the preparation and distribution of the Information Memoranda and advertising in connection with this Agreement as agreed between the Borrower and the Arranger and/or in contemplation of, or otherwise in connection with, the enforcement or attempted enforcement of, or the preservation or attempted preservation of any rights under, or in carrying out its duties under any of the Finance Documents including (in each case) the fees and expenses of legal or other professional advisers. Each Bank shall on demand indemnify the Agent (rateably in accordance with its Commitment) against all liabilities, damages, costs and claims whatsoever incurred by the Agent in connection with any of the Finance Documents or the performance of its duties under the Finance Documents or any action taken or omitted by the Agent under any of the Finance Documents, unless such liabilities, damages, costs or claims arise from the Agent's own gross negligence or wilful misconduct. The Borrower shall counter-indemnify the Banks against all payments by them under this clause 16.12.

16.13 RETIREMENT OF AGENT AND SECURITY AGENT

(a) The Agent may (following consultation with the Borrower) retire from its appointment as Agent under this Agreement and the Intercreditor Agreement having given to the Borrower and each of the Banks not less than 30 days' notice of its intention to do so, provided that no such retirement shall take effect unless there has been appointed by the Banks as a successor agent:

            (i) a Bank nominated by the Majority Banks or, failing such a nomination,

            (ii) any reputable and experienced bank or institution with offices in London nominated by the Agent.

      Any corporation into which the Agent may be merged or converted or any corporation with which the Agent may be consolidated or any corporation resulting from any merger, conversion, amalgamation, consolidation or other reorganisation to which the Agent shall be a party shall, to the extent permitted by applicable law, be the successor Agent under this Agreement without the execution or filing of any document or any further act on the part of any of the parties to this Agreement save that notice of any such merger, conversion, amalgamation, consolidation or other reorganisation shall forthwith be given to the Borrower and the Finance Parties.

(b) Upon any such successor as aforesaid being appointed, the retiring Agent shall be discharged from any further obligation under this Agreement and the Intercreditor Agreement (but shall continue to have the benefit of this clause 16 in respect of any action it has taken or refrained from taking prior to such discharge) and its successor and each of the other parties to this Agreement shall have the same rights and obligations among themselves as they would have had if such successor had been a party to this Agreement in place of the retiring Agent. The retiring Agent shall (at the expense of the Borrower) provide its successor with copies of such of its records as its successor reasonably requires to carry out its functions as such.

16.14 CHANGE OF REFERENCE BANKS

      If (a) the whole of the Contribution (if any) of any Reference Bank is prepaid, (b) the Commitment (if any) of any Reference Bank is reduced to zero in accordance with clause 16.5 or 13.1, (c) a Reference Bank novates the whole of its rights and obligations (if

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      any) as a Bank under this Agreement or (d) a Reference Bank ceases to provide quotations to the Agent upon request for the purposes of Schedule 4 or for the purposes of determining LIBOR (where such quotations are required having regard to the definition of LIBOR in clause 1.1) the Agent may, acting on the instructions of the Majority Banks, terminate the appointment of such Reference Bank and with the consent of the Borrower (such consent not to be unreasonably withheld or delayed) appoint another Bank to replace such Reference Bank.

16.15 UNDERWRITERS

      The Underwriter has no obligations of any kind to any other party under any Finance Document and references to the ARRANGER in clauses 16.5 to
      16.9 shall be deemed to include a reference to the Underwriter.

17.   DECISIONS OF BANKS AND AGENT

17.1  OBLIGATIONS SEVERAL

      The obligations of each Bank under this Agreement are several; the failure of any Bank to perform such obligations shall not relieve any other Finance Party or the Borrower of any of their respective obligations or liabilities under this Agreement nor shall any Finance Party be responsible for the obligations of any other Finance Party under this Agreement (except to the extent that any person has obligations in different Finance Party capacities).

17.2  INTERESTS SEVERAL

      Notwithstanding any other term of this Agreement (but without prejudice to the provisions of this Agreement relating to or requiring action by the Majority Banks) the interests of the Finance Parties are several and the amount due to each of the Finance Parties is a separate and independent debt. Without prejudice to any other provision of this Agreement (including any requirement for action to be approved or instigated by, or with the consent or approval of, the Majority Banks and, without limitation, clause 17.4), each of the Finance Parties shall have the right to protect and enforce its rights arising out of this Agreement and it shall not be necessary for any other Finance Party to be joined as an additional party in any proceedings for this purpose.

17.3  MAJORITY BANKS

(a) Where this Agreement or any of the Borrower Security Documents provides for any matter to be determined by reference to the opinion of the Majority Banks or to be subject to the consent or request of the Majority Banks or for any action to be taken on the instructions of the Majority Banks, such opinion, consent, request or instructions shall (as between the Banks) only be regarded as having been validly given or issued by the Majority Banks if all the (or, as applicable, all the relevant) Banks shall have received prior notice of the matter on which such opinion, consent, request or instructions are required to be obtained and the relevant majority of (relevant) Banks shall have given or issued such opinion, consent, request or instructions, but so that (as between the Borrower and the Finance Parties) the Borrower shall be entitled (and bound) to assume that such notice shall have been duly received by each Bank and that the relevant majority shall have been obtained to constitute Majority Banks whether or not this is the case.

(b) If, within 10 Banking Days of the Agent despatching to each (relevant) Bank a notice requesting instructions (or confirmation of instructions) from the (relevant) Banks or the agreement of the (relevant) Banks to any amendment, modification, waiver, variation or

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      excuse of performance for the purposes of, or in relation to, any of the
      Finance Documents, the Agent has not received a reply specifically giving or confirming or refusing to give or confirm the relevant instructions or, as the case may be, approving or refusing to approve the proposed amendment, modification, waiver, variation or excuse of performance, then (irrespective of whether such (relevant) Bank responds at a later date) the Agent shall treat any (relevant) Bank which has not so responded as having indicated a desire to be bound by the wishes of 66 2/3 per cent. of those (relevant) Banks (measured in terms of the relevant Commitments of those (relevant) Banks) which have so responded.

(c) For the purposes of this clause 17.3, any (relevant) Bank which notifies the Agent of a wish or intention to abstain on any particular issue shall be treated as if it had not responded.

(d) This clause 17.3 shall not apply in relation to those matters referred to in, or the subject of, clause 16.11(b) and 16.11(c).

17.4  BANKS ACTING TOGETHER

      If the Agent makes a declaration under clause 11.2 the Agent shall, in the names of all the Banks, take such action on behalf of the Banks and conduct such negotiations with the Borrower and any other members of the Group and generally administer the Advances in accordance with the wishes of the Majority Banks. All the Banks shall be bound by the provisions of this clause 17.4 and no Bank shall be entitled to take action independently against the Borrower or any other member of the Group without the consent of the Majority Banks.

18.   CASH COLLATERAL ACCOUNTS

18.1  APPLICATIONS AND WITHDRAWALS

      Each amount from time to time standing to the credit of a Cash Collateral Account shall be applied in accordance with the relevant provisions of the Finance Documents and no other withdrawals may be made from any Cash Collateral Account without the consent of the Agent.

18.2  SECURITY OVER CASH COLLATERAL ACCOUNTS

      The Borrower shall, or shall procure that the relevant other member of the Group shall, execute such further documents as are necessary to ensure that each Cash Collateral Account is charged in favour of the Security Agent to the satisfaction of the Agent.

18.3  INTEREST AND BROKEN DEPOSITS

(a) Each amount from time to time standing to the credit of a Cash Collateral Account shall bear interest by reference to successive deposit periods at the rate at which the Security Agent or, as the case may be, the Cash Collateral Account Bank pays interest on deposits for such period from its corporate customers but the Borrower acknowledges that none of the Finance Parties shall have any responsibility to it for any loss occasioned as a consequence of the application of the amount standing to the credit of any Cash Collateral Account prior to the last day of any such deposit period, such application being expressly permitted by the terms of the Finance Documents.

(b) In respect of each Cash Collateral Account, provided no Default shall have occurred and be continuing, the Security Agent or, as the case may be, the Cash Collateral Account Bank shall, at the request of the Borrower, pay to the Borrower any interest that has accrued on the

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      amount standing to the credit of such Cash Collateral Account. Such interest shall be paid at six-monthly intervals or on such days that the principal amount standing to the credit of such Cash Collateral Account is reduced to zero pursuant to the terms of this Agreement.

18.4  PAYMENTS IN ACCORDANCE WITH THE SENIOR FACILITIES AGREEMENT

      Where this Agreement requires any amount to be paid into a Cash Collateral Account, so long as the Senior Facilities Agreement is still in existence then any payment into a Cash Collateral Account in accordance with the terms of the Senior Facilities Agreement shall satisfy such requirement under this Agreement.

19.   NOTICES AND OTHER MATTERS

19.1  OBLIGATIONS UNCONDITIONAL

      The obligations of the Borrower under this Agreement and the Borrower Security Documents are unconditional and irrevocable (subject to the express provisions of this Agreement or any Borrower Security Document) and shall not be in any way affected or discharged by reason of any matter affecting the Transaction Documents including, without limitation, any breach or alleged breach of the same or any claim that the Borrower or any other member of the Group has, or considers that it has, against any other party to the Transaction Documents. The Borrower acknowledges that any authorisation given under this Agreement or any Borrower Security Document by a Finance Party in relation to the Transaction Documents shall not constitute any representation or warranty by such (or any) Finance Party as to the adequacy or effectiveness of such documents, the purchase consideration payable by the Borrower, the commercial advisability of the Borrower entering into the arrangements contemplated thereby or otherwise.

19.2  ADDRESS FOR NOTICE

      Every notice, request, demand or other communication under this Agreement shall:

      (a) be in writing delivered personally or by first-class prepaid letter (airmail if available) or telefax;

      (b) be deemed to have been received, subject as otherwise provided in this Agreement, in the case of a letter, when delivered personally or 3 days after it has been put into the post and, in the case of a telefax, when a complete and legible copy is received by the addressee (unless the time of despatch of any telefax is after close of business in which case it shall be deemed to have been received at the opening of business on the next business day); and

      (c)   be sent:

            (i)   to the Borrower at:

                  Premier House
                  Centrium Business Park
                  Griffiths Way,
                  St. Albans
                  Herts AL1 2RE

                  Telefax:   01727 815980
                  Attention: Paul Leach

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                  with a copy to:

                  Hicks, Muse, Tate & Furst Limited
                  21 Grosvenor Place
                  London SW1X 7HF

                  Telefax:   020 7201 2222
                  Attention: Lyndon Lea

            (ii)  to the Agent and the Security Agent at:

                  125 London Wall
                  London EC2Y 5AJ

                  Telefax:   020 7777 2360
                  Attention: Amy Redfearn, Agency Loans Department

            (iii) to J.P. Morgan plc as the Arranger at:

                  125 London Wall
                  London EC2Y 5AJ

                  Telefax:   020 7777 4788
                  Attention: John Empson

            (iv)  JPMorgan Chase Bank as the Underwriter at:

                  125 London Wall
                  London EC2Y 5AJ

                  Telefax:   020 7777 4783
                  Attention: Kay Walsh

            (v)   to each Bank at its address or telefax number specified in
                  Schedule 1 or in any relevant Substitution Certificate,

                  or to such other address or telefax number as is notified by the Borrower or a Finance Party, as the case may be, to the Agent and the Agent shall promptly notify the other parties hereto of any such change.

19.3  NOTICE TO AGENT

      Every notice, request, demand or other communication under this Agreement to be given by the Borrower to any other party shall be given to the Agent for onward transmission as appropriate and to be given to the Borrower shall (except as otherwise provided in this Agreement) be given by the Agent.

19.4  NO IMPLIED WAIVER, REMEDIES CUMULATIVE

      No failure or delay on the part of the Finance Parties or any of them to exercise any power, right or remedy under this Agreement or any Borrower Security Document shall operate as a waiver thereof, nor shall any single or partial exercise by the Finance Parties or any of them of any power, right or remedy preclude any other or further exercise thereof or the exercise of any other power, right or remedy. The remedies provided in this Agreement and each of the

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      Borrower Security Documents are cumulative and are not exclusive of any remedies provided by law.

19.5  COUNTERPARTS

      This Agreement may be executed in any number of counterparts and by the different parties on separate counterparts, each of which when so executed and delivered shall be an original, but all counterparts shall together constitute one and the same instrument.

19.6  CONFLICTS

(a) The Borrower acknowledges that JPMorgan Chase Bank and its parent undertakings, subsidiary undertakings and fellow subsidiary undertakings (together the ARRANGER GROUP) may be providing debt finance, equity capital or other services (including financial advisory services) to other persons with which the Borrower may have conflicting interests in respect of the Facility or otherwise.

(b) No member of the Arranger Group shall use confidential information from the Borrower by virtue of the Facility or its relationships with the Borrower in connection with their performance of services for other persons. This shall not, however, affect any obligations that any member of the Arranger Group has as Agent in respect of the Finance Documents. The Borrower also acknowledges that no member of the Arranger Group has any obligation to use or furnish to the Borrower information obtained from other persons for its benefit.

(c) The terms PARENT UNDERTAKING, SUBSIDIARY UNDERTAKING and FELLOW UNDERTAKING when used in this clause have the meaning given to them in sections 258 and 259 of the Act.

19.7  COMMUNICATIONS INDEMNITY

      The Borrower shall indemnify each Finance Party against any cost, claim, loss, expense (including legal fees) or liability together with any VAT thereon which any of the Finance Parties may sustain or incur as a consequence of any telefax communication purporting to originate from a member of the Group to the Agent or the Security Agent being made or delivered fraudulently (unless such cost, claim, loss, expense or liability is caused by the gross negligence or wilful misconduct of such Finance Party). For avoidance of doubt, the Borrower shall only be liable under this indemnity in respect of telefax communications originating or purportedly originating from a member of the Group. Neither the Agent nor the Security Agent shall be liable for any damages arising from the use by unauthorised persons of information or other materials sent through electronic, telecommunications or other information transmission systems that are intercepted by such persons.

19.8  NOTICE OF THE END OF THE FINANCE PERIOD

      Upon each of the Finance Parties and each of the members of the Group ceasing to have any actual or contingent liabilities or obligations under any of the Finance Documents, the Agent shall promptly notify the Borrower that the end of the Finance Period has occurred.

19.9  THIRD PARTY RIGHTS

      No term of this Agreement, other than clause 12.3, is enforceable by a person who is not a party to this Agreement. Each person referred to in clause 12.3 which is not a party to this Agreement (a RELEVANT THIRD PARTY) shall have the right to enforce its respective rights against the parties to this Agreement under such clauses provided that the Finance Party to which such Relevant Third Party is or was connected may, by agreement with the Borrower, vary the rights conferred on such Relevant Third Party by such clauses (without the consent of any Relevant Third Party and shall not be liable to any Relevant Third Party for any of its acts or omissions under this clause 19.9).

20.   GOVERNING LAW

      This Agreement shall be governed by and construed in accordance with English law.

IN WITNESS whereof the parties to this Agreement have caused this Agreement to be duly executed on the date first above written.

                                   SCHEDULE 1

                         THE BANKS AND THEIR COMMITMENTS

BANK                                                           COMMITMENT
                                                                 (POUND)
-------------------------------------------------------------------------
JPMORGAN CHASE BANK                                            75,000,000
-------------------------------------------------------------------------

                                   SCHEDULE 2

                             FORM OF DRAWDOWN NOTICE

                                     PART 1

To:   J.P. Morgan Europe Limited
      125 London Wall                                                     [DATE]
      London EC2Y 5AJ

      Attention: Amy Redfearn, Agency Loans Department

Dear Sirs,

                          SENIOR SUBORDINATED FACILITY
                    AGREEMENT DATED [_] 2003 (THE AGREEMENT)

We refer to the Agreement and hereby give you notice that we wish to draw an Advance under the Facility in the sum of [(pound)_] on _ with payment to be made in accordance with our irrevocable instructions to you contained in clause 8.2 of the Agreement. [We select a first Interest Period in respect thereof of
............... months.] [The first Interest Period in respect thereof to expire on ............................. _]

We confirm that the entire Advance will be used for the purposes described in clause 2.1 of the Agreement.

We confirm that:

(a) no event or circumstance has occurred and is continuing which constitutes a Default; and

(b) the representations and warranties contained in clause 9.1[, 9.2] and 9.3 of the Agreement which are repeated in accordance with clause 9.4 of the Agreement are true and correct in all material respects at the date hereof as if made with respect to the facts and circumstances existing at such date.

Words and expressions defined in the Agreement shall have the same meanings where used herein.

                              For and on behalf of
                            PREMIER FINANCING LIMITED

                              .....................
                                    Director

                                   SCHEDULE 3

             DOCUMENTS AND EVIDENCE REQUIRED AS CONDITIONS PRECEDENT

                                     PART 1

1.    CORPORATE

1.1 A certificate from Premier Holdings, Newco 1, HMTF Poultry, the Borrower and each other Obligor incorporated in England and Wales in the form of annex 1 to this Schedule 3, together with all the documents referred to therein.

1.2 A certificate from Cayman 1 and each Obligor incorporated outside England and Wales substantially in the form of annex 1 to this Schedule 3 with appropriate amendments taking into account its jurisdiction of incorporation, together with all the documents referred to therein.

2.    CREDIT DOCUMENTS

2.1   This Agreement, duly executed by all parties to it.

2.2 The agreed form amendment letter in respect of the Senior Facilities Agreement, duly executed by all parties to it.

2.3   The Third Fee Letters duly executed by the Borrower.

3.    SECURITY DOCUMENTS

3.1   The Intercreditor Agreement, duly executed by all parties to it.

3.2 The Group Debenture duly executed by the Borrower, Premier Holdings and each of the Original Charging Subsidiaries.

3.3 The Share Pledges, duly executed by each of the parties thereto (other than the Security Agent).

3.4 The Bond and Floating Charges duly executed by each of the parties thereto (other than the Security Agent).

3.5 The Standard Securities duly executed by each of the parties thereto (other than the Security Agent).

3.6   The Jonker Fris Security Documents duly executed by Jonker Fris B.V.

3.7 The Intercompany Loan Subordination Deed duly executed by Newco 1 and the Borrower.

3.8 The Investors' Undertaking duly executed by each of Cayman 1, Newco 1 and Premier Holdings.

3.9   The Voting Undertaking duly executed by Cayman 1.

3.10 The Premier Holdings/Borrower Subordination Deed duly executed by Premier Holdings and the Borrower.

3.11 The HMTF Poultry/Borrower Subordination Deed, duly executed by HMTF Poultry and the Borrower.

4.    OPINIONS

4.1   An opinion of Allen & Overy, English legal advisers to the Agent.

4.2 Local law legal opinions from legal advisers to the Agent in the jurisdictions in which Cayman 1 and each Obligor is incorporated.

5.    FINANCIAL

      A letter from the Auditors confirming that they continue to be appointed as the auditors of the Borrower and confirming that they will provide the Auditors' reports in accordance with this Agreement.

6.    MISCELLANEOUS

      A certificate signed by a director of the Borrower confirming that it is in compliance with clause 10.2(f)(ii).

                                     PART 2

1. If entities constituting the Target are to be acquired, the Borrower, or a Purchaser, will acquire 100 per cent. of the ownership interests in those entities (which shall be limited liability entities);

2. The Agent has received (in form and substance satisfactory to it (acting reasonably)) certified copies of board resolutions of:

      (a) the Borrower and (if a different entity) the Purchaser making the relevant Acquisition approving the Acquisition and the Advance of the Facility; and

      (b) the Target, approving the Security Documents to be entered into in accordance with paragraph 10 below;

3. The Agent has received a certificate of an authorised officer of the Borrower confirming that no default is outstanding in respect of the High Yield Bonds, together with a legal opinion from Weil, Gotshal & Manges addressed to the Senior Finance Parties and the Finance Parties (in the same form (save for any consequential amendments) as the legal opinion of Weil Gotshal & Manges, dated 27 May 2002, addressed to the Senior Finance Parties) confirming that no breach of the High Yield Bonds will occur as a result of the Acquisition or the utilisation of the Facility;

4. The Agent has (a) received evidence that, or is otherwise satisfied that, all governmental and third party approvals necessary in connection with the relevant Acquisition have been obtained (without any conditions which are not acceptable to the Agent (acting reasonably)) and (b) received evidence that, or is otherwise satisfied that, (i) all relevant competition authorities have decided not to initiate proceedings in respect of the relevant Acquisition or (ii) the time limit for them to do so has expired without a decision to initiate such proceedings or (iii) there are no grounds on which such proceedings may be brought or (iv) no remedies or conditions will result from any such reference or proceedings which would be reasonably likely to be materially prejudicial to the Senior Finance Parties or the Finance Parties.

5. The Agent has received evidence or is otherwise satisfied that the relevant Acquisition Agreement has become in all respects unconditional in respect of the Acquisition (other than as to the payment of the purchase price for the Acquisition, to the extent funded by the Facility) and that the Acquisition will complete simultaneously with the receipt by the Vendor of the proceeds of the relevant Advances;

6. The Agent has received a funds flow statement (including a statement of all anticipated transaction costs) relating to the Acquisition (which is satisfactory to the Agent (acting reasonably));

7. The Agent has received a certificate from an authorised officer of the Borrower confirming that:

      (a) the arrangements for the Acquisition are in compliance in all material respects with applicable laws and that no provision of any Acquisition Agreement has been amended, extended, supplemented, waived or otherwise modified in a manner which would reasonably be expected to be prejudicial in any material respect to the interests of the Senior Finance Parties or the Finance Parties under the Senior Finance Documents or the Finance Documents respectively;

      (b) the proposed utilisation of the Facility and, if being drawn at the same time in order to fund the Acquisition, the Working Capital Facility (as defined in the Senior Facilities Agreement) would not render the Borrower or any other relevant borrower in breach of any restriction on borrowings applicable to the Borrower or such other borrower in its respective constitutional documents;

      (c) immediately following the completion of the Acquisition, the Target will have no Encumbrances other than Permitted Encumbrances; and

      (d) immediately following the completion of the Acquisition, the Target will have no Borrowed Money other than as permitted by the Senior Facilities Agreement and this Agreement;

8. Prior to the Borrower or (if different) the Purchaser entering into any commitment in respect of the Acquisition, the Agent has received originals of each of the Reports duly addressed to (or capable of being relied upon by) the Senior Finance Parties and the Finance Parties (in each case, in form and substance satisfactory to the Agent (acting reasonably)).

9. The Agent has received pro forma financial statements in respect of the Target, in each case prepared by a reputable accountancy firm, for (a) the previous complete financial year (of 12 months) and (b) the most recently completed 12 month period, showing that the Target (on a consolidated basis, if it has subsidiaries) has had positive EBITDA during both that financial year and 12 month period;

10. Immediately upon completion of the Acquisition, each of the entities comprising the Target shall become a Charging Subsidiary and grant first ranking (in favour of the Senior Finance Parties) and, on the same terms, second ranking (in favour of the Finance Parties) security over the ownership interests in and all of the assets of those entities, in each case in form and substance satisfactory to the Agent (acting reasonably) (together with legal opinions relating thereto in form and substance satisfactory to the Agent (acting reasonably)), unless and to the extent that (i) the execution, delivery and granting of such security would be unavoidably unlawful or is prohibited by statute or beyond the corporate power of the company or corporation concerned (and then only if such corporate power cannot be modified or extended to allow such execution, delivery and granting of security) or would be reasonably likely to result in the directors of the company or corporation concerned incurring actual personal liabilities or (ii) the Agent has determined in its reasonable discretion that the costs (including with respect to mortgage transfer and other taxes) of obtaining or administering such security would be excessive in relation to the value of the security to be afforded thereby or to the extent that obtaining such security would otherwise be impracticable, provided that at all times:

      (a) the pro forma Consolidated EBITDA of the Charging Group (for this purpose measured as if references in the definition of Consolidated EBITDA to the "Group" were references to the "Charging Group") is at least 95 per cent. of the Consolidated EBITDA of the Group;

      (b) the pro forma consolidated turnover of the Charging Group is at least 95 per cent. or more of the consolidated turnover of the Group; and

      (c) the pro forma consolidated total assets of the Charging Group is at least 95 per cent. or more of the consolidated total assets of the Group,

      in each case tested on a rolling 12 months basis as at the end of each Quarter by reference to the most recent management accounts for such Quarter delivered in accordance with clause 10.1(b)(ii) and the most recent audited financial statements delivered in accordance with clause 10.1(b)(i), but assuming that the Target was acquired on the first day of such 12 month period;

11. The Target does not have any material contingent liabilities save to the extent indemnified by the Vendor concerned or insured against or otherwise taken into account on a pound-for-pound basis, in each case to the satisfaction of the Agent (acting reasonably);

12. The Acquisition shall be on arm's length terms and certified copies of the Acquisition Agreements shall be provided to the Agent in form and substance satisfactory to the Agent (acting reasonably);

13. At least 5 Banking Days prior to the Borrower or (if different) the Purchaser entering into any commitment in respect of such Acquisition, the Agent shall have received a revised version of the Financial Model, in form and substance satisfactory to the Agent (acting reasonably), reflecting the proposed Acquisition therein (as set out in the Acquisition Agreements), which shows that:

      (a) the Acquisition would not lead to there being less than 10 per cent. headroom in respect of the Financial Covenants (other than the Capital Expenditure covenant) due to be tested on, and in respect of the Financial Covenant testing period ending on, the Financial Covenant testing date immediately following completion of the Acquisition;

      (b) after consolidating the Target's accounts (consolidated accounts, if it has Subsidiaries) with those of the Group in respect of the previous twelve months on a pro forma basis, the Borrower would have had not less than 10% headroom in respect of the Financial Covenants (other than the Capital Expenditure covenant) due to be tested on, and in respect of the Financial Covenant testing period ending on, the Financial Covenant testing date immediately prior to completion of the Acquisition;

      (c) the Acquisition would not lead to there being less than (pound)15,000,000 headroom in respect of the Working Capital Facility (as defined in the Senior Facilities Agreement) at all times during the following twelve months;

      (d) none of the Financial Covenants will be breached during the Finance Period; and

      (e) no Event of Default will arise under clause 12.1(a) of the Senior Facilities Agreement or clause 11.1(a),

      accompanied by a certificate signed by the chief executive and one other director of the Borrower confirming that on the date of such certificate they believe that the assumptions upon which the forecasts and projections in such revised Financial Model are based, taken as a whole, and those forecasts and projections, are fair and reasonable and confirming that, in making those assumptions and forming those forecasts and projections, the Borrower has taken full and proper account of all contingent liabilities (including, without limitation, contingent environmental liabilities) relating to the assets to be acquired pursuant to the proposed Acquisition;

14. The total amount of the Acquisition Consideration and the transaction costs payable in respect of the Acquisition, when aggregated with those in respect of previous Acquisitions, shall not exceed (pound)110,000,000 (or its equivalent in relevant currencies) (excluding any amount funded by way of Shareholder Injections in the Borrower funded by Hicks Muse or funds or limited partnerships managed by it or other co-investors in Premier Holdings); and

15. The Agent has received a revised version of the structure chart contained in Schedule 7 showing the current structure of the Group and reflecting the Acquisition as if such Acquisition had completed at the date of such chart.

                                    ANNEX 1

                             DIRECTOR'S CERTIFICATE

                                [NAME OF COMPANY]

To: J.P. Morgan Europe Limited as Agent under the senior subordinated facility agreement dated [ ] 2003 between among others, Premier Financing Limited as Borrower, J. P. Morgan plc as Arranger and JPMorgan Chase Bank as Underwriter (the AGREEMENT).

I,          being a director of [Name of Company], a private company with limited liability incorporated and existing under the laws of England and Wales (the COMPANY) hereby certify:

1.    CONSTITUTIONAL DOCUMENTS

      [The documents annexed to this certificate as annexure "A" constitute a true, complete and up to date copy of:

      (a)   the certificate of incorporation;

      (b) each certificate of incorporation on change of name of the Company (if any);

      (c) the certificate of re-registration as a public or private company (if any); and

      (d) the memorandum and articles of association of the Company containing all modifications thereto and there are no other constitutional documents of the Company.]

      [The constitutional documents of the Company delivered to the Senior Agent pursuant to paragraphs 1.1 and 1.2 of schedule 4 to the Supplemental Agreement in connection with the Second Acquisitions remain a true, complete and up to date copy of such documents and no changes have made since the date of that delivery.]

2.    BOARD RESOLUTIONS

(a) The documents annexed to this certificate as annexure "B" are true and complete copies of the minutes of a meeting of the board of directors of the Company duly convened and held on [ ]. The resolutions set out therein were duly passed, are binding and have not been amended or revoked.

(b) The adoption of such resolutions, the entry into the Documents (as defined in the board resolutions referred to above) and the consummation of the transactions contemplated thereby are for the purposes of the corporate benefit of the Company.

3.    COMPANY STATUS

      No administrator has been appointed in respect of the Company, no order has been made or resolution passed for winding up the Company, no application has been presented or documents filed with a court or registrar for the appointment of an administrator in respect of the Company, and no administrative receiver, receiver, or receiver and manager has been appointed in respect of the Company.

4.    NO BREACH OF BORROWINGS LIMIT

      No borrowing limits or other restrictions (or lack of power) in relation to the giving of guarantees or security or otherwise of the Company will be exceeded as a result of the Company entering into the Documents, or borrowing moneys under any Finance Document or Senior Finance Document, or giving the guarantees and security thereunder or incurring or performing the obligations expressed to be assumed by it thereunder.

5.    AUTHORISED SIGNATORIES

      Set out below are true signatures of those persons authorised by the resolutions of the board of directors of the Company referred to in paragraph 2 above to sign any of the Documents and to execute all such undertakings, statements, certificates, notices, acknowledgements and other documents as may be required to be done, signed and executed by or on behalf of the Company in connection with the Documents and otherwise in relation to or ancillary to the same:

NAME                 POSITION              SIGNATURE
[    ]               Director

[    ]               Director

Terms defined in the Agreement shall bear the same meaning when used herein.

Signed: ........................................
        DIRECTOR

Date:   ........................................

                                   SCHEDULE 4

                         CALCULATION OF ADDITIONAL COST

1. The Additional Cost is an addition to the interest rate to compensate Banks for the cost of compliance with (a) the requirements of the Bank of England and/or the Financial Services Authority (or, in either case, any other authority which replaces all or any of its functions) or (b) the requirements of the European Central Bank.

2. On the first day of each Interest Period (or as soon as possible thereafter) the Agent shall calculate, as a percentage rate, a rate (the ADDITIONAL COST RATE) for each Bank, in accordance with the paragraphs set out below. The Additional Cost will be calculated by the Agent as a weighted average of the Banks' Additional Cost Rates (weighted in proportion to the percentage participation of each Bank in the relevant Advance) and will be expressed as a percentage rate per annum.

3. The Additional Cost Rate for any Bank lending through a lending office in a Participating Member State will be the percentage notified by that Bank to the Agent. This percentage will be certified by that Bank in its notice to the Agent to be its reasonable determination of the cost (expressed as a percentage of that Bank's participation in all Advances made from that lending office) of complying with the minimum reserve requirements of the European Central Bank in respect of Advances made from that lending office.

4. The Additional Cost Rate for any Bank lending from a lending office in the United Kingdom will be calculated by the Agent as follows:

                AB+C(B-D)+E x 0.01
                ------------------ per cent. per annum
                     100-(A+C)

      Where:

      A is the percentage of Eligible Liabilities (assuming these to be in excess of any stated minimum) which that Bank from time to time required to maintain as an interest free cash ratio deposit with the Bank of England to comply with cash ratio requirements.

      B is the percentage rate of interest (excluding the Margin and the Additional Cost and, if the Advance is due and payable but unpaid, the additional rate of interest specified in Clause 5.2) payable for the relevant Interest Period for the Advance.

      C is the percentage (if any) of Eligible Liabilities which that Bank is required from time to time to maintain as interest bearing Special Deposits with the Bank of England.

      D is the percentage rate per annum payable by the Bank of England to the Agent on interest bearing Special Deposits.

      E is designed to compensate Banks for amounts payable under the Fees Rules and is calculated by the Agent as being the average of the most recent rates of charge supplied by the Reference Banks to the Agent pursuant to paragraph 7 below and expressed in pounds per (pound)1,000,000.

5.    For the purposes of this Schedule 4:

      (a) ELIGIBLE LIABILITIES and SPECIAL DEPOSITS have the meanings given to them from time to time under or pursuant to the Bank of England Act 1998 or (as may be appropriate) by the Bank of England;

      (b) FEES RULES means the rules on periodic fees contained in the FSA Supervision Manual or such other law or regulation as may be in force from time to time in respect of the payment of fees for the acceptance of deposits;

      (c) FEE TARIFFS means the fee tariffs specified in the Fees Rules under the activity group A.1 Deposit acceptors (ignoring any minimum fee or zero rated fee required pursuant to the Fees Rules but taking into account any applicable discount rate); and

      (d) TARIFF BASE has the meaning given to it in, and will be calculated in accordance with, the Fees Rules.

6. In applying the above formulae, A, B, C and D will be included in the formulae as percentages (i.e. five per cent. will be included in the formula as 5 and not as 0.05). A negative result obtained by subtracting D from B shall be taken as zero. The resulting figures shall be rounded to four decimal places.

7. If requested by the Agent, each Reference Bank shall, as soon as practicable after publication by the Financial Services Authority, supply to the Agent the rate of charge payable by that Reference Bank to the Financial Services Authority pursuant to the Fees Rules in respect of the relevant financial year of the Financial Services Authority (calculated for this purpose by that Reference Bank as being the average of the Fee Tariffs applicable to that Reference Bank for that financial year) and expressed in pounds per (pound)1,000,000 of the Tariff Base of that Reference Bank.

8. Each Bank shall supply any information required by the Agent for the purpose of calculating its Additional Cost Rate. In particular, but without limitation, each Bank shall supply the following information on or prior to the date on which it becomes a Bank:

      (a)   the jurisdiction of its lending office; and

      (b) any other information that the Agent may reasonably require for such purpose.

      Each Bank shall promptly notify the Agent of any change to the information provided by it pursuant to this paragraph.

9. The percentages of each Bank for the purpose of A and C above and the rates of charge of each Reference Bank for the purpose of E above shall be determined by the Agent based upon the information supplied to it pursuant to paragraphs 7 and 8 above and on the assumption that, unless a Bank notifies the Agent to the contrary, each Bank's obligations in relation to cash ratio deposits and Special Deposits are the same as those of a typical bank from its jurisdiction of incorporation with a lending office in the same jurisdiction as its lending office.

10. The Agent shall have no liability to any person if such determination results in an Additional Cost Rate which over or under compensates any Bank and shall be entitled to assume that the information provided by any Bank or Reference Bank pursuant to paragraphs 3, 7 and 8 above is true and correct in all respects.

11. The Agent shall distribute the additional amounts received as a result of the Additional Cost to the Banks on the basis of the Additional Cost Rate for each Bank based on the information provided by each Bank and each Reference Bank pursuant to paragraphs 3, 7 and 8 above.

12. Any determination by the Agent pursuant to this Schedule 4 in relation to a formula, the Additional Cost, an Additional Cost Rate or any amount payable to a Bank shall, in the absence of manifest error, be conclusive and binding on all the parties to this Agreement.

13. The Agent may from time to time, after consultation with the Borrower and the Banks, determine and notify all the Banks and the Borrower of any amendments which are required to be made to this Schedule 4 in order to comply with any change in law, regulation or any requirements from time to time imposed by the Bank of England, the Financial Services Authority or the European Central Bank (or, in any case, any other authority which replaces all or any of its functions) and any such determination shall, in the absence of manifest error, be conclusive and binding on all the parties to this Agreement.

                                   SCHEDULE 5

                        FORM OF SUBSTITUTION CERTIFICATE

                                     PART 1

                               (SINGLE TRANSFERS)

      NB    1.    Banks are advised not to employ Substitution Certificates or otherwise to assign, novate or transfer interests in this Agreement without first ensuring that the transaction complies with all applicable laws and regulations, including the Financial Services and Markets Act 2000 and regulations made thereunder.

            2. It is expected that Banks will enter into separate arrangements dealing with the monies to be paid to the Existing Bank by the Substitute in consideration of the novation (e.g. principal, accrued interest, fees and any mismatched funding adjustment). Unless the Transfer Effective Date is a rollover date, mismatches of parties' funding may arise. This Certificate does not deal with these issues, nor does it deal with any interim risk participation the Existing Bank may grant to the Substitute pending the Transfer Effective Date.

      To: J.P. Morgan Europe Limited on its own behalf, as agent for the Banks and on behalf of the Arranger, the Security Agent, the Underwriter, the Borrower and each other party to the Agreement mentioned below and the Intercreditor Agreement.

      Attention: Amy Redfearn, Agency Loans Department                    [DATE]

                            SUBSTITUTION CERTIFICATE

This Substitution Certificate relates to a Senior Subordinated Secured Credit Facility Agreement (the AGREEMENT) dated [_] 2003 between, among others, Premier Financing Limited as Borrower, J.P. Morgan plc as Arranger, J.P. Morgan Europe Limited as Agent and Security Agent and the persons whose respective names and addresses are set out in Schedule 1 thereto as Banks. Terms defined in the Agreement shall have the same meaning in this Substitution Certificate.

1. [Existing Bank] (the EXISTING BANK) (a) confirms the accuracy of the summary of its participation in the Agreement set out in the schedule below; and (b) requests [Substitute Bank] (the SUBSTITUTE) to accept by way of novation the portion of such participation specified in the schedule hereto by counter-signing and delivering this Substitution Certificate to the Agent at its address for the service of notices specified in the Agreement.

2. The Substitute hereby requests the Agent (on behalf of itself, the other Finance Parties, the Borrower and all other parties to the Agreement) to accept this Substitution Certificate as being delivered to the Agent pursuant to and for the purposes of clause 15.3 of the Agreement and clause 20.4 of the Intercreditor Agreement so as to take effect in accordance with the terms thereof on [date of transfer] (the TRANSFER EFFECTIVE DATE) or on such later date as may be determined in accordance with the terms thereof.

3. The Agent (on behalf of itself, the other Finance Parties, the Borrower and all other parties to the Agreement) confirms the novation effected by this Substitution Certificate pursuant to and for the purposes of clause
      15.3 of the Agreement and clause 20.4 of the Intercreditor Agreement so as to take effect in accordance with the terms thereof.

4.    The Substitute confirms:

      (a) that it has received copies of the Finance Documents and all other documentation and information required by it in connection with the transactions contemplated by this Substitution Certificate;

      (b) that it has not relied upon any statement, opinion, forecast or other representation or warranty made by the Existing Bank, the Arranger, the Underwriter, the Security Agent or the Agent to induce it to enter into this Substitution Certificate;

      (c) that it has made and will continue to make, without reliance on the Existing Bank or any other Finance Party, and based on such documents as it considers appropriate, its own appraisal of the creditworthiness of the Borrower and the Group and its own independent investigation of the financial condition, prospects and affairs of the Acquisition Parties, the Borrower and the Group in connection with the making and continuation of the Facility under the Agreement and the other Finance Documents;

      (d) that neither the Existing Bank nor any other Finance Party shall at any time be deemed to have had or have a duty or responsibility, either historically, initially or on a continuing basis, to provide the Substitute with any credit or other information with respect to the Borrower or any other member of the Group or the Acquisition Parties, whether coming into its possession before the making of any Advance or at any time or times thereafter, other than (in the case of the Agent) as provided in clauses 16.3(a) and 16.5(a) of the Agreement;

      (e) that it has made and will continue to make its own assessment of the legality, validity, enforceability and sufficiency of the Agreement, the Security Documents, each other Finance Document and this Substitution Certificate and has not relied and will not rely on the Existing Bank, the Arranger, the Security Agent or the Agent or any statements made by any of them in that respect;

      (f) that, accordingly, none of the Existing Bank, the Arranger, the Underwriter, the Security Agent and the Agent shall make any representations or warranties in respect of, or shall have any liability or responsibility to the Substitute in respect of, any of the foregoing matters or any other matter referred to in clause 16.7 of the Agreement;

      (g)   that it is [not] a Qualifying Bank; and

      (h) that it has signed an appropriate confidentiality undertaking issued by the Existing Bank.

5. Execution of this Substitution Certificate by the Substitute constitutes its representation to the Existing Bank and all other parties to the Agreement and the Intercreditor Agreement that it has power to become party to the Agreement as a Bank and the Intercreditor Agreement as a Senior Subordinated Bank on the terms herein and therein set out and has taken all necessary steps to authorise execution and delivery of this Substitution Certificate.

6. The Substitute hereby undertakes to the Existing Bank, the Finance Parties, the Borrower and each of the other parties to the Agreement and the Intercreditor Agreement that it will perform in accordance with their respective terms all those obligations which by the terms of the Agreement and the Intercreditor Agreement will be assumed by it after acceptance of this Substitution Certificate by the Agent.

7. Without limiting the above paragraphs, nothing in this Substitution Certificate obliges the Existing Bank to:

      (a) accept any re-transfer from the Substitute of any of the rights, benefits and/or obligations hereby transferred; or

      (b) support any losses incurred by the Substitute by reason of any non-performance by the Borrower or any other party to the Agreement or any of the Security Documents or any document relating thereto of any of its obligations under the same.

8. This Substitution Certificate and the rights and obligations of the parties hereunder shall be governed by and construed in accordance with English law.

9. This Substitution Certificate may be executed in any number of counterparts and by different parties on separate counterparts, each of which when so executed and delivered shall be an original, but all counterparts shall together constitute one and the same instrument.

NOTE: THIS SUBSTITUTION CERTIFICATE IS NOT A SECURITY, BOND, NOTE, DEBENTURE,
      INVESTMENT OR SIMILAR INSTRUMENT.

AS WITNESS the hands of the authorised signatories of the parties hereto on the date appearing below.

                                  THE SCHEDULE

THE FACILITY
Commitment (pound)                                                  Portion  Transferred (pound)

Contribution (pound)             Next Interest Payment Date         Portion  Transferred (pound)

                      ADMINISTRATIVE DETAILS OF SUBSTITUTE

Lending Office:
Account for payments:
Telephone:
Telefax:
Attention:

[Existing Bank]                            [Substitute]
By: ..................................     By:..................................
Date:                                      Date:

The Agent
By:

.......................................
on its own behalf and on behalf of the other Finance Parties, the Borrower and all other parties to the Agreement and the Intercreditor Agreement.

                                     PART 2

                                  (GLOBAL FORM)

NB    1.    Banks are advised not to employ Substitution Certificates or otherwise to assign, novate or transfer interests in this Agreement without first ensuring that the transaction complies with all applicable laws and regulations, including the Financial Services and Markets Act 2000 and regulations made thereunder.

      2. It is expected that Banks will enter into separate arrangements dealing with the monies to be paid to the Existing Banks by the Substitutes in consideration of the novation (e.g. principal, accrued interest, fees and any mismatched funding adjustment). Unless the Transfer Effective Date is a rollover date, mismatches of parties' funding may arise. This Certificate does not deal with these issues, nor does it deal with any interim risk participation the Existing Banks may grant to the Substitutes pending the Transfer Effective Date.

To: J.P. Morgan Europe Limited on its own behalf, as agent for the Banks and on behalf of the Arranger, the Security Agent, the Underwriter, the Borrower and each other party to the Agreement mentioned below and the Intercreditor Agreement.

Attention: Amy Redfearn, Agency Loans Department                          [DATE]

                            SUBSTITUTION CERTIFICATE

This Substitution Certificate relates to a Senior Subordinated Secured Credit Facility Agreement (the AGREEMENT) dated [_] 2003 between among others, Premier Financing Limited as Borrower, J.P. Morgan plc as Arranger, J.P. Morgan Europe Limited as Agent and Security Agent and the persons whose respective names and addresses are set out in Schedule 1 thereto as Banks. Terms defined in the Agreement shall have the same meaning in this Substitution Certificate.

1. Each of the persons set out as Existing Banks in part A of the schedule below (the EXISTING BANKS) (a) confirms the accuracy of the summary of its participation in the Agreement set out in the schedule and (b) requests each of the persons set out as Substitute Banks in Part C of the schedule (the SUBSTITUTES) to accept by way of novation the portion of such participation specified (or calculated as specified) in the schedule by counter-signing and delivering this Substitution Certificate to the Agent at its address for the service of notices specified in the Agreement.

2. Each of the Substitutes hereby requests the Agent (on behalf of itself, the other Finance Parties, the Borrower and all other parties to the Agreement) to accept this Substitution Certificate as being delivered to the Agent pursuant to and for the purposes of clause 15.3 of the Agreement and clause 20.4 of the Intercreditor Agreement, so as to take effect in accordance with the terms thereof on [date of transfer] (the TRANSFER EFFECTIVE DATE) or on such later date as may be determined in accordance with the terms thereof.

3. The Agent (on behalf of itself, the other Finance Parties, the Borrower and all other parties to the Agreement) confirms each of the novations effected by this Substitution Certificate pursuant to and for the purposes of clause 16.3 of the Agreement and clause 20.4 of the Intercreditor Agreement, so as to take effect in accordance with the respective terms thereof.

4.    Each of the Substitutes confirms:

      (a) that it has received copies of the Finance Documents and all other documentation and information required by it in connection with the transactions contemplated by this Substitution Certificate;

      (b) that it has not relied upon any statement, opinion, forecast or other representation (including, without limitation, anything contained in the Information Memoranda) or warranty made by the Existing Banks, the Arranger, the Underwriter, the Security Agent or the Agent to induce it to enter into this Substitution Certificate;

      (c) that it has made and will continue to make, without reliance on the Existing Banks or any other Finance Party, and based on such documents as it considers appropriate, its own appraisal of the creditworthiness of the Borrower and the Group and its own independent investigation of the financial condition, prospects and affairs of the Borrower and the Group in connection with the making and continuation of the Facility under the Agreement and the other Finance Documents;

      (d) that neither the Existing Banks nor any other Finance Party shall at any time be deemed to have had or have a duty or responsibility, either historically, initially or on a continuing basis, to provide the Substitute with any credit or other information with respect to the Borrower or any other member of the Group or the Acquisition Parties whether coming into its possession before the making of any Advance or at any time or times thereafter, other than (in the case of the Agent) as provided in clauses 16.3(a) and 16.5(a) of the Agreement;

      (e) that it has made and will continue to make its own assessment of the legality, validity, enforceability and sufficiency of the Agreement, the Security Documents, each other Finance Document and this Substitution Certificate and has not relied and will not rely on the Existing Banks, the Arranger, the Security Agent or the Agent or any statements made by any of them in that respect;

      (f) that, accordingly, none of the Existing Banks, the Arranger, the Security Agent and the Agent shall make any representations or warranties in respect of, or shall have any liability or responsibility to the Substitute in respect of, any of the foregoing matters or any other matter referred to in clause 16.6 of the Agreement;

      (g) that it is [not] a Qualifying Bank; and [NOTE: SPECIFY FOR EACH SUBSTITUTE INDIVIDUALLY IF APPROPRIATE]

      (h) that it has signed and agrees to be bound by and comply with an appropriate confidentiality undertaking issued by the Existing Banks.

5. Execution of this Substitution Certificate by each of the Substitutes constitutes its representation to each of the Existing Banks and all other parties to the Agreement and the Intercreditor Agreement that it has power to become party to the Agreement as a Bank and the Intercreditor Agreement as a Senior Subordinated Bank on the terms herein and therein set out and has taken all necessary steps to authorise execution and delivery of this Substitution Certificate.

6. Each of the Substitutes hereby undertakes to the Existing Banks, the Finance Parties, the Borrower and each of the other parties to the Agreement and the Intercreditor Agreement that it will perform in accordance with its terms all those obligations which by the terms of the Agreement and the Intercreditor Agreement will be assumed by it after acceptance of this Substitution Certificate by the Agent.

7. Without limiting the above paragraphs, nothing in this Substitution Certificate obliges any of the Existing Banks to:

      (a) accept any re-transfer from any Substitute of any of the rights, benefits and/or obligations hereby transferred; or

      (b) support any losses incurred by any Substitute by reason of any non-performance by any Obligor or any other party to the Agreement or any of the Security Documents or any document relating thereto of any of its obligations under the same.

8. Each of the Substitutes that executes this Substitution Certificate agrees to be bound by this Substitution Certificate notwithstanding that any other person (a NON-SIGNING PARTY) that intended to execute this Substitution Certificate as a Substitute may not do so or may not be effectually bound. In such circumstances, the amount of each Existing Bank's Commitment or Contribution that is transferred pursuant to this Substitution Certificate (as set out in part B of the schedule) shall be reduced pro-rata as between the Existing Banks by the amount which was intended to be transferred to the Non-signing Party.

9. This Substitution Certificate and the rights and obligations of the parties hereunder shall be governed by and construed in accordance with English law.

NOTE: THIS SUBSTITUTION CERTIFICATE IS NOT A SECURITY, BOND, NOTE, DEBENTURE,
      INVESTMENT OR SIMILAR INSTRUMENT.

AS WITNESS the hands of the authorised signatories of the parties hereto on the date appearing below.

                                  THE SCHEDULE

                                     PART A

EXISTING BANKS' COMMITMENTS AND CONTRIBUTIONS BEING EACH OF THEIR PARTICIPATIONS IN THE AGREEMENT AS AT THE DATE OF THIS SUBSTITUTION CERTIFICATE

[Set out each Existing Bank's participation in the Facility]

                                     PART B

                               PORTION TRANSFERRED

[Set out the portion of each Existing Bank's Commitments and Contributions transferred]

The portion of an Existing Bank's Commitments and Contributions to be transferred to a particular Substitute is [as set out below/calculated as follows:]

[set out details or method of calculation]

                                     PART C

[Set out names of Substitute Banks and the aggregate amounts of the Commitments and Contributions being transferred to them]

[Insert execution particulars and each Substitute's administration details]

[Each of the Existing Banks]                    [Each of the Substitutes]
By: ...........                                  By: .........
Date:                                            Date:

The Agent
By:

..........
on its own behalf
and on behalf of the other Finance Parties, the Borrower and all other parties to the Agreement and the Intercreditor Agreement.

                                   SCHEDULE 6

                   THE GROUP AS AT THE DATE OF THIS AGREEMENT

The Borrower (company number 3713662)

ORIGINAL CHARGING SUBSIDIARIES

ENGLISH

Beeson Group Limited (company number 1721453)
C & TH (Calne) Limited (company number 183952)
Chivers Hartley Limited (company number 2081705)
Country Farms Limited (company number 305182)
Curf Farms (Chatteris) Limited (company number 1461987)
FMC (Meat) Limited (company number 671705)
Formwood Group (UK) Limited (company number 2046126)
Formwood Group Limited (company number 2175715)
H (Barnstaple) Limited (company number 2047347)
HL Foods Limited (company number 2560855)
Hillsdown Ambient Foods Group Limited (company number 1220754) Hillsdown Europe Limited (company number 2662027)
Hillsdown International Limited (company number 1943509) Hillsdown Investments Limited (company number 1871848) Hillsdown UK Limited (company number 1638448)
Hobson Limited (company number 1778744)
Horberry & Baker Limited (company number 1428538)
Lamberde Properties Limited (company number 2277876)
MBM Mosspak Limited (company number 753373)
MBM Produce Limited (company number 426939)
Northwest Prime Investments Limited (company number 2641825) Premier Ambient Products (UK) Limited (company number 4427006) Premier Financing Limited (company number 3716362)
Premier International Foods UK Limited (company number 314272) Rowe, Manchett & Till Limited (company number 1746676)
Rugby Securities Limited (company number 1869278)

SCOTTISH

Melroses Limited (company number 99843)
Premier Brands Limited (company number 96055)
Ridgways Limited (company number 105097)
Robert Wilson & Sons (Est. 1849) Limited (company number 20563)

DUTCH

Hillsdown Holland B.V.
Hillsdown International B.V .
Jonker Fris B.V.

FRENCH

Hillsdown Holdings France S.A.S.
Materne Boin S.A .
Premier Brands France S.A .

OTHER SUBSIDIARIES

ENGLISH

Anglo European Food Group Limited (company number 1044222)
Branstons Limited (company number 1081647)
Curf Growers Limited (company number IP2250612)
FMC Limited (company number 671701)
FMC Products Limited (company number 549467)
Glengettie Tea Company Limited (company number 311427)
Guy Morton & Sons Limited (company number 1059522)
Harvest Agriculture Limited (company number 615823)
Haywards Foods Limited (company number 2627084)
HF Pension Scheme Trustees Limited (company number 2375077) Hillsdown Holdings Pension Trustees Limited (company number 2735596) HMTF Poultry Limited (company number 3808291)
Honeysuckle Foods Limited (company number 3096231)
J.B. Eastwood Limited (company number 623022)
Kardomah Limited (company number 4059)
Marsh and Baxter Limited (company number 444678)
Meriden Tea Company Limited (company number 0444592)
North Devon Pension Scheme Trustees Limited (company number 2375072) Premier Beverages Limited (company number 1676914)
Crosse & Blackwell Limited (company number 587165)
Premier Brands Pensions Trustees Limited (company number 2084542) Sarson's Limited (company number 274999)
Premier Preserves Limited (company number 1128631)
Premier Teas Limited (company number 2092180)
Pyke Holdings Limited (company number 101992)
Stratford-Upon-Avon Foods Limited (company number 4143852)
Sykes International Limited (company number 477546)
The London Fruit & Herb Company Limited (company number 01648788) The London Herb & Spice Co. Limited (company number 1183027)
The Specialist Soup Company Limited (company number 24168)

Typhoo Tea Limited (company number 371003)
Vic Hallam Limited (company number 387108)
Vic Hallam Holdings Limited (company number 301131)
W. Beeson (London and Dunbar) Limited (company number 523736)
Winsford Bacon Company Limited (company number 855389)
Welgro Limited (company number 02313775)

GERMAN

Diamond Food Lebensmittelhandel GmbH
Formwood Deckensysteme GmbH *

ISLE OF MAN

Citadel Insurance Company Limited (company number 30246)

SCOTTISH

Premier Brands Exports Limited (company number 96054)
Premier Brands Overseas Limited (company number 96053)
Premier Food Limited (company number 105098)
Somniculous No.1 Limited (company number 78060)
Somniculous No.2 Limited (company number 79694)

DUTCH

Formwood Ceilings BV
Formwood Holdings BV *
Luxrite BV *

Hillsdown International Finance B.V.

SPAIN

MBM Spain S.A.

FRENCH

Hillsdown Paris SA
Favois Industrie SA
SCI du Verger

SWITZERLAND

Confitech AG

* denotes companies in liquidation or dissolution proceedings at the date of this Agreement.

                                   SCHEDULE 7

                                STRUCTURE CHART
                               [STRUCTURE CHART]

                    [HILLSDOWN INTERNATIONAL LIMITED CHART]

                                                      All shareholdings are 100%
                                                      unless stated otherwise

                                   SCHEDULE 8

                   FINANCIAL UNDERTAKINGS AND ACCOUNTING TERMS

1.    FINANCIAL UNDERTAKINGS:

      The Borrower undertakes with each of the Finance Parties that, throughout the Finance Period, it will ensure that:

1.1   Total Net Interest Cover:

      The ratio of Consolidated EBITDA to Consolidated Net Interest Charges in respect of each period set out in column A and measured at the last day of the last month in such period shall be not less than the ratio set out in column B:

A                                                                 B

PERIOD OF 12 MONTHS ENDING ON:
31 December 2003                                                  2.00:1
31 March 2004                                                     2.00:1
30 June 2004                                                      2.25:1
30 September 2004                                                 2.25:1
31 December 2004                                                  2.40:1
31 March 2005                                                     2.40:1
30 June 2005                                                      2.50:1
30 September 2005                                                 2.50:1
31 December 2005                                                  2.60:1
31 March 2006                                                     2.60:1
30 June 2006                                                      2.75:1
30 September 2006                                                 2.75:1
31 December 2006                                                  3.00:1
31 March 2007                                                     3.00:1
30 June 2007                                                      3.20:1
30 September 2007                                                 3.20:1
31 December 2007                                                  3.50:1
31 March 2008                                                     3.50:1
30 June 2008                                                      3.75:1
30 September 2008                                                 3.75:1
and thereafter (on a rolling 12 month basis,                      3.75:1
at the end of each Quarter)

1.2   Consolidated Fixed Charge Cover Ratio:

      The Consolidated Fixed Charge Cover Ratio in respect of each period set out in column A and measured at the last day of the last month in such period shall not be less than the ratio set out in column B:

      A                                                           B

      PERIOD OF 12 MONTHS ENDING ON:

      31 December 2003                                            1.00:1

      and thereafter (on a rolling 12 month basis,                1.00:1
      on each 30 June and 31 December)

1.3   Total Net Debt to Consolidated EBITDA:

      The ratio of the Total Net Debt as at the end of, to Consolidated EBITDA in respect of, each period set out in column A and measured at the last day of the last month in such period shall not be greater than the ratio set out in column B:

A                                                                 B

PERIOD OF 12 MONTHS ENDING ON:
31 December 2003                                                  4.65:1
31 March 2004                                                     4.30:1
30 June 2004                                                      4.30:1
30 September 2004                                                 3.90:1
31 December 2004                                                  3.90:1
31 March 2005                                                     3.65:1
30 June 2005                                                      3.65:1
30 September 2005                                                 3.30:1
31 December 2005                                                  3.30:1
31 March 2006                                                     3.00:1
30 June 2006
30 September 2006                                                 3.00:1
and thereafter (on a rolling 12 month basis,                      3.00:1
at the end of each Quarter)

1.4   Maximum Capital Expenditure:

      It will not, and will procure that no other member of the Group will, undertake any, or enter into any financial commitments with respect to, Capital Expenditure in any financial year if the total Capital Expenditure of all members of the Group in such financial year would exceed the Budgeted Capital Expenditure for such financial year but so that, during the Finance Period, the Borrower can incur additional Capital Expenditure which is not otherwise permitted under this paragraph 1.4 not exceeding, in aggregate, (pound)10,000,000 (or its equivalent at the date of expenditure).

2.    ACCOUNTING TERMS:

      In clause 6.7 and paragraph 1 of this Schedule 8 accounting terms are used and shall be construed in accordance with the Appropriate Accounting Principles but so that:

      ACQUISITION COSTS means all fees, costs, expenses and Taxes incurred by any member of the Group in connection with the negotiation, preparation, execution, notarisation and registration of the Transaction Documents, the Finance Documents and the High Yield Bonds Documents and otherwise in connection with the making of an Acquisition;

      CAPITALISED LEASE OBLIGATIONS means, with respect to any person, any rental obligation (including, without limitation, any hire purchase payment obligation) which, under the Appropriate Accounting Principles, would be required to be treated as a Finance Lease or otherwise capitalised on the books of such person in accordance with such principles;

      CONSOLIDATED CURRENT ASSETS means, at any relevant time, the aggregate of the current assets of the Group at such time but excluding cash in hand or at bank and the amount of fixed asset debtors calculated on a consolidated basis which would fall to be included as current assets in a consolidated balance sheet of the Group drawn up at such time in accordance with the Appropriate Accounting Principles;

      CONSOLIDATED CURRENT LIABILITIES means, at any relevant time, the aggregate of the current liabilities of the Group at such time but excluding the amount of fixed asset creditors, Consolidated Net Interest Charges, Borrowed Money, Taxes, dividends and debit balances on bank accounts calculated on a consolidated basis which would fall to be included as current liabilities in a consolidated balance sheet of the Group drawn up at such time in accordance with the Appropriate Accounting Principles;

      CONSOLIDATED EBITDA means, in respect of any period, the consolidated trading profits, but before:

      (a)   exceptional items and extraordinary items;

      (b)   profits and losses on disposals of capital assets;

      (c)   deduction of Acquisition Costs;

      (d)   amortisation of goodwill and other intangible assets;

      (e)   depreciation;

      (f)   Consolidated Net Interest Charges and Taxes; and

      (g)   any non-cash charges and non-cash income,

      of the Group for such period and before taking into account the applicable share of any profit (except to the extent received in cash) or loss of any joint venture or associate and after deducting (to the extent otherwise included) profits (or adding back losses) attributable to minority interests in Group members, provided that for the purposes of clause 10.2(f) and the determination of compliance with the Financial Covenants in paragraphs 1.1 and 1.3 of this Schedule 8 Consolidated EBITDA shall include the trading profits (adjusted as set out above in this definition) of (or attributable to) any business or assets that have been acquired by the Group pursuant to a Permitted Acquisition, calculated on the same basis as trading profits for the Group for such period as if such acquisition had occurred on the first day of the relevant period for which Consolidated EBITDA is being calculated;

      CONSOLIDATED EXCESS CASH FLOW means, in respect of any financial year, the amount of the Consolidated EBITDA for such financial year after (without double counting) adding:

      (a) any decrease in Consolidated Net Working Capital (excluding amortisation of upfront fees and expenses in relation to the Senior Facilities and the Senior Facility);

      (b)   any receipts of cash exceptional and extraordinary items;

      (c)   any refund received on account of Taxes paid; and

      (d) cash dividends and other similar cash payments received in respect of investments;

      and after deducting:

      (a)   Consolidated Net Interest Charges;

      (b) all repayments and prepayments (other than mandatory prepayments made pursuant to clauses 6.4, 6.6, 10.6(b) or 10.6(f)(xii) or the equivalent provisions of the Senior Facilities Agreement) of the Advances, the Term Advances (as defined in the Senior Facilities Agreement) (and under the Working Capital Facility (as defined in the Senior Facilities Agreement) to the extent cancelled) made during such financial year (on the basis that for this purpose crediting moneys to a Cash Collateral Account (or a cash collateral account maintained for the purposes of the Senior Facilities Agreement) pending prepayment will be deemed to be an actual prepayment);

      (c) the principal amount of scheduled rental payments of Capitalised Lease Obligations during such financial year (whether or not actually paid);

      (d) Net Proceeds which are not yet unapplied Net Proceeds (as defined in clause 6.6(ii));

      (e) payments in respect of Capital Expenditure excluding the principal amount of Indebtedness incurred in connection with such expenditure;

      (f) any increase in Consolidated Net Working Capital (excluding amortisation of upfront fees and expenses in relation to the Senior Facilities and the Facility);

      (g)   any payments of cash exceptional and extraordinary items;

      (h)   Taxes paid;

      (i) the amount of carry over of Budgeted Capital Expenditure into the next financial year;

      (j) the aggregate net increase (or adding back the aggregate net decrease) in all loans or credit made in cash pursuant to clause 10.6(i)(iv) or (ix);

      (k) the aggregate amount of Permitted Acquisitions made which were funded as referred to in clause 10.6(s)(ii)(D);

      (l) the aggregate amount of Equity Permitted Payments and Intercompany Loan Permitted Payments made; and

      (m) the aggregate net increase (or adding back the aggregate net decrease) in all deposits required to be made in connection with Derivatives Transactions permitted under clause 10.5.

      The amount so produced shall be calculated (showing the calculations on which it is based) in respect of each relevant financial year by the Borrower who shall instruct the Auditors to deliver to the Agent a statement as to the amount of the Consolidated Excess Cash Flow confirming that in all material respects the calculation has been made in accordance with the audited consolidated financial statements of the Group for such year and the provisions of this paragraph 2 of Schedule 8, such Auditors' statement to be delivered to the Agent together with such audited consolidated financial statements in accordance with clause 10.1(b)(i);

      CONSOLIDATED FIXED CHARGES means, in respect of any period, the aggregate of:

      (a)   Consolidated Net Interest Charges in respect of such period; and

      (b) the total amount of scheduled repayments of the Term Advances (as defined in the Senior Facilities Agreement);

      CONSOLIDATED FIXED CHARGE COVER RATIO means, in respect of any period, the ratio of:

      (a) Consolidated EBITDA plus cash exceptional and extraordinary items received in such period less (i) the amount (if any) by which Capital Expenditure during such period exceeds the amount of any carry over of Budgeted Capital Expenditure from the previous financial year (and so that if the amount of any such carry over is greater than the amount of Capital Expenditure this sub-paragraph
            (i) shall be zero) and (ii) any amount payable (or reasonably likely to be payable) in respect of Taxes during such period (or in respect of any prior period (to the extent not previously taken into account in determining the Consolidated Fixed Charge Cover Ratio)) and (iii) cash exceptional and extraordinary items paid during such period; to

      (b)   Consolidated Fixed Charges for such period;

      CONSOLIDATED NET INTEREST CHARGES means, in respect of a period, the aggregate (calculated on a consolidated basis) of all continuing regular or periodic costs, charges and expenses incurred in effecting, servicing or maintaining any Borrowed Money of the Group (other than the Subordinated Shareholder Loans) in respect of such period (but not agency or arrangement fees) including:

      (a) cash interest, guarantee, fronting and ancillary facility fees and commitment fees on any form of such Borrowed Money accrued or paid as an obligation of any member of the Group during the period, including the interest element of Finance Leases;

      (b) the consideration given by the Group during the period by way of discount in connection with such Borrowed Money by way of acceptance credit, bill discounting or other like arrangement accrued or, as the case may be, paid in respect of such Borrowed Money; and

      (c) net payments in relation to interest rate hedging arrangements after deduction of net income in relation to interest rate hedging arrangements;

      less the amount of interest accrued or, as the case may be, paid on cash balances and Cash Equivalents of the Group during such period, provided that for the purposes of clause 10.2(f) and the determination of compliance with the Financial Covenants in paragraphs 1.1 and 1.3 of this
      Schedule 8 Consolidated Net Interest Charges shall include all the costs, charges and expenses referred to above (less the deductions referred to above) incurred in effecting, servicing or maintaining any Borrowed Money of, or any Borrowed Money incurred by the Group for the purposes of the acquisition (including the refinancing of any Borrowed Money) of, any business or assets that have been acquired by the Group pursuant to a Permitted Acquisition, calculated on the same basis as such costs, charges and expenses (and deductions) are calculated by the Group for such period as if such acquisition had occurred on the first day of the relevant period for which Consolidated Net Interest Charges are being calculated;

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      CONSOLIDATED NET WORKING CAPITAL means, at any time, Consolidated Current
      Assets at such time less Consolidated Current Liabilities at such time;
      and

      TOTAL NET DEBT means the principal element of Indebtedness incurred by the Group in respect of all Borrowed Money (including, without limitation, pursuant to the Senior Facilities Agreement, this Agreement or the Intercompany Loan Agreement but excluding the Subordinated Shareholder Loans and interest accruing on the Premier Holdings/Borrower Loan Agreement) net of cash and Cash Equivalents;

      Provided that no amount shall be added or deducted more than once in any definition.

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

                                   SCHEDULE 9

                         FORM OF ANNUAL AUDITOR'S REPORT

To:   J.P. Morgan Europe Limited
      125 London Wall
      London EC2Y 5AJ

Attention: Amy Redfearn, Agency Loans Department                        [Date]

Dear Sirs

 SECURED CREDIT FACILITY AGREEMENT DATED [_] 2003 (AS FROM TIME TO TIME FURTHER
         AMENDED, VARIED, EXTENDED, RESTATED OR REPLACED (THE AGREEMENT)

We refer to the Agreement and deliver this Certificate in respect of the financial year ended [ ] pursuant to clause 10.1(b)(iv) thereof. Terms defined in the Agreement shall have the same meaning when used in this Certificate.

1. We confirm that on or as of the last day of the financial year ending [ ], as determined by reference to the audited accounts of the Group in respect of such financial year:

      (a) The ratio of Consolidated EBITDA to Consolidated Net Interest Charges for such financial year was [ ];

      (b) The Consolidated Fixed Charge Cover Ratio for such financial year was [ ];

      (c) The ratio of Total Net Debt to Consolidated EBITDA for such financial year was [ ]; and

      (d)   Capital Expenditure during such financial year was [ ].

Based on the above, we confirm that the Borrower was in compliance with the Financial Covenants [or, if not, indicate the extent of any non-compliance] as at the end of such financial year.

2. We confirm that, as determined by reference to the audited accounts of the Group in respect of such financial year, on or as of the last day of the financial year ending [ ]:

      (a) the pro forma Consolidated EBITDA of the Charging Group (measured as if references in the definition of Consolidated EBITDA to the GROUP were references to the CHARGING GROUP) constitutes [95 per cent. or more] of the Consolidated EBITDA of the Group;

      (b) the pro forma consolidated turnover of the member of the Charging Group constitutes [95 per cent. or more] of the consolidated turnover of the Group; and

      (c) the pro forma consolidated total assets of the members of the Charging Group constitute [95 per cent. or more] of the consolidated total assets of the Group,

      in each case tested on a rolling 12 months basis and therefore that the Borrower was in compliance with the undertaking set out in clause
      10.2(f)(ii) as at [   ].

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

3. We confirm that, as determined by reference to the audited accounts of the Group in respect of the financial year ending [ ], on or as of the last day of such financial year, the members of the Group which were Material Entities within the meanings of sub-paragraph (c)(i), (ii), (iii) or (iv) of the definition of MATERIAL ENTITY were: [ ]

                              For and on behalf of
                               [Name of Auditors]

           ..........................................................

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

                                  SCHEDULE 10

                                HICKS MUSE'S FEES

1. Fees due and payable pursuant a monitoring and oversight agreement dated 10 August 1999 by and between the Borrower and Hicks, Muse & Co. Partners, L.P., a Texas limited partnership (HMCO) (in such form, the MONITORING AGREEMENT), in the amount of an annual monitoring fee of (pound)1,170,000 which monitoring fee shall be adjusted on January 1 of each calendar year to an annual amount equal to (A) the budgeted consolidated annual net sales of the Borrower and its Subsidiaries for the then current fiscal year, multiplied by (B) 0.1%; provided however, that the monitoring fee shall never be less than (pound)1,170,000.

2. Pro rata share of Allocable Expenditures reimbursed by the Borrower pursuant to that certain Monitoring Agreement. ALLOCABLE EXPENDITURES being defined as all variable, fixed and other costs, expenses, expenditures, charges or obligations (including without limitation letters of credit, deposits, etc.) that are related to assets utilized, services provided, or programs administered by HMCo or its affiliates in connection with the performance by HMCo of financial oversight and monitoring services on behalf of the Borrower and other participating acquired companies, including without limitation corporate airplanes, charitable contributions, retainers for lobbyists and other professionals, and premiums and finance charges for director and officer insurance maintained for representatives of HMCo or its affiliates.

3. Fees due and payable pursuant a financial advisory agreement dated 10 August 1999 between the Borrower and HMCo (in such form, the ADVISORY AGREEMENT) constituting a financial advisor fee for HMCo in the amount of (pound)9,633,000.

4. Fees due and payable pursuant to the Advisory Agreement constituting compensation for HMCo's financial advisory, investment banking and other similar services rendered in connection with any Subsequent Transaction in the amount of a cash fee equal to 1.5% of the total value of the Subsequent Transaction, including, without limitation, the aggregate amount of the funds required to complete the Subsequent Transaction (excluding any fees payable pursuant to the Advisory Agreement with respect to Subsequent Transactions) including the amount of the indebtedness, preferred stock or similar items assumed (or remaining outstanding). SUBSEQUENT TRANSACTION means, collectively, any future proposals for a tender offer, acquisition, sale, merger, exchange, offer, recapitalization, restructuring or other similar transaction directly or indirectly involving the Borrower, or any of its Subsidiaries, and any other person or entity.

5. Reimbursement of reasonable disbursements and out-of-pocket expenses (including fees and disbursements of counsel) incurred by HMCo pursuant to the Advisory Agreement.

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

                                   SIGNATORIES

THE BORROWER

SIGNED for and on behalf of                     )
PREMIER FINANCING LIMITED                       )      PAUL LEACH
by:                                             )      PAUL THOMAS

(with authority to the Agent to incorporate into the original document)

THE ARRANGER

SIGNED for and on behalf of                     )
J.P. MORGAN PLC                                 )      JOHN EMPSON
by:                                             )

THE AGENT

SIGNED for and on behalf of                     )
J.P. MORGAN EUROPE LIMITED.                     )      ROGER KEAN
by:                                             )

THE UNDERWRITER

SIGNED for and on behalf of                     )
JPMORGAN CHASE BANK                             )      CYRUS MEHTA
by:                                             )

THE SECURITY AGENT

SIGNED for and on behalf of                     )
J.P.MORGAN EUROPE LIMITED                       )      ROGER KEAN
by:                                             )

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